   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      KROLL RISK CONSULTING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           8748                          13-4131019
(State or other jurisdiction of    (Primary Standard Industrial            (IRS Employer
 incorporation or organization     Classification Code Number)         Identification Number)

                                900 Third Avenue
                            New York, New York 10022
                                 (212) 593-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jules B. Kroll
                             Chairman of the Board
                      Kroll Risk Consulting Services, Inc.
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 593-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

                             SABRINA H. PEREL, ESQ.
                       Vice President and General Counsel
                      Kroll Risk Consulting Services, Inc.
                                900 Third Avenue
                            New York, New York 10022
                                 (212) 593-1000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION
            TO BE REGISTERED                 REGISTERED             SHARE(1)             PRICE(1)               FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share.................................  8,500,000 shares           $11.91            $101,232,000         $26,725.25
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) based on the book value per share of the registrant's common stock as of June 30, 2000.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          SUBJECT TO COMPLETION OR AMENDMENT, DATED SEPTEMBER 21, 2000

                                8,500,000 SHARES

                                     [LOGO]

                      KROLL RISK CONSULTING SERVICES, INC.

                                  COMMON STOCK
                            ------------------------

     This prospectus covers shares of the common stock of Kroll Risk Consulting Services, Inc. ("KRCS") that will be issued in a reorganization and split-up of The Kroll-O'Gara Company. KRCS currently is a wholly-owned subsidiary of Kroll-O'Gara. After the split-up, KRCS will be an independent company that continues Kroll-O'Gara's investigations and intelligence services business.

     As part of the split-up, unless you dissent to the reorganization and the split-up, you will receive a distribution of 0.38 shares of KRCS common stock for each share of Kroll-O'Gara common stock owned by you on the record date of the distribution. You will receive only whole shares of KRCS common stock and cash in payment for any fractional share. In the split-up, you will also receive shares of common stock of The O'Gara Company, which is covered by The O'Gara Company's separate prospectus that has been delivered to you with this prospectus. In addition, a proxy statement of Kroll-O'Gara that describes the reorganization and split-up has also been provided to you.

     There is currently no public market for our common stock, but we have applied for our common stock to be listed on the Nasdaq National Market under the symbol "KRCS." We cannot assure you that our stock will be listed on the Nasdaq National Market.

     OWNERSHIP OF OUR COMMON STOCK INVOLVES SOME RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DISTRIBUTE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO DISTRIBUTE THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO RECEIVE THESE SECURITIES IN ANY STATE WHERE THE OFFER OR DISTRIBUTION IS NOT PERMITTED.

                               TABLE OF CONTENTS

Prospectus Summary..................     3
Risk Factors........................     9
Forward-Looking Statements..........    14
Dividend Policy.....................    15
Use of Proceeds.....................    15
The Split-Up........................    16
Pro Forma Capitalization............    18
Selected Financial and Operating
  Data..............................    19
Unaudited Pro Forma Combining
  Condensed Financial Statements....    22
Management's Discussion and Analysis
  of Pro Forma Financial Condition
  and Pro Forma Results of
  Operations........................    33
Business............................    46
Management..........................    56
Executive Compensation and Benefit
  Plans.............................    60
Relationship with The O'Gara
  Company...........................    65
Principal Stockholders and Stock
  Holdings of Management............    67
Certain Relationships and Related
  Party Transactions................    68
Description of Capital Stock........    70
Legal Matters.......................    72
Independent Public Accountants......    72
Independent Auditors................    72
Where You Can Find More
  Information.......................    72
Financial Statements of The
  Kroll-O'Gara Company..............   F-1

                               PROSPECTUS SUMMARY

     As used in this prospectus, unless the context otherwise requires, "we", "us", "our" and "KRCS" refer to Kroll Risk Consulting Services, Inc. and its subsidiaries. This summary highlights information relating to our company and our common stock being distributed in the split-up of The Kroll-O'Gara Company. It may not contain all the information that is important to you. See "Where You Can Find More Information". You should read the entire prospectus carefully, including the risk factors and the historical and pro forma consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                  THE COMPANY

     Governments, businesses and individuals worldwide are increasingly recognizing the need for services that mitigate the growing risks associated with uninformed decisions based upon incomplete or inaccurate information, as well as services designed to reduce risks associated with white-collar crime, fraud and physical threats. Through our network of 53 offices in 18 countries, we help our customers solve their risk problems and take advantage of opportunities through information, analysis, planning and support.

     KRCS has its origins in Kroll Associates, Inc., which was founded in 1972 by Jules B. Kroll to provide internal fraud investigative services. During the late 1970s, Kroll Associates expanded the scope of its operations to include other services such as business intelligence, due diligence for financial transactions and intelligence gathering in connection with hostile takeovers and crisis management. We have continued to expand our service offering to include the following:

     - business investigations and intelligence services, including nonfinancial due diligence, litigation support, fraud investigations, monitoring services and special inquiries and intellectual property infringement investigations;

     - corporate services, including pre-employment background checking, drug testing, surveillance and vendor integrity programs;

     - financial services, including forensic accounting, recovery and restructuring, asset tracing and analysis services and pre-acquisition financial due diligence;

     - security services, including risk and crisis management, security architecture and design, corporate security planning and executive protection, and electronic countermeasures; and

     - technology services, including computer forensics, data recovery and litigation and systems support services.

     This array of complementary services allows us to provide solutions for a wide range of issues. In the past five years, we have handled a variety of matters worldwide for our clients, including more than:

     - 11,000 investigative matters;

     - 4 million drug tests;

     - 740,000 background checks; and

     - 2,000 forensic accounting engagements.

     We consistently handle high profile cases such as monitoring of the International Brotherhood of Teamsters' elections at the request of the U.S. Department of Justice; security consulting for the Port Authority of New York following the World Trade Center bombing regarding future risk mitigation and prevention; and searching for Saddam Hussein's assets on behalf of the Kingdom of Kuwait. For the twelve months ended December 31, 1999, we had pro forma net sales of $203.4 million; for the six months ended June 30, 2000, we achieved pro forma net sales of $109.7 million.

     In late 1997, a subsidiary of The O'Gara Company merged into Kroll Holdings, Inc., the parent of Kroll Associates, Inc., and The O'Gara Company changed its name to The Kroll-O'Gara Company. In April 2000, Kroll-O'Gara's board of directors decided to reorganize the company in order to resolve internal management conflicts by splitting it into two new public companies which will continue the principal historical Kroll and O'Gara businesses. KRCS is the new corporation organized to become the public holding company for, and to continue to operate and manage, Kroll-O'Gara's investigations and intelligence services business.

                             COMPETITIVE STRENGTHS

     Global Brand Name. We are one of the leading global providers of investigations, intelligence and risk mitigation consulting services. The Kroll brand name has been associated with high quality, performance and reliability since the 1970's. We believe that the strength of this brand name recognition enables us to obtain many investigative engagements around the world.

     Strong Global Platform. With 53 offices and more than 2,000 employees in 18 countries, we are able to provide risk mitigation consulting services to governments and multinational corporations. Our global platform allows us to address those issues with skilled investigators and consultants who have first hand knowledge of local customs, business practices and information. This competitive advantage has allowed us to develop our global client base, build stronger relationships with existing multinational clients for future business and market our services all over the world. For the six months ended June 30, 2000, approximately 39% of our revenues were derived from services provided outside the U.S.

     Broad Service Offering. We believe that our broad service offering and our strong global platform have positioned us as one of the leading worldwide providers of risk mitigation consulting services. We have a wide range of skills and experience which enables us to provide many different risk mitigation solutions ranging from preventive measures through responsive actions intended to minimize damage. As multinational corporations continue to expand into new locations, we believe that our broad service offering and global platform position us strongly for the future.

     Experienced Management Team. We are led by a strong group of senior executives experienced in the security and crime enforcement industry. Our Chairman, Jules B. Kroll, has been a recognized leader in the private security consulting business since the 1970's. Michael G. Cherkasky, our President and Chief Executive Officer, who has been with us since 1994, is a former Assistant District Attorney and was Chief of the District Attorney's Investigation Division in New York County. Michael D. Shmerling, our Chief Operating Officer, has been involved in the criminal justice system for more than 13 years, having formed businesses dealing with prison transportation and correctional facility management prior to his service at KRCS. Michael J. Slattery, Jr., our Executive Vice President, has served as a Special Agent of the Federal Bureau of Investigations for 11 years. Michael A. Beber, Executive Vice President, Strategic Development, has practiced exclusively in the area of forensic accounting for more than 15 years and has advised corporations on due diligence strategies for more than eight years.

     Stable, Diversified Client Base. We serve a diverse customer base, including large multinational corporations, medium and small businesses, individuals, law firms, investment and commercial banks, U.S. governmental agencies and foreign governments. We believe that we have a stable client base because of the fact that approximately 75% of our clients have used our services within the past 24 months.

                               BUSINESS STRATEGY

     We plan to increase our profitability and revenues by developing our competitive strengths and taking advantage of favorable industry conditions, including projected industry growth, a consolidating market and international corporate expansion, as well as the following strategies:

     Expand Existing Customer Base. We are able to offer our client base a single source for global risk mitigation consulting services. In order to take advantage of marketing opportunities, we utilize a global account manager program. This program ensures that the full range of our services within each operating group around the world is effectively marketed to our clients. Our global account managers are compensated based upon the total relationship with a client. This program improves communication and client knowledge about our organization and services and broadens our relationship with our clients.

     Capitalize on Growing International Opportunities. With the continued growth of cross-border business transactions, companies are exposed to greater economic and political uncertainty. We intend to capitalize on this trend by using our respected brand name and business platform to attract new business opportunities. Additionally, we will continue to expand our physical presence into areas that are of strategic interest to our clients. For example, in the first half of 2000, we have opened offices in South Africa, Chile, India and Italy.

     Continue to Pursue Acquisition Opportunities. Our acquisition strategy is to pursue opportunities that will broaden our service offerings, provide complementary services and expand our geographic presence within the risk mitigation consulting services industry. We believe that our brand name and business platform are advantages in attracting acquisition opportunities. Our disciplined approach in evaluating acquisition opportunities leads us to pursue only those that fit our profile for quality, reliability, superior customer service and profitability. In many instances we know these candidates from previous business relationships. The efficient transfer and integration of acquired businesses and systems into our existing infrastructure remain one of our top priorities throughout our strategic growth. Our ability to use KRCS stock as consideration in potential acquisitions will be limited for two years following the split-up in order to preserve the split-up's tax free status. See "Relationship with the O'Gara Company -- Tax Sharing Agreement."

     Increase Stability of Revenue Base. We intend to increase revenue stability through:

     - the acquisition of businesses which have recurring revenue streams, such as our previous acquisitions in the areas of background checking and drug testing;

     - the continued expansion of our service line capabilities in existing businesses, such as forensic accounting and business valuation;

     - the continued expansion of our counter-cyclical businesses, such as financial recovery, restructuring, fraud investigation, insolvency and turnaround services; and

     - increased geographic diversity.

     Maximize Operating Efficiency. We seek to increase our efficiency by using cost effective methods to minimize response times, improve the quality of services and reduce costs. We intend to continue implementing systems to help us improve the organization of workflow, increase employee utilization, minimize administrative costs and facilitate the integration of acquired companies.

     Our principal executive offices are located at 900 Third Avenue, New York, New York 10022, and our telephone number is (212) 593-1000.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following pages contain tables which present unaudited selected pro forma financial information for KRCS and historical selected financial information for Kroll-O'Gara.

     The selected unaudited pro forma financial information, except as discussed below, is derived from the unaudited pro forma financial statements and notes set forth elsewhere in this prospectus. You should read the selected unaudited pro forma financial information for KRCS together with the full unaudited pro forma financial statements and their notes, which are disclosed in "Selected Financial and Operating Data" and "Unaudited Pro Forma Combining Condensed Financial Statements." The historical selected financial information, except as discussed below, is derived from the audited financial statements and notes set forth elsewhere in this prospectus. You should read the selected historical financial information for Kroll-O'Gara together with its full historical financial statements and their notes.

     For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, the unaudited pro forma financial information for KRCS is based upon the historical financial statements of Kroll-O'Gara. The unaudited pro forma financial information for KRCS also reflects the financial position and results of operations of The O'Gara Company as discontinued operations, which are not reflected in a pro forma presentation, as well as other aspects of the reorganization and split-up as more fully explained in "Unaudited Pro Forma Combining Condensed Financial Statements." Upon receipt of shareholder approval of the split-up, the historical financial statements of KRCS, which are the historical financial statements of Kroll-O'Gara, will be restated to eliminate the financial results of The O'Gara Company and reflect them as discontinued operations.

     Some of the KRCS unaudited pro forma financial information presented in the following tables is derived from unaudited pro forma financial statements that are not included in this prospectus. Specifically, the selected unaudited pro forma financial information as of December 31, 1995 through 1999 and as of June 30, 1999 and for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1999 are derived from the KRCS unaudited pro forma financial statements, which are not included in this prospectus. You also should read KRCS's pro forma financial information together with its "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" which is included elsewhere in this prospectus.

     Some of the historical financial information presented in the following tables is derived from financial statements that are not included in this prospectus. Specifically, the selected historical financial information for Kroll-O'Gara as of December 31, 1997 and for the year ended December 31, 1996 is derived from Kroll-O'Gara's audited financial statements. The selected historical financial information for Kroll-O'Gara as of December 31, 1995 and 1996 and for the year ended December 31, 1995 is derived from Kroll-O'Gara's unaudited financial statements.

     The unaudited pro forma combining condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the split-up had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

KROLL RISK CONSULTING SERVICES, INC.
SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION(1)

                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $ 64,226   $ 91,686   $109,585   $140,505   $203,431   $ 95,079   $109,714
Cost of sales.......................    43,185     63,057     70,830     83,131    119,837     55,119     64,365
                                      --------   --------   --------   --------   --------   --------   --------
  Gross profit......................    21,041     28,629     38,755     57,374     83,594     39,960     45,349
Selling and marketing expenses......     6,461      6,143      9,008     14,689     18,617      9,206     10,233
General and administrative
  expenses..........................    18,642     21,639     24,148     29,740     54,278     22,557     29,268
Asset impairment....................        --        125         --         --         --         --         --
Restructuring expenses..............        --         --         --         --      4,072      4,072         --
Separation expenses.................        --         --         --         --         --         --        396
Merger related expenses.............        --         --      4,272      4,590      3,924      3,058        438
Failed merger related costs.........        --         --         --         --        858         --      1,170
                                      --------   --------   --------   --------   --------   --------   --------
  Operating income (loss)...........    (4,062)       723      1,327      8,355      1,845      1,067      3,844
Interest expense....................    (2,118)    (2,230)    (2,276)    (2,255)    (2,971)    (1,076)    (1,705)
Earnings (losses) of equity
  investment........................        --         --         --       (825)      (719)        67     (1,881)
Other income, net...................        96        444        136        876        255         44         44
                                      --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision for
    income taxes, extraordinary item
    and cumulative effect of change
    in accounting principle.........    (6,084)    (1,063)      (813)     6,151     (1,590)       102        302
Provision (benefit) for income
  taxes.............................      (824)      (152)       483      2,176       (162)       346      1,054
                                      --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations......................  $ (5,260)  $   (911)  $ (1,296)  $  3,975   $ (1,428)  $   (244)  $   (752)
                                      ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations.............  $  (0.48)  $  (0.08)  $  (0.09)  $   0.21   $  (0.06)  $  (0.01)  $  (0.03)
                                      ========   ========   ========   ========   ========   ========   ========
Basic weighted average shares
  outstanding.......................    11,019     12,112     14,751     19,337     22,006     21,815     22,267
                                      ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share
  from continuing operations........  $  (0.48)  $  (0.07)  $  (0.08)  $   0.20   $  (0.06)  $  (0.01)  $  (0.03)
                                      ========   ========   ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding.......................    11,019     12,670     15,560     19,908     22,596     22,548     22,267
                                      ========   ========   ========   ========   ========   ========   ========

                                                       AS OF DECEMBER 31,                      AS OF JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------

BALANCE SHEET DATA:
Working capital.....................  $  5,021   $  2,372   $ 18,815   $ 35,306   $ 25,585   $ 27,580   $ 25,696
Net property, plant and equipment...     5,154      6,181      7,898     11,323     19,748     16,217     20,004
Total assets........................    50,401     51,867     77,896    135,398    182,795    174,347    179,976
Long-term debt, including
  line-of-credit and current
  portion...........................    20,456     19,008     31,734     24,191     38,957     35,443     41,794
Stockholders' equity................    10,313     10,032     16,161     75,061     97,226     94,455     99,053

----------------

(1) See the unaudited pro forma combining condensed financial statements beginning on page 22 for information regarding the basis of presentation for the unaudited pro forma financial data as well as for a discussion of applicable pro forma entries.

THE KROLL-O'GARA COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $ 94,999   $166,694   $210,324   $272,196   $321,938   $152,041   $163,049
Cost of sales............................    66,764    118,922    143,213    178,421    203,457     93,553    104,711
                                           --------   --------   --------   --------   --------   --------   --------
  Gross profit...........................    28,235     47,772     67,110     93,774    118,481     58,488     58,338
Selling, general and administrative
  expenses, including amortization.......    31,886     38,949     49,824     65,167    102,332     42,881     55,541
Asset impairment.........................        --        125         --         --         --         --         --
Restructuring expenses...................        --         --         --         --      4,364      4,364         --
Separation expenses......................        --         --         --         --         --         --        676
Failed merger related costs..............        --         --         --         --      1,562         --      2,000
Merger related expenses..................        --         --      7,205      5,727      4,069      3,094        438
                                           --------   --------   --------   --------   --------   --------   --------
  Operating income (loss)................    (3,651)     8,698     10,081     22,880      6,153      8,149       (317)
Interest expense.........................    (2,897)    (3,307)    (5,244)    (4,670)    (4,966)    (1,875)    (2,872)
Other income (expense), net..............        18        388       (112)       929         98         70        (91)
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before minority interest,
    provision (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle............................    (6,530)     5,779      4,725     19,139      1,286      6,344     (3,280)
Minority interest........................        --         --       (156)        --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision (benefit)
    for income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle.................    (6,530)     5,779      4,569     19,139      1,286      6,344     (3,280)
Provision (benefit) for income taxes.....      (824)       366      3,305      7,353      2,429      2,773      1,380
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     5,413      1,264     11,786     (1,144)     3,571     (4,660)
Loss from operations and disposal of
  discontinued clinical business, net of
  tax....................................        --     (1,274)        --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     4,139      1,264     11,786     (1,144)     3,571     (4,660)
Extraordinary item, net of tax benefit...        --         --       (194)        --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) before cumulative effect
    of change in accounting principle....    (5,706)     4,139      1,070     11,786     (1,144)     3,571     (4,660)
Cumulative effect of change in accounting
  principle..............................        --         --       (360)        --       (778)      (778)        --
                                           --------   --------   --------   --------   --------   --------   --------
Net income (loss)........................  $ (5,706)  $  4,139   $    710   $ 11,786   $ (1,922)  $  2,793   $ (4,660)
                                           ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.45   $   0.09   $   0.61   $  (0.05)  $   0.16   $  (0.21)
                                           ========   ========   ========   ========   ========   ========   ========
Basic weighted average shares
  outstanding............................    11,019     12,112     14,751     19,337     22,006     21,815     22,267
                                           ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.43   $   0.08   $   0.59   $  (0.05)  $   0.16   $  (0.21)
                                           ========   ========   ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding............................    11,019     12,670     15,560     19,908     22,006     22,548     22,267
                                           ========   ========   ========   ========   ========   ========   ========

                                                            AS OF DECEMBER 31,                      AS OF JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................  $  5,044   $ 10,626   $ 38,329   $ 84,890   $ 62,042   $ 70,289   $ 53,994
Net property, plant and equipment........     8,325     11,106     18,189     24,640     38,908     32,681     39,822
Total assets.............................    75,500     93,739    155,687    253,744    299,393    289,513    290,671
Long-term debt, including line-of-credit
  and current portion....................    31,729     31,249     54,239     41,347     66,584     63,594     75,808
Shareholders' equity.....................    11,404     22,874     42,861    144,496    155,868    154,531    147,234

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

RISKS RELATED TO SECURITIES MARKETS

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPLIT-UP OF KRCS FROM KROLL-O'GARA; STOCKHOLDERS WHO OWN OUR COMMON STOCK MAY LOSE ALL OR PART OF THE VALUE OF THEIR COMMON STOCK, DEPENDING ON THE PRICE OF THE COMMON STOCK FROM TIME TO TIME.

     There is currently no public market for our common stock, but we have applied for our common stock to be listed on the Nasdaq National Market under the symbol "KRCS." After the split-up, trading prices for our common stock will be established by the public markets. We have not established a price for our common stock. An active trading market may not develop or be sustained in the future. We cannot predict the prices at which our common stock may trade after the split-up. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - sale of our shares by shareholders after the split-up because our business profile does not fit their investment objectives;

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies;

     - overall market fluctuations;

     - developments and publicity regarding the investigative and intelligence services industry, the risk mitigation and consulting industry, or any of our significant customers;

     - general economic conditions.

     In particular, the realization of any of the risks described in this risk factors section could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO DEVELOP AND IMPLEMENT OUR GROWTH STRATEGY FOLLOWING THE REORGANIZATION.

     We made multiple acquisitions in 1998 and 1999 and currently intend to continue our acquisition strategy. While we have experience in identifying and integrating acquisitions, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms or at all. In addition, acquisitions by KRCS using its common stock as consideration will be limited for two years following the split-up in order to preserve the split-up's tax-free status. See "Relationship with The O'Gara Company -- Tax Sharing

Agreement." When companies are acquired, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Additionally, issues relating to new acquisitions may divert our management's attention from existing operations. We also will need to enhance the capabilities of our operational systems and will require additional employees, management and operational and financial resources to support our growth strategy. If we cannot manage our growth for any of these reasons, our financial condition, results of operations and cash flow could be adversely affected.

WE WILL NEED TO USE A SIGNIFICANT PORTION OF OUR CASH FLOW TO SERVICE OUR DEBT.

     Based on our June 30, 2000 pro forma balance sheet, we had as of June 30, 2000 total indebtedness of approximately $42 million and total stockholder's equity of approximately $99 million, resulting in a debt to equity ratio of 0.42.

     We will have to use a significant percentage of our cash flow from operations to pay the principal and interest on our existing debt, which will both limit the cash available for existing operations and future growth and will make it more difficult for us to obtain additional debt financing for these purposes. This, in turn, may adversely affect the price of our common stock.

     If we are unable to generate enough cash flow from operations or otherwise to comply with the terms of our debt, we may be forced to try to refinance all or a portion of our debt or obtain additional financing. If we cannot refinance our debt or obtain additional financing when needed, we may default on our debt obligations and we may have to seek protection under the bankruptcy laws.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING WHEN WE NEED IT OR OBTAIN IT ON ACCEPTABLE TERMS.

     We believe that our current operations and our credit facility will generate enough cash flow to meet all of our cash requirements and support our growth strategy. However, we may need additional capital in order to finance internal growth or pursue new acquisitions. In addition, we may experience unexpected circumstances, including the occurrence of any of the risk factors discussed in this section, which may have a material adverse effect on our cash flow and would require us to obtain additional capital. We may decide to sell additional shares of common stock in the future in order to obtain additional capital. If we sell more shares, the price of our stock may decline significantly and your ownership may be substantially diluted. However, our ability to issue additional shares of our stock will be limited for two years following the split-up in order to preserve the split-up's tax free status. See "Relationship with The O'Gara Company -- Tax Sharing Agreement."

     If we require additional capital, we may have to borrow funds under new credit facilities or issue equity, equity-related or debt securities. We cannot assure you that additional financing will be available, and if so, whether it will be on acceptable terms. Our inability to obtain any needed financing, on the terms on which it may be available, could have a material adverse effect on our financial condition, results of operations and cash flow.

THE CREDIT FACILITY AND ANY FUTURE INDEBTEDNESS MAY LIMIT OUR ABILITY TO TAKE VARIOUS CORPORATE ACTIONS.

     Our credit facility contains covenants that require us to satisfy on-going financial requirements and that limit our ability to borrow additional money, pay dividends, sell assets and make additional corporate investments. These covenants may limit our ability to respond to changing business or economic conditions or to substantial declines in operating results. Any indebtedness we incur in the future is likely to contain additional limitations.

OUR BUSINESS OUTSIDE THE UNITED STATES EXPOSES US TO NUMEROUS RISKS, WHICH, SINGLY OR TOGETHER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     In addition to our U.S. facilities, we have operations and assets in Argentina, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, Singapore, South Africa and the United Kingdom. We also offer our services in other foreign countries and are seeking to increase our level of international business activity. Our international business exposes us to various risks. Currently, the most significant risks relate to regional economic downturns in Central and South America and in certain regions in Asia. Other risks of doing business outside the United States include exchange rate fluctuations, foreign currency restrictions, U.S. government-imposed prohibitions against offering services to specific countries, expropriation of assets, war, civil uprisings and riots, government instability, difficulties enforcing contracts under foreign legal systems, and unanticipated taxes, duties or other governmental assessments. Any of these risks could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs which could have a material adverse effect on our financial condition, results of operations and cash flow. In the past, we have occasionally had difficulties in collecting significant accounts receivable for our services, particularly when the receivable obligor was located in a foreign country.

OUR INABILITY OR FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS AND LICENSING REQUIREMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our services are subject to various federal, state, local and foreign laws, including privacy laws. A number of our subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. We also use some data from outside sources, including data from third party vendors and various government and public record services, in performing our services. To date, applicable laws and regulations have not interfered materially with the manner in which we obtain information and conduct our operations, including our access to data used in our business. However, changes in these laws and regulations, particularly those relating to privacy, could interfere with our method of operations and access to data and, as a result, have a material adverse effect on us. If additional restrictions were imposed, they could have a material adverse effect on our financial condition, results of operations and cash flows.

     Additionally, the laboratory of our drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If the subsidiary fails to continue to meet all applicable requirements, its certification could be suspended or lost, which would result in us not being eligible to perform testing for various clients and would have a material adverse effect on the drug testing services aspect of our business.

WE ARE HIGHLY DEPENDENT ON EXECUTIVE MANAGEMENT AND OTHER KEY EMPLOYEES AND OUR SUCCESS IS LARGELY DEPENDENT UPON OUR ABILITY TO HIRE AND RETAIN SKILLED PROFESSIONALS.

     We rely heavily on our executive management and key employees for continued business development. Competition for these personnel is intense. Our business could be materially and adversely affected if a number of our senior managers or key employees were to leave and if we were unable to attract and retain qualified replacements.

     Competition for consulting professionals, particularly for personnel with specific risk mitigation skills necessary to perform the services which we offer, has caused wages to increase at a rate greater than the general rate of inflation. Our success is largely dependent upon the ability to hire and retain people at a time when the industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover.

THE RISK MITIGATION INDUSTRY IS VERY COMPETITIVE; WE MAY BE UNABLE TO COMPETE FAVORABLY.

     KRCS competes with local, regional, national and international firms, including consulting firms, investigative firms and consultants in specialized areas such as crisis response. We believe that we are one of the largest companies in the world that provide a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis. We believe that we enjoy strong name recognition in our industry.

     Nevertheless, the markets in which we do, and intend to do, business are highly competitive. In most service areas in which we operate, there is at least one competitor that is significantly larger or more established than we are. Many of the national and international accounting firms, along with other companies such as Decision Strategies/Fairfax International, LLC and Investigations Group, Inc., provide consulting services similar to some of the services we provide. Some of these firms have indicated an interest in providing corporate investigation and business intelligence services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The accounting firms have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of ours. In addition, large multinational security services providers have indicated an interest in expanding their services to include value-added services such as some of the investigation and risk mitigation consulting services provided by us. Competitive conditions could have a material adverse effect on our financial condition, results of operations and cash flows.

IF THE SPLIT-UP IS NOT TAX-FREE, WE COULD BE LIABLE FOR THE RESULTING TAXES, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS.

     KRCS and The O'Gara Company have agreed to enter into a tax sharing agreement under which each company will indemnify the other in the event the split-up is not tax-free as a result of various actions taken by or with respect to that company or the company's failure to take various actions. KRCS and The O'Gara Company may not be able to control some of the events that could trigger this liability. In particular, any acquisition of us by a third party within two years of the split-up could result in the split-up becoming a taxable transaction and give rise to our obligation to indemnify The O'Gara Company for any resulting tax liability. If we were to become obligated to indemnify The O'Gara Company for this tax liability, our financial condition and business would be materially and adversely affected. In addition, if the split-up otherwise failed to qualify for tax-free treatment, we would be subject to a substantial tax liability and our financial condition and business would be materially and adversely affected.

WE MAY BE SUBJECT TO POTENTIALLY SIGNIFICANT LIABILITY CLAIMS.

     The very nature of our business exposes us to liability claims in instances in which our clients suffer losses in spite of our efforts to mitigate their risks. We maintain professional liability insurance with a policy aggregate limit of $15 million including loss and claim expense. If one or more successful claims substantially exceeded coverage limits, it would have a material adverse effect on us. Also, in the ordinary course of our business, we are subject to claims of third parties other than clients alleging trespass, invasion of privacy and other tortious conduct by our investigators and other personnel, which are not covered by insurance. Although we endeavor to minimize the risk of these claims, a substantial successful claim could have a material adverse effect on us.

OUR BUSINESS IS NOT PREDICTABLE AND VARIES FROM PERIOD TO PERIOD.

     We generally do not have long term contracts with our clients and our ability to generate net sales is dependent upon obtaining many new projects each year, most of which are of relatively short duration. As a result, our net sales and net income from year-to-year and period-to-period are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. Additionally, the demand for our services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions, and clients may reduce their reliance on our services during periods when there is a decline in those activities. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

OUR HISTORICAL INFORMATION HAS LIMITED RELEVANCE TO OUR RESULTS OF OPERATIONS AS A SEPARATE COMPANY.

     The historical financial information we have included in this prospectus does not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because Kroll-O'Gara did not account for us as, and we were not operated as, a single stand-alone business for the periods presented. For more information about the preparation of our financial statements from the financial statements of Kroll-O'Gara, see "Unaudited Pro Forma Combining Condensed Financial Statements," "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT ALLOW FOR THE INDEMNIFICATION OF DIRECTORS AND OFFICERS (OR ANY PREDECESSOR THEREOF) OF KRCS TO THE FULLEST EXTENT PERMITTED UNDER DELAWARE LAW AND FOR THE INDEMNIFICATION, PURSUANT TO THE DISCRETION OF THE BOARD OF DIRECTORS, OF EMPLOYEES AND AGENTS UNDER THE SAME TERMS.

     Our certificate of incorporation and bylaws also provide that a director of KRCS shall not be personally liable to KRCS or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director shall remain liable for any breach of the director's duty of loyalty to KRCS or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption (except that any director who may have been absent when any of these acts were performed may be exonerated from such liability by causing his or her dissent to be entered in the minutes of KRCS at the time of the unlawful act, or immediately after the director received notice of that act), or for any transaction from which the director derived any improper personal benefit.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We intend to retain future earnings, if any, that may be generated from our operations to help finance our operations and expansion, and accordingly we do not plan to pay cash dividends to our stockholders for the foreseeable future. See "Dividend Policy".

JULES B. KROLL, WHO OWNS APPROXIMATELY 22% OF OUR OUTSTANDING COMMON STOCK, WILL HAVE SIGNIFICANT INFLUENCE OVER THE MANAGEMENT AND DIRECTION OF KRCS.

     After the split-up, Jules B. Kroll, the Chairman of the Board of KRCS, will own approximately 22% of the outstanding shares of KRCS common stock. As a result, Mr. Kroll will have significant influence over the management and direction of KRCS. In addition, after the split-up, the executive officers and directors of KRCS, including Mr. Kroll, will own approximately 29% of the outstanding shares of KRCS common stock. Therefore, management will be able to influence significantly or control most matters requiring shareholder approval, including the election of directors.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD DETER OUR ACQUISITION BY A THIRD PARTY.

     Our certificate of incorporation and bylaws contain several provisions which may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include: (1) the requirement that there shall be three classes of directors and that their terms be staggered; (2) the requirement that a stockholder comply with specified procedures, including advance written notice, before bringing matters, including the nomination of directors, before a stockholders' meeting; (3) the specific denial of stockholders' ability to take action by written consent, and (4) the restriction of the right to call special meetings to only the Chairman of the Board, the Chief Executive Officer or the board of directors pursuant to a board resolution. In addition, our board of directors has the authority to authorize the issuance of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, and may adversely affect the voting and other rights of the holders of our capital stock. See "Description of Capital Stock".

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Combining Condensed Financial Statements," "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and "Business," are statements about what may happen in the future, so-called "forward-looking statements." They include statements regarding our current beliefs, goals and expectations and address many topics, including our expected financial position and operating results, our business strategy and our financial plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs, goals and expectations will not change. Our actual results could be very different from and materially worse than our expectations for various reasons, including those discussed in "Risk Factors."

     Our fiscal year ends on December 31st. Our consolidated financial statements and other financial information contained herein have been prepared from the records maintained by Kroll-O'Gara and may not necessarily be indicative of the conditions or results that would have existed if we had been operated as an unaffiliated company during the periods indicated. Portions of some transactions during the periods covered by these financial statements and other financial information represent allocations of costs or expenses or other items incurred by Kroll-O'Gara as a whole and are not necessarily applicable to KRCS and its subsidiaries as a whole or indicative of costs or expenses to be incurred by KRCS in the future.

                                DIVIDEND POLICY

     We anticipate that any future earnings will be retained to finance its operations and for the growth and development of our business. Accordingly, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future. Additionally, the terms of our credit facility will require maintenance of financial ratios and other covenants which may limit the funds available for cash dividends. The payment of any future dividends will be subject to the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our board of directors deems relevant.

                                USE OF PROCEEDS

     Our common stock is being issued in connection with the split-up of Kroll-O'Gara. Neither Kroll-O'Gara nor KRCS will receive any proceeds from the distribution of our stock.

                                  THE SPLIT-UP

     The information given below highlights the principal features of the split-up of The Kroll-O'Gara Company. The split-up is described in detail in Kroll-O'Gara's proxy statement, which has been provided to you and has been filed with the Securities and Exchange Commission. You should read the proxy statement with care.

Parent Company................   The Kroll-O'Gara Company, an Ohio corporation.

Subsidiary Company............   Kroll Risk Consulting Services, Inc., a
                                 Delaware corporation ("KRCS").

Reasons for the Split-up......   The purpose of the split-up is to resolve
                                 internal management conflicts by separating the principal historical Kroll and O'Gara businesses into two new public companies: KRCS, which will be led by Jules B. Kroll, and The
                                 O'Gara Company, which will be led by Thomas M.
                                 and Wilfred T. O'Gara. Kroll-O'Gara's board of directors believes that the separation of these businesses will permit the management of each company to focus exclusively on its business plan and is the best available means to enhance the future success and efficiency of each business.

Mechanics of the Split-up.....   In the reorganization, Kroll-O'Gara will
                                 transfer its investigations and intelligence and voice and data communications businesses to KRCS and its security products and services business to The O'Gara Company in exchange for, respectively, shares of common stock of KRCS and shares of common stock of The O'Gara
                                 Company. All Kroll-O'Gara senior debt will be assumed by KRCS and The O'Gara Company, and immediately paid off by them. Each of KRCS and The O'Gara Company will assume a portion of Kroll-O'Gara's liabilities that are not related exclusively to a particular business group.

                                 Mr. Kroll and 16 other members of management of KRCS and its subsidiaries will exchange all of their Kroll-O'Gara common stock for KRCS common stock. Messrs. O'Gara and two other members of The O'Gara Company's management will exchange all of their Kroll-O'Gara common stock for O'Gara Company common stock.

                                 Kroll-O'Gara will then distribute, on a pro rata basis, all remaining shares of KRCS common stock and The O'Gara Company common stock to the remaining holders of Kroll-O'Gara common stock, and KRCS and The O'Gara Company will become separate, independent publicly-held companies.

                                 As a result of the split-up, Mr. Kroll will have no interest in The O'Gara Company and Messrs. O'Gara will have no interest in KRCS. Kroll-O'Gara's public shareholders will own approximately 71% of each of The O'Gara Company and KRCS, the same percentage they now own of Kroll-O'Gara.

                                 After the split-up, Kroll-O'Gara will be dissolved.

What You Will Receive in the
  Distribution................   You will receive approximately 0.38 shares of
                                 KRCS common stock and approximately 0.27 shares of The O'Gara Company common stock for each share of Kroll-O'Gara common stock owned by you on the record date for the distribution.

Record Date for the
Distribution..................   We currently expect that the record date for
                                 the distribution will be the close of business,
                                 New York time, on              , 2000, although
                                 the actual record date could be different.

Mailing of Share
Certificates..................   We expect to begin mailing certificates for the
                                 shares of KRCS common stock distributed
                                 approximately ten business days after the record date.

No Fractional Shares..........   We will not issue any fractional shares in the
                                 split-up. If you are entitled to receive a fractional share of KRCS common stock, you will receive cash in payment for that fractional share.

Total Shares to be Outstanding
After the Split-Up............   8,500,000 shares of KRCS common stock.

Trading Market and Listing....   There is currently no trading market for our
                                 shares of common stock. We have applied for listing of our common stock on the Nasdaq
                                 National Market under the symbol "KRCS."

                                 Trading of KRCS common stock is expected to begin on a "when-issued" basis on the record date.

Tax Consequences..............   We expect that you will not recognize any gain
                                 or loss for U.S. federal income tax purposes as a result of the split-up, except in connection with any cash that you receive instead of a fractional share. Kroll-O'Gara has requested a tax ruling from the Internal Revenue Service that this is the case. Your tax treatment will depend on your specific situation, however, and you should consult your tax advisor for a full understanding of the tax consequences of the split-up to you.

Relationship with The O'Gara
  Company after the
  Split-up....................   As part of the split-up, KRCS, Kroll-O'Gara and
                                 The O'Gara Company have entered into an
                                 agreement and plan of reorganization and dissolution and will enter into a cross-indemnification agreement. In addition,
                                 KRCS, The O'Gara Company and Securify Inc., a subsidiary of Kroll-O'Gara, will enter into a tax sharing agreement. KRCS and The O'Gara
                                 Company will have an ongoing relationship after the split-up as a result of these agreements.

Management of KRCS............   After the reorganization, Jules B. Kroll will
                                 be Chairman of the Board of KRCS. Michael G.
                                 Cherkasky will be President and Chief Executive
                                 Officer, Michael D. Shmerling will be the Chief
                                 Operating Officer and Nazzareno E. Paciotti will be Chief Financial Officer. See
                                 "Management" for a list of, and biographical information for, all of the officers and directors of KRCS.

Distribution Agent............   Fifth Third Bank, Cincinnati, Ohio

Transfer Agent and
Registrar.....................

                            PRO FORMA CAPITALIZATION

     The following table sets forth our pro forma capitalization as of June 30, 2000 as adjusted to give effect to the split-up. The following table should be read in conjunction with "Unaudited Pro Forma Combining Condensed Financial Statements", "Selected Financial and Operating Data," "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                 AT JUNE 30, 2000
                                                              ----------------------
                                                                    PRO FORMA
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................         $  3,663
                                                                     ========
Short-term debt and current maturities of long-term
  debt(1)...................................................           21,905
Long-term debt, less current maturities(1)..................           19,889
Stockholders' equity:
  Preferred Stock, 2,500,000 shares authorized; no shares
     issued or outstanding..................................               --
  Common Stock, $0.01 par value, 25,000,000 shares
     authorized; and 8,500,000 shares issued and outstanding
     on June 30, 2000, as adjusted(2).......................               85
Additional paid-in capital..................................          121,382
Retained deficit............................................          (21,032)
Deferred compensation.......................................               --
Accumulated other comprehensive loss........................           (1,382)
                                                                     --------
Total stockholders' equity..................................           99,053
                                                                     --------
Total capitalization........................................         $140,847
                                                                     ========

---------------
(1) For a description of our debt, see "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of
    Operations -- Liquidity and Capital Resources."

(2) Outstanding shares excludes 1,700,000 shares of common stock reserved for issuance upon the exercise of options to purchase common stock under the stock option plans described in "Executive Compensation and Benefit Plans."

                     SELECTED FINANCIAL AND OPERATING DATA

     The following pages contain tables which present unaudited selected pro forma financial information for KRCS and historical selected financial information for Kroll-O'Gara.

     The selected unaudited pro forma financial information, except as discussed below, is derived from the unaudited pro forma financial statements and notes set forth elsewhere in this prospectus. You should read the selected unaudited pro forma financial information for KRCS together with the full unaudited pro forma financial statements and their notes, which are disclosed in "Selected Financial and Operating Data" and "Unaudited Pro Forma Combining Condensed Financial Statements." The historical selected financial information, except as discussed below, is derived from the audited financial statements and notes set forth elsewhere in this prospectus. You should read the selected historical financial information for Kroll-O'Gara together with its full historical financial statements and their notes.

     For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, the unaudited pro forma financial information for KRCS is based upon the historical financial statements of Kroll-O'Gara. The unaudited pro forma financial information for KRCS also reflects the financial position and results of operations of The O'Gara Company as discontinued operations, which are not reflected in a pro forma presentation, as well as other aspects of the reorganization and split-up as more fully explained in "Unaudited Pro Forma Combining Condensed Financial Statements." Upon receipt of shareholder approval of the split-up, the historical financial statements of KRCS, which are the historical financial statements of Kroll-O'Gara, will be restated to eliminate the financial results of The O'Gara Company and reflect them as discontinued operations.

     Some of the KRCS unaudited pro forma financial information presented in the following tables is derived from unaudited pro forma financial statements that are not included in this prospectus. Specifically, the selected unaudited pro forma financial information as of December 31, 1995 through 1999 and as of June 30, 1999 and for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1999 are derived from the KRCS unaudited pro forma financial statements, which are not included in this prospectus. You also should read KRCS's pro forma financial information together with its "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" which is included elsewhere in this prospectus.

     Some of the historical financial information presented in the following tables is derived from financial statements that are not included in this prospectus. Specifically, the selected historical financial information for Kroll-O'Gara as of December 31, 1997 and for the year ended December 31, 1996 is derived from Kroll-O'Gara's audited financial statements. The selected historical financial information for Kroll-O'Gara as of December 31, 1995 and 1996 and for the year ended December 31, 1995 is derived from Kroll-O'Gara's unaudited financial statements.

     The unaudited pro forma combining condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the split-up had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

KROLL RISK CONSULTING SERVICES, INC.
SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION(1)

                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $ 64,226   $ 91,686   $109,585   $140,505   $203,431   $ 95,079   $109,714
Cost of sales.......................    43,185     63,057     70,830     83,131    119,837     55,119     64,365
                                      --------   --------   --------   --------   --------   --------   --------
  Gross profit......................    21,041     28,629     38,755     57,374     83,594     39,960     45,349
Selling and marketing expenses......     6,461      6,143      9,008     14,689     18,617      9,206     10,233
General and administrative
  expenses..........................    18,642     21,639     24,148     29,740     54,278     22,557     29,268
Asset impairment....................        --        125         --         --         --         --         --
Restructuring expenses..............        --         --         --         --      4,072      4,072         --
Separation expenses.................        --         --         --         --         --         --        396
Merger related expenses.............        --         --      4,272      4,590      3,924      3,058        438
Failed merger related costs.........        --         --         --         --        858         --      1,170
                                      --------   --------   --------   --------   --------   --------   --------
  Operating income (loss)...........    (4,062)       723      1,327      8,355      1,845      1,067      3,844
Interest expense....................    (2,118)    (2,230)    (2,276)    (2,255)    (2,971)    (1,076)    (1,705)
Earnings (losses) of equity
  investment........................        --         --         --       (825)      (719)        67     (1,881)
Other income, net...................        96        444        136        876        255         44         44
                                      --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision for
    income taxes, extraordinary item
    and cumulative effect of change
    in accounting principle.........    (6,084)    (1,063)      (813)     6,151     (1,590)       102        302
Provision (benefit) for income
  taxes.............................      (824)      (152)       483      2,176       (162)       346      1,054
                                      --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations......................  $ (5,260)  $   (911)  $ (1,296)  $  3,975   $ (1,428)  $   (244)  $   (752)
                                      ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations.............  $  (0.48)  $  (0.08)  $  (0.09)  $   0.21   $  (0.06)  $  (0.01)  $  (0.03)
                                      ========   ========   ========   ========   ========   ========   ========
Basic weighted average shares
  outstanding.......................    11,019     12,112     14,751     19,337     22,006     21,815     22,267
                                      ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share
  from continuing operations........  $  (0.48)  $  (0.07)  $  (0.08)  $   0.20   $  (0.06)  $  (0.01)  $  (0.03)
                                      ========   ========   ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding.......................    11,019     12,670     15,560     19,908     22,596     22,548     22,267
                                      ========   ========   ========   ========   ========   ========   ========

                                                       AS OF DECEMBER 31,                      AS OF JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------

BALANCE SHEET DATA:
Working capital.....................  $  5,021   $  2,372   $ 18,815   $ 35,306   $ 25,585   $ 27,580   $ 25,696
Net property, plant and equipment...     5,154      6,181      7,898     11,323     19,748     16,217     20,004
Total assets........................    50,401     51,867     77,896    135,398    182,795    174,347    179,976
Long-term debt, including
  line-of-credit and current
  portion...........................    20,456     19,008     31,734     24,191     38,957     35,443     41,794
Stockholders' equity................    10,313     10,032     16,161     75,061     97,226     94,455     99,053

----------------

(1) See the unaudited pro forma combining condensed financial statements beginning on page 22 for information regarding the basis of presentation for the unaudited pro forma financial data as well as for a discussion of applicable pro forma entries.

THE KROLL-O'GARA COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $ 94,999   $166,694   $210,324   $272,196   $321,938   $152,041   $163,049
Cost of sales............................    66,764    118,922    143,213    178,421    203,457     93,553    104,711
                                           --------   --------   --------   --------   --------   --------   --------
  Gross profit...........................    28,235     47,772     67,110     93,774    118,481     58,488     58,338
Selling, general and administrative
  expenses, including amortization.......    31,886     38,949     49,824     65,167    102,332     42,881     55,541
Asset impairment.........................        --        125         --         --         --         --         --
Restructuring expenses...................        --         --         --         --      4,364      4,364         --
Separation expenses......................        --         --         --         --         --         --        676
Failed merger related costs..............        --         --         --         --      1,562         --      2,000
Merger related expenses..................        --         --      7,205      5,727      4,069      3,094        438
                                           --------   --------   --------   --------   --------   --------   --------
  Operating income (loss)................    (3,651)     8,698     10,081     22,880      6,153      8,149       (317)
Interest expense.........................    (2,897)    (3,307)    (5,244)    (4,670)    (4,966)    (1,875)    (2,872)
Other income (expense), net..............        18        388       (112)       929         98         70        (91)
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before minority interest,
    provision (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle............................    (6,530)     5,779      4,725     19,139      1,286      6,344     (3,280)
Minority interest........................        --         --       (156)        --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before provision (benefit)
    for income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle.................    (6,530)     5,779      4,569     19,139      1,286      6,344     (3,280)
Provision (benefit) for income taxes.....      (824)       366      3,305      7,353      2,429      2,773      1,380
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     5,413      1,264     11,786     (1,144)     3,571     (4,660)
Loss from operations and disposal of
  discontinued clinical business, net of
  tax....................................        --     (1,274)        --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle.................    (5,706)     4,139      1,264     11,786     (1,144)     3,571     (4,660)
Extraordinary item, net of tax benefit...        --         --       (194)        --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) before cumulative effect
    of change in accounting principle....    (5,706)     4,139      1,070     11,786     (1,144)     3,571     (4,660)
Cumulative effect of change in accounting
  principle..............................        --         --       (360)        --       (778)      (778)        --
                                           --------   --------   --------   --------   --------   --------   --------
Net income (loss)........................  $ (5,706)  $  4,139   $    710   $ 11,786   $ (1,922)  $  2,793   $ (4,660)
                                           ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.45   $   0.09   $   0.61   $  (0.05)  $   0.16   $  (0.21)
                                           ========   ========   ========   ========   ========   ========   ========
Basic weighted average shares
  outstanding............................    11,019     12,112     14,751     19,337     22,006     21,815     22,267
                                           ========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share from
  continuing operations..................  $  (0.52)  $   0.43   $   0.08   $   0.59   $  (0.05)  $   0.16   $  (0.21)
                                           ========   ========   ========   ========   ========   ========   ========
Diluted weighted average shares
  outstanding............................    11,019     12,670     15,560     19,908     22,006     22,548     22,267
                                           ========   ========   ========   ========   ========   ========   ========

                                                            AS OF DECEMBER 31,                      AS OF JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................  $  5,044   $ 10,626   $ 38,329   $ 84,890   $ 62,042   $ 70,289   $ 53,994
Net property, plant and equipment........     8,325     11,106     18,189     24,640     38,908     32,681     39,822
Total assets.............................    75,500     93,739    155,687    253,744    299,393    289,513    290,671
Long-term debt, including line-of-credit
  and current portion....................    31,729     31,249     54,239     41,347     66,584     63,594     75,808
Shareholders' equity.....................    11,404     22,874     42,861    144,496    155,868    154,531    147,234

          UNAUDITED PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combining condensed financial statements of Kroll Risk Consulting Services, Inc. give effect to the split-up of Kroll-O'Gara and have been prepared from Kroll-O'Gara's audited consolidated financial statements presented elsewhere in this prospectus. These unaudited pro forma statements should be read in conjunction with the audited consolidated financial statements of Kroll-O'Gara.

     These unaudited pro forma combining condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the split-up had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

                      KROLL RISK CONSULTING SERVICES, INC.

             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2000

                                             KROLL-     O'GARA    SUBTOTAL -    PRO FORMA       KRCS
                                             O'GARA    SPLIT-UP      KRCS      ADJUSTMENTS    PRO FORMA
                                            --------   --------   ----------   -----------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS
     Cash.................................  $  6,260   $  2,597    $  3,663    $        --    $  3,663
     Accounts receivable, net.............    94,023     23,560      70,463             --      70,463
     Costs and estimated earnings in
       excess of billings on uncompleted
       contracts..........................    15,241     15,241          --             --          --
     Inventories..........................    30,587     26,787       3,800             --       3,800
     Other current assets.................    11,025      5,742       5,283             --       5,283
                                            --------   --------    --------    -----------    --------
          Total current assets............   157,136     73,927      83,209             --      83,209
  Property, plant and equipment, net......    39,822     19,818      20,004             --      20,004
  Databases, net..........................    10,083         --      10,083             --      10,083
  Costs in excess of assets acquired and
     other intangible assets, net.........    79,077     15,683      63,394             --      63,394
  Other assets............................     4,553      1,600       2,953           (377)(1)   2,576
  Investment in unconsolidated entities...        --         --          --            710(2)      710
                                            --------   --------    --------    -----------    --------
          Total assets....................  $290,671   $111,028    $179,643            333     179,976
                                            ========   ========    ========    ===========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Revolving lines of credit............  $ 37,422   $ 15,652    $ 21,770    $        --    $ 21,770
     Current portion of long term debt....     1,806      1,671         135             --         135
     Accounts payable.....................    34,099     20,943      13,156             --      13,156
     Accrued liabilities..................    23,137      6,624      16,513          3,552(3)   20,065
     Other current liabilities............     6,678      2,541       4,137         (1,750)(4)   2,387
                                            --------   --------    --------    -----------    --------
          Total current liabilities.......   103,142     47,431      55,711          1,802      57,513
  Long-term debt, net of current
     portion..............................    36,580     16,691      19,889             --      19,889
  Deferred income taxes...................     1,821         18       1,803             --       1,803
  Other long term liabilities.............     1,894        176       1,718             --       1,718
                                            --------   --------    --------    -----------    --------
          Total liabilities...............   143,437     64,316      79,121          1,802      80,923
  Stockholders' equity....................   147,234     46,712     100,522         (1,469)(5)  99,053
                                            --------   --------    --------    -----------    --------
          Total liabilities and
            stockholders' equity..........  $290,671   $111,028    $179,643            333    $179,976
                                            ========   ========    ========    ===========    ========

---------------

(1) To recognize the write-off of certain intangibles ($79) that cannot be utilized by Kroll-O'Gara and to recognize the write-off of unamortized deferred financing costs ($298) resulting from the anticipated prepayment of the portion of Kroll-O'Gara's third party indebtedness to be assumed by KRCS as a result of the reorganization and split-up.

(2) To recognize KRCS's minority ownership interest of 40% in the Information Security Group (ISG).

(3) To recognize transaction costs ($2,381) expected to be incurred in the reorganization and split-up, as well as to recognize debt prepayment fees ($1,171) associated with the prepayment of the portion of Kroll-O'Gara's third party indebtedness to be assumed by KRCS.

(4) To recognize related tax benefit to be realized in conjunction with the reorganization and split-up.

(5) Reflects adjustments to stockholders' equity arising out of the reorganization and split-up as follows (in thousands):

   Tax benefit of accelerated stock option compensation........  $    178
   Debt prepayment fee ($1,171) and financing cost write-off,
     net of tax................................................      (881)
   Transaction costs ($2,381), net of tax......................    (1,429)
   Intangible asset write-off, net of tax......................       (47)
   KRCS' minority ownership interest of 40% in ISG.............       710
                                                                 --------
                                                                 $ (1,469)
                                                                 ========

                      KROLL RISK CONSULTING SERVICES, INC.

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                   KROLL-      O'GARA     SUBTOTAL -     PRO FORMA(3)(4)(5)       KRCS
                                   O'GARA     SPLIT-UP       KRCS       ADJUSTMENTS(6)(7)(9)    PRO FORMA
                                   ------     --------    ----------    --------------------    ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................  $163,049    $53,335      $109,714            $    --          $109,714
Cost of sales...................   104,712     40,347        64,365                 --            64,365
                                  --------    -------      --------            -------          --------
     Gross profit...............    58,337     12,988        45,349                 --            45,349
Selling and marketing
  expenses......................    14,623      4,390        10,233                 --            10,233
General and administrative
  expenses......................    40,918     11,650        29,268                 --            29,268
Separation expenses.............       676        280           396                 --               396
Merger related expenses.........       438         --           438                 --               438
Failed merger expenses..........     1,999        829         1,170                 --             1,170
                                  --------    -------      --------            -------          --------
     Operating income (loss)....      (317)    (4,161)        3,844                 --             3,844
Interest expense................    (2,872)    (1,167)       (1,705)                --(10)        (1,705)
Earnings (losses) of equity
  investment....................        --         --            --             (1,881)(1)        (1,881)
                                  --------    -------      --------            -------          --------
Other income (expense)..........       (90)      (134)           44                 --                44
                                  --------    -------      --------            -------          --------
     Income (loss) from
       continuing operations
       before provision for
       income taxes,
       extraordinary item and
       cumulative effect of
       change in accounting
       principle................    (3,279)    (5,462)        2,183             (1,881)              302
Provision for income taxes......     1,381        327         1,054                 --(2)          1,054
                                  --------    -------      --------            -------          --------
     Income (loss) from
       continuing operations....  $ (4,660)   $(5,789)     $  1,129            $(1,881)         $   (752)
                                  ========    =======      ========            =======          ========
Basic loss per share from
  continuing operations.........  $  (0.21)                                                     $  (0.03)
                                  ========                                                      ========
Basic weighted average shares
  outstanding...................    22,267                                                        22,267(8)
                                  ========                                                      ========
Diluted loss per share from
  continuing operations.........  $  (0.21)                                                     $  (0.03)
                                  ========                                                      ========
Diluted weighted average shares
  outstanding...................    22,267                                                        22,267(8)
                                  ========                                                      ========

---------------

 (1) To recognize KRCS's minority ownership interest of 40% in the Information Security Group (ISG).

 (2) Pro forma adjustments exclude a benefit for income taxes on KRCS's share of the ISG net loss as no benefit was recognized in the historical Kroll-O'Gara results of operations for the six months ended June 30, 2000.

 (3) Pro forma adjustments exclude the impact of compensation expense, if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of KRCS, based on the respective fair values at the exchange date.

 (4) Pro forma adjustments exclude the impact of compensation expense of approximately $0.3 million, net of estimated tax benefit of approximately $0.2 million, for a non-recurring charge associated with the accelerated vesting of certain restricted stock grants resulting from the reorganization and split-up transaction.

 (5) Pro forma adjustments exclude an extraordinary charge that will occur in conjunction with the reorganization and split-up transaction resulting from the anticipated prepayment of the portion of Kroll-O'Gara's third party indebtedness assumed by KRCS. The portion of the charge allocated to KRCS is estimated to be approximately $0.9 million, net of estimated tax benefit of approximately $0.6 million, and includes a prepayment fee and the write off of unamortized deferred financing costs.

 (6) KRCS expects to incur additional charges currently estimated to be approximately $1.4 million, net of estimated tax benefit of approximately $1.0 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

 (7) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses reflected in the historical statements of operations above.

 (8) For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, pro forma loss per share of KRCS from continuing operations is based upon the historical weighted average shares outstanding of Kroll-O'Gara. Upon completion of the reorganization and split-up transaction, KRCS is expected to be capitalized initially with 8.5 million shares of common stock and thus from that date forward, KRCS's weighted average shares outstanding will be determined based upon the new capitalization.

 (9) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.05 million, net of tax benefit, associated with the write-off of certain assets (certain trademarks) that cannot be utilized by the company as a result of the reorganization and split-up transaction.

(10) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to the debt being assumed and repaid by KRCS as part of the reorganization and split-up.

                      KROLL RISK CONSULTING SERVICES, INC.

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                KROLL-      O'GARA     SUBTOTAL -     PRO FORMA(3)(4)(5)       KRCS
                                O'GARA     SPLIT-UP       KRCS       ADJUSTMENTS(6)(7)(9)    PRO FORMA
                               --------    --------    ----------    --------------------    ---------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................  $321,938    $118,507     $203,431           $     --          $203,431
Cost of sales................   203,457      83,620      119,837                 --           119,837
                               --------    --------     --------           --------          --------
     Gross profit............   118,481      34,887       83,594                 --            83,594
Selling and marketing
  expenses...................    27,471       8,854       18,617                 --            18,617
General and administrative
  expenses...................    74,862      20,584       54,278                 --            54,278
Restructuring expenses.......     4,364         292        4,072                 --             4,072
Merger related expenses......     4,069         145        3,924                 --             3,924
Failed merger expenses.......     1,562         704          858                 --               858
                               --------    --------     --------           --------          --------
     Operating income........     6,153       4,308        1,845                 --             1,845
Interest expense.............    (4,966)     (1,995)      (2,971)                --(10)        (2,971)
Earnings (losses) of equity
  investment.................        --          --           --               (719)(1)          (719)
                               --------    --------     --------           --------          --------
Other income (expense).......        98        (157)         255                 --               255
                               --------    --------     --------           --------          --------
     Income (loss) from
       continuing operations
       before provision for
       income taxes,
       extraordinary item and
       cumulative effect of
       change in accounting
       principle.............     1,285       2,156         (871)              (719)           (1,590)
Provision for income taxes...     2,429       2,303          126               (288)(2)          (162)
                               --------    --------     --------           --------          --------
     Loss from continuing
       operations............  $ (1,144)   $   (147)    $   (997)          $   (431)         $ (1,428)
                               ========    ========     ========           ========          ========
Basic loss per share from
  continuing operations......  $  (0.05)                                                     $  (0.06)
                               ========                                                      ========
Basic weighted average shares
  outstanding................    22,006                                                        22,006(8)
                               ========                                                      ========
Diluted loss per share from
  continuing operations......  $  (0.05)                                                     $  (0.06)
                               ========                                                      ========
Diluted weighted average
  shares outstanding.........    22,006                                                        22,006(8)
                               ========                                                      ========

---------------

 (1) To recognize KRCS's minority ownership interest of 40% in the Information Security Group (ISG).

 (2) To recognize the benefit for income taxes on the ISG net loss at an effective rate of 40%, equivalent to the benefit recognized in the historical Kroll-O'Gara results of operations.

 (3) Pro forma adjustments exclude the impact of compensation expense, if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of KRCS, based on the respective fair values at the exchange date.

 (4) Pro forma adjustments exclude the impact of compensation expense of approximately $0.4 million, net of estimated tax benefit of approximately $0.2 million, for a non-recurring charge associated with the accelerated vesting of certain restricted stock grants resulting from the reorganization and split-up transaction.

 (5) Pro forma adjustments exclude an extraordinary charge that will occur in conjunction with the reorganization and split-up transaction resulting from the anticipated prepayment of the portion of Kroll-O'Gara's third party indebtedness assumed by KRCS. The portion of the charge allocated to KRCS is estimated to be approximately $0.9 million, net of estimated tax benefit of approximately $0.6 million, and includes a prepayment fee and the write-off of unamortized deferred financing costs.

 (6) KRCS expects to incur additional charges (in addition to the $0.4 million of charges recognized for the six months ended June 30, 2000) currently estimated to be approximately $1.4 million, net of estimated tax benefit of approximately $1.0 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

 (7) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses reflected in the historical statements of operations above.

 (8) For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, pro forma loss per share of KRCS from continuing operations is based upon the historical weighted average shares outstanding of Kroll-O'Gara. Upon completion of the reorganization and split-up transaction, KRCS is expected to be capitalized initially with 8.5 million shares of common stock and thus from that date forward, KRCS's weighted average shares outstanding will be determined based upon the new capitalization.

 (9) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.05 million, net of tax benefit, associated with the write-off of certain assets (certain trademarks) that cannot be utilized by the company as a result of the reorganization and split-up transaction.

(10) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to the debt being assumed and repaid by KRCS as part of the reorganization and split-up.

                      KROLL RISK CONSULTING SERVICES, INC.

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 KROLL-        O'GARA     SUBTOTAL-      PRO FORMA(3)(4)(5)       KRCS
                                 O'GARA       SPIN-OFF       KRCS       ADJUSTMENTS(6)(7)(8)    PRO FORMA
                              ------------    --------    ----------    --------------------    ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................    $272,195      $131,690     $140,505           $     --          $140,505
Cost of sales...............     178,421        95,290       83,131                 --            83,131
                                --------      --------     --------           --------          --------
  Gross profit..............      93,774        36,400       57,374                 --            57,374
Selling and marketing
  expenses..................      22,332         7,643       14,689                 --            14,689
General and administrative
  expenses..................      42,835        13,095       29,740                 --            29,740
Merger related expenses.....       5,727         1,137        4,590                 --             4,590
                                --------      --------     --------           --------          --------
  Operating income..........      22,880        14,525        8,355                 --             8,355
Interest expense............      (4,670)       (2,415)      (2,255)                --(9)         (2,255)
Earnings (losses) of equity
  investment................          --            --           --               (825)(1)          (825)
                                --------      --------     --------           --------          --------
Other income................         929            53          876                 --               876
                                --------      --------     --------           --------          --------
  Income (loss) from
     continuing operations
     before provision for
     income taxes,
     extraordinary item and
     cumulative effect of
     change in accounting
     principle..............      19,139        12,163        6,976               (825)            6,151
Provision for income
  taxes.....................       7,353         5,016        2,337               (161)(2)         2,176
                                --------      --------     --------           --------          --------
  Income from continuing
     operations.............    $ 11,786      $  7,147     $  4,639           $   (664)         $  3,975
                                ========      ========     ========           ========          ========
Basic earnings (loss) per
  share from continuing
  operations................    $   0.61                                                        $   0.21
                                ========                                                        ========
Basic weighted average
  shares outstanding........      19,337                                                          19,337(7)
                                ========                                                        ========
Diluted earnings (loss) per
  share from continuing
  operations................    $   0.59                                                        $   0.20
                                ========                                                        ========
Diluted weighted average
  shares outstanding........      19,908                                                          19,908(7)
                                ========                                                        ========

---------------

(1) To record KRCS's minority ownership interest of 40% in the Information Security Group (ISG).

(2) To recognize the benefit for income taxes realized on the ISG net loss at an effective rate of 20%, equivalent to the benefit recognized in the historical Kroll-O'Gara results of operations.

(3) Pro forma adjustments exclude the impact of compensation expense, if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of KRCS, based on the respective fair values at the exchange date.

(4) Pro forma adjustments exclude an extraordinary charge that will occur in conjunction with the reorganization and split-up transaction resulting from the anticipated prepayment of the portion of Kroll-O'Gara's third party indebtedness assumed by KRCS. The portion of the charge allocated to KRCS is estimated to be approximately $0.9 million, net of estimated tax benefit of approximately $0.6 million, and includes a prepayment fee and the write-off of unamortized deferred financing costs.

(5) KRCS expects to incur additional charges (in addition to the $0.4 million of charges recognized for the six months ended June 30, 2000) currently estimated to be approximately $1.4 million, net of estimated tax benefit of approximately $1.0 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

(6) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses reflected in the historical statements of operations above.

(7) For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, pro forma earnings per share of KRCS from continuing operations is based upon the historical weighted average shares outstanding of Kroll-O'Gara. Upon completion of the reorganization and split-up transaction, KRCS is expected to be capitalized initially with 8.5 million shares of common stock and thus from that date forward, KRCS's weighted average shares outstanding will be determined based upon the new capitalization.

(8) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.05 million, net of tax benefit, associated with the write-off of certain assets (certain trademarks) that cannot be utilized by the company as a result of the reorganization and split-up transaction.

(9) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to the debt being assumed and repaid by KRCS as part of the reorganization and split-up.

                      KROLL RISK CONSULTING SERVICES, INC.

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  KROLL-      O'GARA     SUBTOTAL-     PRO FORMA(1)(2)(3)      KRCS
                                  O'GARA     SPIN-OFF       KRCS       ADJUSTMENTS(4)(6)     PRO FORMA
                                 --------    --------    ----------    ------------------    ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................  $210,324    $100,739     $109,585          $     --         $109,585
Cost of sales..................   143,213      72,383       70,830                --           70,830
                                 --------    --------     --------          --------         --------
     Gross profit..............    67,111      28,356       38,755                --           38,755
Selling and marketing
  expenses.....................    15,532       6,524        9,008                --            9,008
General and administrative
  expenses.....................    34,292      10,144       24,148                --           24,148
Merger related expenses........     7,205       2,933        4,272                --            4,272
                                 --------    --------     --------          --------         --------
     Operating income..........    10,082       8,755        1,327                --            1,327
Interest expense...............    (5,244)     (2,968)      (2,276)               --(7)        (2,276)
Other income (expense).........      (112)       (248)         136                --              136
                                 --------    --------     --------          --------         --------
     Income (loss) from
       continuing operations
       before minority
       interest, provision for
       income taxes,
       extraordinary item and
       cumulative effect of
       change in accounting
       principle...............     4,726       5,539         (813)               --             (813)
Minority interest..............      (156)       (156)          --                --               --
                                 --------    --------     --------          --------         --------
     Income (loss) from
       continuing operations
       before provision for
       income taxes,
       extraordinary item and
       cumulative effect of
       change in accounting
       principle...............     4,570       5,383         (813)               --             (813)
Provision for income taxes.....     3,305       2,822          483                --              483
                                 --------    --------     --------          --------         --------
     Income (loss) from
       continuing operations...  $  1,265    $  2,561     $ (1,296)         $     --         $ (1,296)
                                 ========    ========     ========          ========         ========
Basic earnings (loss) per share
  from continuing operations...  $   0.09                                                    $  (0.09)
                                 ========                                                    ========
Basic weighted average shares
  outstanding..................    14,751                                                      14,751(5)
                                 ========                                                    ========
Diluted earnings (loss) per
  share from continuing
  operations...................  $   0.08                                                    $  (0.08)
                                 ========                                                    ========
Diluted weighted average shares
  outstanding..................    15,560                                                      15,560(5)
                                 ========                                                    ========

---------------

(1) Pro forma adjustments exclude the impact of compensation expense if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of KRCS, based on the respective fair values at the exchange date.

(2) Pro forma adjustments exclude an extraordinary charge that will occur in conjunction with the reorganization and split-up transaction resulting from the anticipated prepayment of the portion of Kroll-O'Gara's third party indebtedness assumed by KRCS. The portion of the charge allocated to KRCS is estimated to be approximately $0.9 million, net of estimated tax benefit of approximately $0.6 million, and includes a prepayment fee and the write-off of unamortized deferred financing costs.

(3) KRCS expects to incur additional charges (in addition to the $0.4 million of charges recognized for the six months ended June 30, 2000) currently estimated to be approximately $1.4 million, net of estimated tax benefit of approximately $1.0 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

(4) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses reflected in the historical statements of operations above.

(5) For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, pro forma loss per share of KRCS from continuing operations is based upon the historical weighted average shares outstanding of Kroll-O'Gara. Upon completion of the reorganization and split-up transaction, KRCS is expected to be capitalized initially with 8.5 million shares of common stock and thus from that date forward, KRCS's weighted average shares outstanding will be determined based upon the new capitalization.

(6) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.05 million, net of tax benefit, associated with the write-off of certain assets (certain trademarks) that cannot be utilized by the company as a result of the reorganization and split-up transaction.

(7) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to the debt being assumed and repaid by KRCS as part of the reorganization and split-up.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION
                      AND PRO FORMA RESULTS OF OPERATIONS

     The following discussion of our pro forma results of operations and financial condition is based upon and should be read in conjunction with our pro forma financial statements presented in "Unaudited Pro Forma Combining Condensed Financial Statements". For financial reporting purposes, Kroll-O'Gara will be deemed to be the predecessor to KRCS. Accordingly, the unaudited pro forma financial information for KRCS is based upon the historical financial statements of Kroll-O'Gara. The unaudited pro forma financial information for KRCS also reflects the financial position and results of operations of The O'Gara Company as discontinued operations, which are not presented in a pro forma presentation, as well as other aspects of the reorganization and split-up as more fully explained in "Unaudited Pro Forma Combining Condensed Financial Statements." Upon receipt of shareholder approval of the split-up, the historical financial statements of KRCS, which are the historical financial statements of Kroll-O'Gara, will be restated to eliminate the financial results of The O'Gara Company and reflect them as discontinued operations. Because of the foregoing and as a result of the acquisitions made in 1997, 1998 and 1999, described below, financial results from period-to-period are not comparable.

GENERAL INFORMATION AND RECENT DEVELOPMENTS

     KRCS is a wholly owned holding company subsidiary that was formed on July 17, 2000 in connection with the split-up of Kroll-O'Gara to operate and manage the investigations and intelligence services business of Kroll-O'Gara. As part of the split-up of Kroll-O'Gara, the investigations and intelligence services business as well as the voice and data communications business of Kroll-O'Gara will be contributed to KRCS. KRCS intends to sell the voice and data communications business, which we refer to as the voice and data communications group, as soon as possible after the split-up.

     On November 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L.P. under which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone for $18.00 per share in cash. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares.

     On April 18, 2000 Kroll-O'Gara announced that it would explore a split-up of its principal businesses into two stand-alone companies. On August 30, 2000 Kroll-O'Gara announced that its board of directors had approved an agreement and plan of reorganization and dissolution that will separate its two principal operating segments, the security products and services business and the investigations and intelligence services business into two distinct companies. Under this agreement, we will receive substantially all of the assets and liabilities of Kroll-O'Gara's investigations and intelligence services business and voice and data communications business and 40% of Kroll-O'Gara's ownership interest in the common stock of Securify, as well as approximately 58% of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, the security products and services group and 60% of Kroll-O'Gara's ownership interest in the common stock of Securify, as well as approximately 42% of the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by The O'Gara Company. After this reorganization, some management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of KRCS common stock, and other management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of The O'Gara Company common stock. After these exchanges, Kroll-O'Gara will distribute the remaining shares of KRCS common stock and The O'Gara Company common stock held by it to its shareholders. The exchanging management shareholders will not participate in this distribution.

Following the split-up, we and The O'Gara Company will be separate publicly traded companies and Kroll-O'Gara will be dissolved. Completion of the split-up is subject to a number of conditions, including the receipt of a favorable tax ruling and the approval of the Kroll-O'Gara shareholders. We expect that completion of the split-up will occur in the fourth quarter of 2000 or first quarter of 2001.

     Costs associated with the split-up for the six months ended June 30, 2000 were approximately $0.4 million ($0.02 per diluted share) and consisted primarily of fees for attorneys, accountants and other related charges. We anticipate additional expenses will be incurred in the second half of 2000.

     We are a leading global provider of investigations, intelligence and risk mitigation consulting services. Through a network of 53 offices and more than 2,000 employees located in 18 countries, we provide risk mitigation consulting services to governments and multinational corporations. Our global platform allows us to address those issues with skilled investigators and consultants who have first hand knowledge of local customs, business practices and information. We report our revenue from continuing operations through two groups. The investigations and intelligence services business consists of the following categories: business intelligence and investigation services, corporate services, financial services, security services and technology services. The voice and data communications business offers three types of products: satellite communication and navigation equipment, packages of satellite airtime and customized design, hardware and software integration services relating to satellite communication.

REVENUE RECOGNITION

     KRCS recognizes revenue as services are performed. We record either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Revenues are recognized on a "time and materials" or "proportional performance method" basis, depending upon the arrangement with the customer. Revenue related to time and materials arrangements are recognized in the period in which the services are performed as follows: revenues from standard hourly rate engagements are recognized as hours are recorded and costs are recognized as incurred and revenues from standard daily rate arrangements are recognized at amounts represented by the agreed-upon billing amounts and costs are recognized as incurred. Revenues related to fixed price arrangements are recognized based upon costs incurred as a percentage of the estimated total direct costs of the respective arrangements. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known.

     We usually enter into engagement letters with our customers prior to the time we begin work on a project. We do not believe it is appropriate to characterize these arrangements as backlog because these arrangements generally provide that they can be terminated without significant advance notice or penalty. Generally, in the event that a client terminates a project, the client remains obligated to pay us for services performed and expenses incurred through the date of termination.

COST OF SALES

     Our cost of sales includes professional compensation, other direct contract expenses and some other costs of service.

     Competition for consulting professionals, particularly for personnel with specific risk mitigation skills necessary to perform the services which we offer, has caused wages to increase at a rate greater than the general rate of inflation. As with other professional service firms, we must adequately anticipate wage increases. See "Risk Factors - Risks Related to our Business." Our success is largely dependent upon the ability to hire and retain talented people at a time when the industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover.

     Other direct contract expenses include costs directly attributable to client contracts. These costs include such items as contractor expenses, travel expenses for professional staff and independent contractors, hardware and supplies purchases and reproductions costs.

     Other costs of service primarily consist of the costs attributable to the support and maintenance of our professional staff, as well as other costs of servicing our clients. These costs include occupancy and communications costs relating to office space utilized by professional staff, the costs of training and recruiting professional staff, bad debts and the amortization of our accumulated databases assets that are utilized in investigative research for clients.

ACQUISITIONS

     KRCS has pursued a strategy of growth and completed a number of acquisitions in 1998 and 1999, some of which have been accounted for as poolings of interest and others of which have been accounted for as purchases.

     Most recently, on May 16, 2000, KRCS acquired substantially all of the assets and assumed certain liabilities of The Search Is On, Inc., a corporation doing business in Nashville, Tennessee. The purchase price of $0.6 million was paid in cash of $0.4 million and a note payable of $0.2 million to the former owner. The acquisition has been accounted as a purchase. Goodwill related to this transaction was approximately $0.4 million and is being amortized over 25 years. The Search Is On specializes in obtaining public records information for use in providing background investigations to clients.

     Other acquisitions are listed in the following chart.

A. POOLINGS(1)

          COMPANY                       BUSINESS              DATE ACQUIRED         CONSIDERATION(4)
          -------             ----------------------------  ------------------  ------------------------
Laboratory Specialists of     Drug testing                  December 7, 1998    1,209,053 shares
  America, Inc.(2)
Schiff & Associates, Inc.     Security architectural        December 31, 1998   169,521 shares
                              services
Financial Research, Inc.      Business valuation and        March 1, 1999       102,555 shares
                              economic damage analysis
                              services
Background America, Inc.      Background investigative      June 16, 1999       899,243 shares
                              services

B. PURCHASES(3)
Corplex, Inc.                 Investigative and executive   March 1, 1998       29,207 shares
                              protection services
Lindquist Avey MacDonald      Forensic and investigative    June 1, 1998        $4.7 million in cash and
  Baskerville, Inc.           accounting services;                              278,340 shares
                              headquartered in Canada
Kizorek, Inc. (renamed        Video surveillance services   July 1, 1998        $0.8 million in cash and
  InPhoto Surveillance)                                                         352,381 shares
Holder Associates, S.A.       Security services in          October 1, 1998     $4.5 million in cash and
                              Argentina                                         46,287 shares
Fact Finders Ltd.             Investigates intellectual     November 1, 1998    $3.2 million in cash,
                              property infringement cases                       plus a 3-year earn-out
                              in Hong Kong and the                              of up to $3 million
                              People's Republic of China                        based on profits
The Buchler Phillips Group    Corporate advisory practices  April 1, 1999       $12 million in cash and
                                                                                366,469 shares

---------------

(1) Pooling of interest accounting requires the restating of all prior period consolidated financial information as though the acquired entity had always been consolidated with KRCS.

(2) In 1997 and 1998 Laboratory Specialists paid a total of approximately $5.9 million to acquire customer lists and related assets from Pathology Laboratories, Ltd., Harrison Laboratories, Inc., Accu-Path Medical Laboratory, Inc. and TOXWORX Laboratories, Inc.

(3) KRCS's consolidated financial statements include the reported results of each entity from the effective date of the acquisition.

(4) References to shares mean shares of common stock of Kroll-O'Gara.

  RESTRUCTURING OF OPERATIONS

     Due to multiple acquisitions completed by KRCS in 1998 and 1999, integration of the operations of the acquired companies with existing operations became a strategic initiative for our management in 1999. As part of this initiative, management evaluates our business segments to determine if our core businesses within the segments are operating efficiently. As a result of management's evaluation, several less profitable operating facilities were closed to enable us to focus on integrating existing facilities with the newly acquired businesses. Management concluded that a cost savings initiative was required and would be achieved largely through operating efficiencies and a corresponding decrease in personnel.

     In the first quarter of 1999, KRCS began implementing a plan to reduce costs and improve operating efficiencies and recorded a non-recurring pre-tax restructuring charge of approximately $0.5 million. In the second quarter of 1999, KRCS completed the restructuring plan and recorded an additional non-recurring pre-tax restructuring charge of $3.9 million. The principal elements of the restructuring plan were the closing of two offices, the relocation of another office and the staff reduction of approximately 27 employees. The primary components of the restructuring charge were severance costs and lease termination costs.

  INTENTION TO SELL THE VOICE AND DATA COMMUNICATIONS BUSINESS

     As part of the split-up, Kroll-O'Gara will contribute the voice and data communications business to KRCS. This business was previously accounted for as a discontinued operation in the financial statements of Kroll-O'Gara, when Kroll-O'Gara was negotiating its sale. In May 2000, Kroll-O'Gara terminated all then pending negotiations to sell this business. Accordingly, the results of operations of the voice and data communications business for all prior periods have been reclassified from discontinued operations to continuing operations. We intend to sell this business as soon as possible after the split-up. Management expects proceeds from the sale to cover our investment in net assets as well as any costs incurred in the sale. However, there can be no assurance that management will be successful in selling the business or on favorable terms.

     KRCS recognizes revenue from the voice and data communications business as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     A summary of the operating results of the voice and data communications group is as follows:

                                         FOR THE YEARS ENDED                    FOR THE SIX MONTHS ENDED JUNE 30,
                       -------------------------------------------------------  ----------------------------------
                             1997               1998               1999               1999              2000
                       -----------------  -----------------  -----------------  ----------------  ----------------
                                                             (IN THOUSANDS)
Net sales............  $17,437   100.0%   $17,653   100.0%   $19,931   100.0%   $6,687   100.0%   $8,297   100.0%
                       =======   =======  =======   =======  =======   =======  ======   =======  ======   =======
Gross profit.........  $ 3,125    17.9%   $ 3,522    20.0%   $ 2,415    12.1%   $  823    12.3%   $1,372    16.5%
                       =======   =======  =======   =======  =======   =======  ======   =======  ======   =======
Operating income
  (loss).............  $    69     0.4%   $  (635)   (3.6)%  $(2,598)  (13.0)%  $ (987)  (14.8)%  $  799    (9.6)%
                       =======   =======  =======   =======  =======   =======  ======   =======  ======   =======

     The loss from operations of the voice and data communications group increased $2.0 million from $0.6 million for the year ended December 31, 1998 to $2.6 million for the year ended December 31, 1999. This increase was partially due to an increase in its inventory reserve, which resulted from technology changes in the telecommunications market that reduced demand and lowered sales prices for certain items in inventory, as well as the overall impact on gross margins resulting from the decrease in sales prices. Income from operations of the voice and data communications group decreased $0.7 million from $0.1 million for the year ended December 31, 1997 to a loss of $0.6 million for the year ended December 31, 1998. The decrease in operating income was primarily attributable to an increase in selling expenses to support expected revenue growth in 1998. Revenue growth did not occur and sales levels remained consistent with 1997 levels.

  RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales. As indicated above, the table and detailed discussion of the pro forma results of operations and pro forma financial condition that follow relate only to the investigations and intelligence services business and do not include the voice and data communications business, which is expected to be sold as soon as possible after the split-up.

                                                                                     FOR THE SIX
                                                                                       MONTHS
                                                            FOR THE YEARS ENDED:     ENDED JUNE
                                                            ---------------------   -------------
                                                            1997    1998    1999    1999    2000
                                                            -----   -----   -----   -----   -----
Net sales.................................................  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales.............................................   61.3%   56.2%   55.8%   55.7%   56.6%
                                                            -----   -----   -----   -----   -----
     Gross margin.........................................   38.7%   43.8%   44.2%   44.3%   43.4%

Operating Expenses:
Selling and marketing.....................................    7.4%    9.6%    8.9%    9.4%    9.1%
General and administrative................................   25.3%   23.2%   28.1%   24.5%   27.7%
Restructuring charge......................................     --      --     2.2%    4.6%     --
Merger related costs......................................    4.6%    3.7%    2.1%    3.5%    0.4%
Failed merger costs.......................................     --      --     0.5%     --     1.5%
                                                            -----   -----   -----   -----   -----
Operating income..........................................    1.4%    7.3%    2.4%    2.3%    4.6%

Other income (expense):
Interest expense..........................................   (2.1)%  (1.4)%  (1.4)%  (1.0)%  (1.4)%
Interest income...........................................    0.2%    0.5%    0.2%    0.2%    0.1%
Earnings (losses) of equity investment....................     --    (0.7)%  (0.4)%   0.1%   (1.9)%
Other, net................................................     --     0.7%     --    (0.2)%   0.1%
                                                            -----   -----   -----   -----   -----
Income (loss) from continuing operations before provision
  for income taxes and cumulative effect of accounting
  change..................................................   (0.6)%   7.1%    1.2%    1.3%    3.3%
Provisions for income taxes...............................    0.5%    2.1%    0.1%    2.9%    1.0%
                                                            -----   -----   -----   -----   -----
Net income (loss) from continuing operations..............   (1.1)%   4.9%    1.1%   (1.6)%   2.3%
                                                            =====   =====   =====   =====   =====

  SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999 "PRO FORMA"

NET SALES

     Net sales increased $13.0 million, or 14.7%, to $101.4 million for the six months ended June 30, 2000 from $88.4 million for the six months ended June 30, 1999. A substantial portion of this increase is the result of our acquisition of Buchler Phillips, which was only included for the last three months of the six months ended June 30, 1999. Net sales attributable to this acquisition amounted to $4.7 million for the first six months of 1999 compared to $10.1 million for the first six months of 2000, an increase of $5.4 million. Excluding net sales of Buchler Phillips, net sales increased $7.6 million or 9.1% for the six months ended June 30, 2000. This increase is primarily due to the increase in net sales of the corporate services group and domestic business investigations and intelligence group, which increased $2.1 million and $3.6 million, respectively, for the six months ended June 30, 2000 compared to the six months ended June 30, 1999.

COST OF SALES

     Cost of sales increased $8.2 million, or 16.6%, to $57.4 million for the six months ended June 30, 2000 from $49.3 million for the six months ended June 30, 1999. The increase in cost of sales was primarily due to our acquisition of Buchler Phillips, which was only included for the last three months of the six months ended June 30, 1999. Cost of sales of Buchler Phillips increased $2.6 million to $5.1 million for the six months ended June 30, 2000 from $2.5 million for the six months ended June 30, 1999. Excluding cost of sales of Buchler Phillips, cost of sales increased $5.7 million or 11.9% for the six months ended June 30, 2000. Gross profit as a percent of net sales was 43.4% for the six months ended June 30, 2000 compared to 44.3% for the six months ended June 30, 1999. The decrease in gross profit as a percentage of net sales is primarily due to the increased employee compensation costs and subcontractor fees associated with generating professional fee revenue. In addition, provisions for bad debt increased $1.1 million for the six months ended June 30, 2000 from the six months ended June 30, 2000.

OPERATING EXPENSES

     Operating expenses increased $2.3 million, or 6.1%, to $39.3 million for the six months ended June 30, 2000 from $37.1 million for the six months ended June 30, 1999. For the six months ended June 30, 1999, KRCS recorded $7.2 million of restructuring and merger costs in connection with the restructuring of its corporate services group and the acquisition of Background America, Inc., which was accounted for as a pooling of interests. For the six months ended June 30, 2000, KRCS recorded $2.0 million of separation, failed merger and merger and integration costs associated with (1) the split-up of Kroll-O'Gara, (2) the termination of the Blackstone transaction and (3) continuing integration costs associated with the acquisition of Buchler Phillips.

     Excluding restructuring, separation, failed merger and merger and integration charges, operating expenses increased $7.4 million, or 24.6%, to $37.3 million for the six months ended June 30, 2000 from $30.0 million for the six months ended June 30, 1999. A significant portion of this increase is due to the acquisition of Buchler Phillips, which was only included for the last three months of the six months ended June 30, 1999. Excluding the operating expenses of Buchler Phillips, operating expenses increased $4.8 million or 16.8% for the six months ended June 30, 2000 due to personnel and professional services required to administer the growth experienced for the acquisitions completed since 1998, depreciation and amortization of systems development and related consulting support costs for the new accounting and operations system placed into service for the year 2000, and the additional amortization of goodwill.

     As a percentage of net sales, operating expenses decreased from 42.0% for the six months ended June 30, 1999 to 38.8% for the six months ended June 30, 2000. Excluding restructuring, separation, failed merger and merger and integration charges, as a percentage of net sales, operating expenses increased from 33.9% for the six months ended June 30, 1999 to 36.8% for the six months ended June 30, 2000, as explained above.

OTHER INCOME (EXPENSE)

     Interest expense increased $0.5 million, or 60%, to $1.4 million for the six months ended June 30, 2000 from $0.9 million for the six months ended June 30, 1999. This increase was the result of the portion of increased borrowings under Kroll-O'Gara's revolving credit facility that was allocated to KRCS. For most of the first six months of 1999, KRCS had excess funds as a result of the funds from Kroll-O'Gara's public offering of stock completed in May 1998 that were allocated to KRCS, and no additional borrowings were required under the revolving credit facility until the purchase of Buchler Phillips on June 3, 1999.

     Earnings (losses) of equity investment represents KRCS's 40% ownership interest in Securify. Earnings on equity investment decreased $2.0 million to a loss of $1.9 million for the six months ended June 30, 2000 from earnings of $0.1 million for the six months ended June 30, 1999. This loss was primarily due to a decrease in sales and an increase in personnel costs from a continuing focus on Securify service capabilities and the related inability to establish a firm customer base until the development of the business is complete.

PROVISION FOR INCOME TAXES

     The provision for income taxes for the six months ended June 30, 2000 was $1.1 million compared to $2.6 million for the six months ended June 30, 1999. The effective tax rates for the periods were 215.8% in 1999 and 31.4% in 2000. The 1999 effective tax rate does not reflect the benefit of some foreign jurisdiction net operating losses that KRCS was not able to recognize for tax purposes due to the uncertainty relating to the future ability to realize the net operating loss carryforward. In 2000, the effective tax rate reflects the favorable impact of the reversal of the valuation allowance previously provided in 1999 related to those foreign jurisdiction net operating loss carryforwards, net of other foreign losses that do not have a current benefit.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998 "PRO FORMA"

NET SALES

     Net sales increased $60.6 million, or 49.4%, to $183.5 million for the year ended December 31, 1999 from $122.9 million for the year ended December 31, 1998. A substantial portion of this increase is the result of acquisitions completed in 1998 and the first half of 1999. Net sales of these acquired companies accounted for under the purchase method of accounting increased $44.9 million, or 231.4%, from $19.4 million for the year ended December 31, 1998 to $64.3 million for the year ended December 31, 1999. Excluding the net sales of these acquired companies, net sales increased $15.7 million or 15.2% for the year ended December 31, 1999. This increase is primarily due to the increase in net sales of the corporate services and business investigations and intelligence groups.

COST OF SALES

     Cost of sales increased $33.3 million, or 48.3%, to $102.3 million for the year ended December 31, 1999 from $69.0 million for the year ended December 31, 1998, primarily due to the acquisitions completed in the second half of 1998 and the first half of 1999. Excluding cost of sales of these acquired companies, cost of sales increased $9.3 million or 15.6% for the year ended December 31, 1999. Gross profit as a percent of net sales was 44.2% for the year ended December 31, 1999 compared to 43.8% for the year ended December 31, 1998. This increase in gross profit as a percentage of net sales is due to the fact that in 1999, KRCS received $1.5 million in settlement for receivables that had been written off as uncollectible in a previous year. Without this settlement, gross profit as a percentage of net sales for the year ended December 31, 1999 would have been 43.4%. The remaining increase in gross profit as a percentage of net sales is primarily due to the relatively higher margin derived from the services provided by Buchler Phillips.

OPERATING EXPENSES

     Operating expenses increased $31.9 million, or 71.0%, to $76.7 million for the year ended December 31, 1999 from $44.9 million for the year ended December 31, 1998. This increase is primarily due to the acquisitions completed in the second half of 1998 and first half of 1999, as well as restructuring charges and merger-related costs recorded during 1999. Excluding restructuring, failed merger and merger related costs, operating expenses increased $27.7 million for the year ended December 31, 1999. Operating expenses of $24.5 million were attributable to acquired companies in 1999. Restructuring charges, failed merger and merger-related costs were $8.9 million for the year ended December 31, 1999 compared to merger-related costs of $4.6 million for the year ended December 31, 1998. Of the restructuring charges in 1999, $1.8 million is related to the integration of InPhoto Surveillance, which was acquired in 1998.

     Excluding operating expenses of acquired companies, operating expenses increased $13.5 million for the year ended December 31, 1999. In 1999, restructuring charges and merger related expenses increased $4.3 million, primarily as a result of a restructuring charge of $3.9 million for the reorganization of the corporate services group. In addition, in 1999 KRCS recorded approximately $0.9 million in failed merger expenses associated with the terminated transaction with Blackstone. The remaining increase in operating expenses is attributable to increased costs for marketing and promotion to develop a unified marketing approach for new businesses and our expanded service capabilities. KRCS also recorded a one time charge of $0.5 million for the reorganization of the corporate marketing department, which primarily consisted of severance payments. Amortization of goodwill associated with acquisitions increased approximately $1.2 million for the year ended December 31, 1999. In addition, KRCS incurred an overall increase in compensation and benefits and an increase in personnel and professional services required to administer its growth from the acquisitions completed in 1998 and 1999.

     As a percentage of net sales, operating expenses, before restructuring, merger-related costs and failed merger costs were 32.8% for the year ended December 31, 1998 and 37.0% for the year ended December 31, 1999. The increase in operating expenses as a percentage of net sales is primarily the result of increased fixed costs to administer the growth of KRCS since the beginning of 1998.

OTHER INCOME (EXPENSE)

     Interest expense increased $0.7 million, or 41.0%, to $2.5 million for the year ended December 31, 1999 from $1.8 million for the year ended December 31, 1998. Upon the completion of a stock offering by Kroll-O'Gara in May 1998, Kroll-O'Gara repaid a significant portion of its debt. As a result, lower interest expense starting in the third quarter of 1998 and continuing through the first quarter of 1999 was allocated to KRCS. However, due to the significant number of acquisitions completed in the second half of 1998 and first half of 1999, KRCS began to draw on Kroll-O'Gara's $25.0 million credit facility in 1999, primarily to fund the acquisition of Buchler Phillips and to fund its growth and working capital requirements. The increase in borrowings after the first quarter of 1999 under Kroll-O'Gara's credit facility resulted in an increase in interest expense for the fiscal year ended December 31, 1999.

     Loss on equity investment decreased $0.1 million to $0.7 million for the year ended December 31, 1999 from $0.8 million for the year ended December 31, 1998. Kroll-O'Gara acquired Securify, which began operations in February 1998, in December 1998 and accounted for the transaction as a pooling of interests. In 1998, KRCS recognized its allocated portion of Securify's start-up losses. Although the first half of 1999 was marginally profitable, Securify experienced a decrease in sales and an increase in personnel costs in the second half of the year as it focused on its service capabilities and further developed its business plan.

PROVISION FOR INCOME TAXES

     The provision for income taxes was $0.1 million for the year ended December 31, 1999 compared to $2.6 million for the year ended December 31, 1998. The effective tax rates for the periods were 5.8% in 1999 and 30.3% in 1998. The 1999 tax provision reflects the favorable impact of the reversal of the valuation allowance related to some foreign jurisdiction net operating loss carryforwards, net of other foreign losses that do not have a current benefit.

NET INCOME

     Net income decreased $4.0 million to $2.1 million for the year ended December 31, 1999 from $6.1 million for the year ended December 31, 1998. This decrease was due primarily to a $31.9 million increase in operating expenses, partially offset by $27.3 million in increased gross profit and a decreased provision for income taxes, as described above.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997 "PRO FORMA"

NET SALES

     Net sales increased $30.7 million, or 33.3%, to $122.9 million for the year ended December 31, 1998 from $92.1 million for the year ended December 31, 1997. This increase was primarily due to the inclusion of net sales from the acquisitions of Lindquist Avey MacDonald Baskerville, Inc., InPhoto Surveillance, Inc., Corplex, Inc., Fact Finders Ltd. and Holder Associates, S.A., which were acquired in 1998 and accounted for under the purchase method of accounting. Excluding net sales of these acquired companies, net sales for KRCS would have been $103.5 million for the year ended December 31, 1998 compared to $92.1 million for the year ended December 31, 1997, an increase of $11.4 million, or 12.4%.

     The increase in net sales, excluding net sales of acquired companies for KRCS, was due to an increase in net sales of the corporate services group, where revenues increased $6.4 million, or 37.7%, to $23.4 million for the year ended December 31, 1998 from $17.0 million for the year ended December 31, 1997. The remaining increase was the result of internal growth in the business investigations and intelligence group, which opened new offices in Dallas, Boston, Houston and Mexico City.

COST OF SALES

     Cost of sales increased $12.5 million, or 22.1%, to $69.0 million for the year ended December 31, 1998 from $56.5 million for the year ended December 31, 1997. This increase in cost of sales was primarily due to the cost of sales of companies acquired in 1998 and accounted for under the purchase method of accounting. Cost of sales of companies acquired in 1998 amounted to $10.4 million for the year ended December 31, 1998. Excluding the cost of sales of these acquired companies, cost of sales increased $2.1 million, or 3.7%, for the year ended December 31, 1998. The remaining increase in cost of sales was due to the increased level of business activity experienced in the core businesses in 1998. Gross profit as a percentage of net sales was 43.8% for the year ended December 31, 1998 compared to 38.7% for the year ended December 31, 1997. This increase was primarily due to higher average gross margins of 46.4% from the companies acquired in 1998, and the increased gross profit as a percentage of net sales of the business investigations and intelligence group. This increase in gross profit as a percentage of net sales for the business investigations and intelligence group was a result of several large, higher margin engagements that were booked during 1998; these types of engagement are historically infrequent in nature.

OPERATING EXPENSES

     Operating expenses increased $10.5 million, or 30.5%, to $44.9 million for the year ended December 31, 1998 from $34.4 million for the year ended December 31, 1997. Included in operating expenses in 1997 were approximately $4.3 million in expenses related to the merger between Kroll Holdings, Inc and The O'Gara Company. In 1998, KRCS recorded approximately $4.6 million in merger-related expenses primarily associated with the acquisitions of Laboratory Specialists of America, Schiff & Associates, Securify and Background America, all of which were accounted for under the pooling of interests method of accounting.

     Before merger-related expenses, operating expenses increased $10.2 million, or 33.8%, to $40.3 million for the year ended December 31, 1998 from $30.1 million for the year ended December 31, 1997. The increase was primarily due to operating expenses incurred by companies acquired in 1998, which accounted for $6.1 million of the increase from 1997. The additional increase in operating expenses is attributable to an increase in the level of personnel and professional services required to administer KRCS's growth in 1998.

     As a percentage of net sales, operating expenses, before merger related costs, were 32.7% and 32.8% for the years ended December 31, 1997 and 1998, respectively. As a result of investments made by KRCS in facilities and personnel in previous periods, KRCS did not require additional commitments of fixed costs relative to the level of net sales in 1998.

OTHER INCOME (EXPENSE)

     Interest expense decreased $0.2 million, or 9.9%, to $1.8 million for the year ended December 31, 1998 from $2.0 million for the year ended December 31, 1997. Upon completion of a stock offering in May 1998, Kroll-O'Gara repaid approximately $14.8 million of its debt. As a result, interest expense decreased starting in the third quarter of 1998.

     On May 30, 1997, Kroll-O'Gara entered into an agreement with institutional investors to issue and sell $35.0 million aggregate principal amount of senior notes. This agreement provided for a reduction of the interest rate if specified criteria were met. Kroll-O'Gara complied with the criteria and the interest rate was decreased, beginning in the second quarter of 1998. The reduction changed the interest rate from 9.56% to 8.56% and contributed to the decrease in interest expense for the year ended December 31, 1998.

     Losses from KRCS's equity investment in Securify were $0.8 million for the year ended December 31, 1998, the initial year of Securify's operations and the year in which Kroll-O'Gara acquired it.

PROVISION FOR INCOME TAXES

     The provision for income taxes was $2.6 million for the year ended December 31, 1998 compared to $0.5 million for the year ended December 31, 1997. The effective tax rates for the periods were 30.3% in 1998 and 95.2% in 1997. In 1997, KRCS recorded taxes at an effective rate significantly higher than it had previously experienced because some of the merger-related expenses incurred in the period were not deductible for tax purposes. In 1998, KRCS determined that some of the merger expenses incurred in 1997 would be deductible in the future, which had the effect of reducing the effective tax rate in 1998. In addition, the 1998 tax provision also reflected the favorable impact of foreign locations with statutory tax rates at levels below U.S. tax rates and the reversal of the valuation allowance related to some foreign net operating loss carryforwards.

NET INCOME (LOSS)

     Net income increased $7.4 million to $6.1 million for the year ended December 31, 1998 from a net loss of $1.4 million for the year ended December 31, 1997. The increase was due primarily to an increase in gross profit of $18.2 million, offset by $10.5 million in increased operating expenses and an increased provision for income taxes, as described above.

LIQUIDITY AND CAPITAL RESOURCES

     General. We have historically met our operating cash needs by utilizing advances from Kroll-O'Gara to supplement cash provided by operations and other financing activities, excluding non-cash charges such as depreciation and amortization.

     Financing. We expect to obtain debt funding prior to completion of the split-up and to use substantially all of the proceeds to repay debt of Kroll-O'Gara that we will assume under the agreement and plan of reorganization and dissolution and to provide funds for working capital purposes.

     Kroll-O'Gara's currently existing credit agreement includes certain financial covenant restrictions. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999 and as of June 30, 2000. All the events of non-compliance have been subsequently amended or waived by the lenders or the relevant agreement has been amended. If the lenders had not provided a waiver or amendment, all amounts outstanding under the credit agreement would have been subject to acceleration by the lenders.

     On September 14, 2000, Kroll-O'Gara amended its credit agreement to provide for an extension of its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio.

     Cash flows from operating activities. Cash used in operating activities increased from $3.4 million for the first six months of 1999 to $5.8 million for the six months of 2000. In 1999 and 2000, cash was used primarily to fund working capital investments. Cash used in operating activities increased from $1.9 million for the year ended December 31, 1998 to $3.5 million for the year ended December 31, 1999. In both years, cash was used primarily to fund working capital investments.

     Cash flows from investing activities. For the six months ended June 30, 2000, KRCS used $5.0 million for investing activities, comprised of $2.6 million for capital expenditures relating to leasehold improvements, vehicles, furniture and fixtures and office equipment, $2.2 million for additions to databases and $0.3 million for acquisitions. For the six months ended June 30, 1999, KRCS used $13.0 million for investing activities, comprised of $5.1 million for capital expenditures relating to leasehold improvements, vehicles, furniture and fixtures and office equipment, $1.8 million for additions to databases, and $12.0 million for acquisitions. This activity in 1999 was offset by proceeds realized from the sale of marketable securities of approximately $6.0 million.

     For the year ended December 31, 1999, KRCS used $20.4 million for investing activities, comprised of $6.4 million for capital expenditures relating to leasehold improvements, vehicles, furniture and fixtures and office equipment, $3.9 million for additions to databases, $4.8 million for the acquisition and implementation of a new enterprise system and upgrades of general information systems unrelated to KRCS's Year 2000 compliance efforts and $12.0 million for the acquisition of Buchler Phillips. This activity in 1999 was offset by proceeds realized from the sale of marketable securities of approximately $6.7 million. The levels of total capital expenditures made by Kroll-O'Gara in 1999 were in excess of the amounts permitted by its credit agreement with KeyBank. KeyBank has provided Kroll-O'Gara a waiver from the requirements of this covenant.

     For the year ended December 31, 1998, KRCS used $22.9 million for investing activities, comprised of $3.3 million for capital expenditures relating to leasehold improvements, furniture and fixtures and office equipment, $4.2 million for additions to databases and $15.4 million for the acquisition of Lindquist Avey Macdonald Baskerville, InPhoto Surveillance, Holder Associates and Fact Finders and the purchase of assets of Pathology Laboratories, Accu-Path Medical Laboratory, Harrison Laboratories and TOXWORX Laboratories.

     We anticipate that, to the extent KRCS continues to pursue strategic acquisitions, additional cash outlays will be required.

     Cash flows from financing activities. Cash provided by financing activities for the first six months of 1999 was $19.1 million. For the first six months of 2000, cash provided by financing activities was $4.3 million. In both periods, cash was provided by advances from Kroll-O'Gara, net of repayments of long term debt. Cash provided by financing activities decreased from $29.4 million for the year ended December 31, 1998 to $26.9 million for the year ended December 31, 1999. Cash provided by financing activities in 1999 was primarily provided by borrowings under Kroll-O'Gara's credit agreement as well as additional advances from Kroll-O'Gara. Cash provided by financing activities in 1998 included proceeds from Kroll-O'Gara's stock offering, net of repayments of long term debt.

     Foreign operations. We attempt to mitigate the risks of doing business in foreign countries by separately incorporating our operations in those countries; maintaining reserves for credit losses; and maintaining insurance on equipment to protect against losses related to political risks and terrorism.

     Quarterly fluctuations. Our operations may fluctuate on a quarterly basis as a result of the nature of our business. See "Risk Factors -- Risks Related to Our Business." Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-looking Statements. This "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations" contains statements which we believe are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based upon management's estimates, assumptions and projections and are subject to substantial risks and uncertainties. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things: contract reductions or cancellations; cost overruns with regard to fixed price contracts; problems and costs associated with integrating past and future business combinations; various political and economic risks of conducting business outside the United States, including foreign economic conditions and currency rate fluctuations; changes in laws and regulations; adjustments associated with percentage-of-completion accounting; inability of independent contractors to perform on schedule and meet demand; unexpected competitive pressures resulting in lower margins and volumes; uncertainties in connection with start-up operations and opening new offices; higher-than-anticipated costs of financing the business; loss of senior personnel; and changes in the general level of business activity.

     Potential Accounting Pronouncements. The Emerging Issues Task Force (EITF) Issue No. 00-20, "Accounting for Costs Incurred to Acquire or Originate Information for Database Content and Other Collections of Information", states that the EITF is considering different views for the accounting for database costs. One of the proposed views would require KRCS to expense some or all of the database costs that KRCS currently capitalizes and amortizes, which is currently an acceptable alternative. Adoption of a different method of accounting for database costs could have a material impact on our financial position and results of operations. To date, the EITF has not made any official determinations on this issue.

                                    BUSINESS

OVERVIEW

     We are a leading provider of investigations, intelligence and risk mitigation consulting services. Through a network of 53 offices located in 18 countries, we provide information, analysis and advice, including:

     - business investigations and intelligence services, including nonfinancial due diligence, litigation support, fraud investigations, monitoring services and special inquiries and intellectual property infringement investigations;

     - corporate services, including pre-employment background checking, drug testing, surveillance and vendor integrity programs;

     - financial services, including forensic accounting, recovery and restructuring, asset tracing and analysis services and pre-acquisition financial due diligence;

     - security services, including risk and crisis management, security architecture and design, corporate security planning and executive protection, and electronic countermeasures; and

     - technology services, including computer forensics, data recovery and litigation and systems support services.

BUSINESS STRATEGY

     We plan to increase our profitability and revenues by developing our competitive strengths and taking advantage of favorable industry conditions, including projected industry growth, a consolidating market and international corporate expansion, as well as the following strategies:

     Expand Existing Customer Base. We are able to offer our client base a single source for global risk mitigation consulting services. In order to take advantage of marketing opportunities, we utilize a global account manager program. This program ensures that the full range of our services within each operating group around the world is effectively marketed to our clients. Our global account managers are compensated based upon the total relationship with a client. This program improves communication and client knowledge about our organization and services and broadens our relationship with our clients.

     Capitalize on Growing International Opportunities. With the continued growth of cross-border business transactions, companies are exposed to greater economic and political uncertainty. We intend to capitalize on this trend by using our brand name and business platform to attract new business opportunities. Additionally, we will continue to expand our physical presence into areas that are of strategic interest to our clients. For example, in the first half of 2000, we have opened offices in South Africa, Chile, India and Italy.

     Continue to Pursue Acquisition Opportunities. Our acquisition strategy is to pursue opportunities that will broaden our service offerings, provide complementary services and expand our geographic presence within the risk mitigation consulting services industry. We believe that our brand name and business platform are advantages in attracting acquisition opportunities. Our disciplined approach in evaluating acquisition opportunities leads us to pursue only those that fit our profile for quality, reliability, superior customer service and profitability. In many instances we know these candidates from previous business relationships. The efficient transfer and integration of acquired businesses and systems into our existing infrastructure remain one of our top priorities throughout our strategic growth. Our ability to use our stock as consideration in potential acquisitions will be limited for two years following the split-up in order to preserve the split-up's tax free status. See "Relationship with The O'Gara Company -- Tax Sharing Agreement."

     Increase Stability of Revenue Base. We intend to increase revenue stability through:

     - the acquisition of businesses which have recurring revenue streams, such as our previous acquisitions in the areas of background checking and drug testing;

     - the continued expansion of our service line capabilities in existing businesses, such as forensic accounting and business valuation;

     - the continued expansion of our counter-cyclical businesses, such as financial recovery, restructuring, fraud investigation, insolvency and turnaround services; and

     - increased geographic diversity.

     Maximize Operating Efficiency. We seek to increase our efficiency by using cost effective methods to minimize response times, improve the quality of services and reduce costs. We intend to continue implementing systems to help us improve the organization of workflow, increase employee utilization, minimize administrative costs and facilitate the integration of acquired companies.

SERVICES

     Our investigations and intelligence services are divided into five major categories. The following table presents the aggregate net sales for each of our five service categories for the periods indicated.

                                                                        SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31             JUNE 30
                                       -----------------------------   -------------------
                                        1997       1998       1999       1999       2000
                                       -------   --------   --------   --------   --------
                                                         (IN THOUSANDS)
Business investigations and
  intelligence.......................  $52,719   $ 56,823   $ 71,584   $ 34,720   $ 40,214
Corporate services...................   17,152     32,764     43,350     21,581     22,775
Financial services...................    7,506     15,033     37,258     17,128     23,498
Security services....................   14,770     18,232     30,682     14,770     14,044
Technology services..................        0          0        625        193        886
                                       -------   --------   --------   --------   --------
     Total...........................  $92,147   $122,852   $183,499   $ 88,392   $101,417
                                       =======   ========   ========   ========   ========

BUSINESS INVESTIGATIONS AND INTELLIGENCE SERVICES

     Our business investigations and intelligence services include nonfinancial due diligence, litigation support, fraud investigations, monitoring services and special inquiries, and intellectual property infringement investigations.

     Nonfinancial due diligence. We help our clients conduct in-depth, insightful investigations into prospective transactions to minimize risk and help ensure success. Without proper due diligence, businesses are exposed to an increased likelihood of financial losses and liabilities as well as injured reputations. We provide comprehensive background information and intelligence in areas such as personal and business reputation, financial and operating history, verification of key representations, records of litigation, liens or judgements, environmental liabilities and other actual or potential problems.

     Litigation Support. We provide litigation support services to a client's outside counsel and in-house lawyers in preparation for litigation or arbitration proceedings and in designing settlement strategies. These services include developing evidence to support a claim or a defense, identifying and locating material witnesses, investigating adverse witnesses, locating and evaluating recoverable or relevant assets of adverse parties, assessing the strategic goals and financial commitment of the opposition and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Our wide-ranging information gathering can help businesses and legal strategists decide whether to sue, go to trial or employ alternative dispute resolution and whether, and at what level, to negotiate a settlement. In complex litigation, we use sophisticated software to track and process voluminous documentation, as well as extensive database material, in order to identify elusive connections and produce investigative leads.

     Fraud Investigations. Through our forensic accounting professionals and corporate investigators, we have the financial expertise and investigative capability to respond to suspected wrongdoing wherever it may occur. Our fraud investigations services encompass civil and criminal fraud, employee fraud and theft, management fraud and theft, procurement fraud and the identification of secret commissions and kickbacks. We have broad experience in detecting, investigating and assisting clients in asset tracing and recovery, systems consulting, security and internal control reviews and training on fraud awareness, prevention and related topics.

     Monitoring Services and Special Inquiries. We provide monitoring services to, and conducts special inquiries for, clients that require an independent fact finder to uncover and end fraud and install systems that monitor compliance. Our lawyers, forensic accountants, investigators, analysts and industry experts seek to identify violations of federal or state regulatory requirements or corporate policies and consult with clients regarding establishing systems to audit and ensure compliance with these regulatory requirements or policies. We serve as an objective fact finder, whose work product could be turned over to a questioning government regulator or a skeptical and vocal segment of the public. Our fact finding efforts have been enlisted by managements and by audit committees concerned about problems that need to be resolved within an enterprise.

     Intellectual Property and Infringement Investigations. Our investigators help to investigate and devise strategies to solve problems such as thefts of trade secrets, threats and hostile acts, gray market and counterfeit products and patent and trademark infringements. We attempt to determine the source and extent of the problem, develop information about the parties responsible, minimize damage to the client and propose effective measures to prevent further losses.

CORPORATE SERVICES

     Our corporate services include pre-employment background checking, drug testing, surveillance and vendor integrity programs.

     Pre-Employment Background Checking. We verify job applicant background information for employers. The background investigations are made through the use of databases and independent contractors. The searches include reviews of credit histories, reference checks, criminal records, workers' compensation histories and driving records as well as education and credential verification.

     Drug Testing. We own and operate a state-of-the-art laboratory providing drug testing services to corporate and institutional clients seeking to detect and deter the use of illegal drugs. The laboratory is certified by the federal Substance Abuse and Mental Health Services Administration to conduct drug testing using forensic procedures required for legal defensibility of test results. Our drug testing services also include assisting clients with the development of drug testing programs, training client personnel, managing specimen collections, arranging for transportation of specimens to our laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning test results.

     Surveillance. We provide video surveillance services to its clients in connection with investigating exaggerated disability claims and other frauds. In performing surveillance, we utilize our fleet of more than 125 vans stationed throughout the United States, each containing state-of-the-art equipment designed to obtain clear footage without detection. Agents with extensive training and experience man the surveillance vans.

     Vendor Integrity Programs. We provide profiles of a client's vendors, using information provided by the vendors and obtained from independent sources. A client utilizes these profiles to insure that its vendors adhere to the client's standards for ethical business practices. The fees for this service may be paid either through nominal fees charged to each participating vendor or billed directly to the client.

FINANCIAL SERVICES

     Our financial services include forensic accounting, recovery and restructuring, asset tracing and analysis services and pre-acquisition due diligence.

     Forensic Accounting. Our forensic and investigative accountants work with corporations, governments, law firms, financial institutions and individuals to assist them in successfully resolving complex, high risk, financial and investigative concerns on a worldwide basis. Forensic accounting, by definition, is the application of financial knowledge and skills, in conjunction with investigative strategies and techniques, to resolve matters that are financial in nature in a legally defensible manner. Our services include commercial litigation support, corporate investigations, statutory and regulatory compliance, insurance claims, business valuations, financial due diligence and visual strategies.

     Recovery and Restructuring. Our clients include creditors, lenders and investors as well as companies in difficult financial situations. The services we provide relate to turnarounds, liquidations, corporate recovery and pre-lending and refinancing reviews. We have helped hundreds of troubled companies recover and restructure their operations by investigating and reviewing their management accounts, financial systems and operations. We also help them implement turnaround strategies and design innovative solutions that can increase sales and profits, lower costs and improve efficiency. Our bank clients also turn to us for financial forecasts, advice and intelligence prior to taking on new loans or advancing additional funds to current customers.

     Asset Tracing and Analysis. Our asset tracing services consist of tracing and locating assets anywhere in the world. This includes developing financial profiles and lifestyle assessments in connection with bankruptcy cases, loan defaults, internal investigations and other due diligence requests by clients. In many cases, we have worked with trustees in bankruptcy and insolvency, creditors' committees, bankers in workout and restructuring departments and litigation and bankruptcy attorneys in conducting searches for concealed or undisclosed assets. In other contexts, clients may be interested in a financial profile or asset analysis of a person in connection with a potential business relationship, lawsuit or internal investigation. We believe that our asset searching and analysis techniques are effective both in uncovering assets and in bringing debtors to the negotiating table. In identifying assets, we rely both on a range of investigative techniques and on the use of sophisticated electronic databases. Tactics employed include searching publicly available, but sometimes obscure, local records, reviewing financial documents and conducting discreet interviews with people associated with the subject.

     Pre-Acquisition Due Diligence. The due diligence and background information and analysis furnished by KRCS is intended to be useful for lenders, underwriters, potential acquirers and other businesses concerned with assessing and attempting to minimize the risks related to critical financial and other business decisions. These services include pre-transaction intelligence, due diligence investigations, competitor intelligence and analysis, intelligence in contests for corporate control, new market entry intelligence and intelligence on business partners, customers and critical vendors.

SECURITY SERVICES

     Our security services include risk and crisis management, security architecture and design, corporate security planning and executive protection, and electronic countermeasures.

     Risk and Crisis Management. We provide consulting services to assist businesses in managing risks to their personnel and assets and in meeting and managing unexpected crises. Our crisis management services are provided in a variety of contexts, such as the crisis response to a kidnapping of a company's executive, the safety of consumers, the contamination of a consumer product or the environment and the potential damage to the reputation of a corporate client as a result of disclosure of adverse events. We maintain a crisis management center in Vienna, Virginia where personnel are available 24 hours a day, 365 days a year, to handle requests for information and provide initial advice and immediate contact with members of our professional staff specializing in the particular crisis presented.

     As part of our risk and crisis management service, we furnish periodic information including: reports providing city-specific advisories to business travelers on conditions and other relevant information with respect to almost 300 cities around the world; a comprehensive country security risk assessment service that includes daily intelligence briefings containing early warnings of events and up-to-date information about political unrest, terrorist activities, product contaminations, health emergencies and other similar events; a monthly bulletin that reviews and analyzes safety and security issues relating to air travel around the world; a monthly intelligence review that provides a global survey of political risk development in countries around the world; and special reports on topics, such as kidnapping or specific regions or countries, that are relevant to business travelers.

     Security Architecture and Design. We offer comprehensive planning, engineering and design services customized to meet the requirements of customers for physical site protection. These services are primarily intended to protect business facilities, embassies, VIPs' homes and public facilities against unauthorized intrusions. Generally, a project begins with a security survey, which identifies areas of vulnerability and recommends methods for protecting the facility. Specific pieces of hardware are selected, processes and procedures are outlined, engineering documentation is provided and control centers are detailed.

     Corporate Security Planning and Executive Protection. We design corporate security programs that help to safeguard clients' operations and premises. Security programs and systems are designed to protect the safety of key executives, preserve assets and protect the integrity of computer and telecommunications systems. Additionally, in several areas of the world, we provide special escort and general protective services to executives and VIPs.

     Electronic Countermeasures. We protect our clients by ensuring that they are able to operate their businesses and communicate confidential matters freely without electronic intrusion from outsiders. Our clients may face the risk of electronic eavesdropping from outsiders who wish to procure confidential and proprietary information in order to gain a competitive advantage in the marketplace. Other electronic eavesdroppers may wish to jeopardize the personal safety of our clients. Through sophisticated inspections and equipment we are able to detect listening devices and disable or remove them before our clients are compromised.

TECHNOLOGY SERVICES

     Our technology services include computer forensics, data recovery and litigation and systems support.

     Computer Forensics and Data Recovery. Businesses face a variety of risks relating to the use of computers and technology at the workplace, both from employees and from outsiders. We provide investigative resources to assist clients in matters such as collecting data from computers, logs, networks and other sources to facilitate investigations and tracing disgruntled employees, competitors and others using Internet bulletin boards to start rumors about stocks, to post trade secrets or to conduct other kinds of cyberterrorism. By using sophisticated forensic software, we also help clients access information recovered from hard drives and reconstruct computer data that may be introduced as evidence in legal proceedings.

     Litigation and Systems Support. We provide litigation support through assistance in designing strategy and tactics and also analyse data provided in the discovery stage of litigation. We also help clients track down web-based intellectual property thefts, counterfeit goods and criminals that use the Internet to steal information or property and commit fraud. We provide network security testing in which we help clients gauge objectively the level of network protection so that security flaws can be identified and cured.

VOICE AND DATA COMMUNICATIONS PRODUCTS

     KRCS will also receive the voice and data communications business from Kroll-O'Gara in the split-up. The voice and data communications group provides three types of products. The group distributes satellite communication and navigation equipment, including portable satellite terminals, mobile antennas and global positioning satellite systems. The group sells packages of satellite airtime to customers through its arrangements with several satellite earth stations. In addition, the group offers customized design and hardware and software integration services customized to meet specific satellite communication requirements of its customers.

     We intend to sell the voice and data communications business as soon as possible following the split-up.

OWNERSHIP OF SECURIFY INC.

     As part of the reorganization, Kroll-O'Gara will transfer 40% of its equity in Securify Inc., a Delaware corporation and its currently wholly owned subsidiary, to KRCS. Securify offers information and computer security services, including network and system security review and repair. We will not participate in the business of Securify and will not vote in the election of directors. We have agreed to give the preferred stockholders of Securify a right to buy its interest in Securify should we want to sell or, in the alternative, the right to participate in that sale.

     As of August 31, 2000, Kroll-O'Gara had loaned $9.5 million to Securify and has agreed to lend Securify up to an additional $0.1 million during September 2000. Of the total amount loaned by Kroll-O'Gara, Securify will be required to repay 58% to KRCS and 42% to The O'Gara Company. We cannot assure you that Securify will be able to repay these loans.

CUSTOMERS

     Our clients for investigative and intelligence services include multinational corporations, leading law firms, financial institutions, government agencies and individuals in a wide range of business sectors. The financial institutions to which we provide services include many of the largest international investment banks, numerous commercial banks, insurance companies and other significant credit institutions. We classify our sales by where the services are delivered; international sales are services delivered outside the United States. For the years ended December 31, 1997, 1998 and 1999, 74%, 71%, and 58%, respectively, of our net sales were attributable to services delivered in the United States; the balance were attributable to services delivered outside the United States. For the first half of 2000, 61% of our net sales were attributable to services delivered in the United States and 39% of our net sales were attributable to services delivered outside the United States. Although many of our clients utilize these services on a periodic basis, comparatively few clients utilize our services on a long-term continuing basis and the clients that account for a material percentage of net sales in any year may vary widely.

     In the United States, we generally charge for our services on an hourly basis at varying rates, depending upon the type of service being provided and the competition that exists in providing the service. We also provide our services, particularly outside the United States, on a negotiated project, or fixed fee, basis. Providing services on a fixed fee basis enhances the potential for higher profit margins. However, these arrangements can also result in unexpected losses on a particular project. We believe that this risk is reduced by being spread over a number of fixed fee arrangements and through our contracting process that specifies the actual steps that are required to be performed for the fixed fee.

     A significant portion of our business of investigating and negotiating ransom demands in connection with kidnapping and of investigating incidents of product tampering or disparagement arise from a contract with American International Group, Inc., an international multi-risk insurance company, under which we investigate claims by AIG's insured customers. Although we are paid by AIG after claims are made, our customer is the affected person or entity. The customers for our information services relating to travel safety are multinational corporations and individuals. We market our information services to many of our customers for other services.

MARKETING AND SALES

     Our services are marketed and sold by three different types of sales personnel. As of June 30, 2000 we have four global key account managers who market and sell all our varied services, both domestically and internationally, to our most significant multinational corporate clients, 667 professional service providers who are also expected to provide marketing services and 67 full time sales and marketing employees who work in regional markets.

     Our global key account managers are expected to work with targeted clients with which we have done significant business in the past to expand their relationships with KRCS by selling them a broader range of services. In addition, we rely on our professional service providers not only to service existing clients, but also for new business development and marketing. We obtain engagements from a client's board of directors, executive officers and management and a variety of other corporate officials. Our senior professionals act as relationship managers for our major clients. A significant part of our marketing efforts consist of maintaining and developing these personal relationships. Our full time regional marketing staff coordinates local sales and marketing efforts around the world. These marketing efforts include seminars, briefings, receptions, breakfast and lunch meetings, direct mail and selected advertising in trade and other journals. Our services and marketing events are promoted through our Internet website and publications mailed periodically to approximately 20,000 clients and prospective clients.

     Our marketing efforts attempt to increase business with existing clients by expanding clients' awareness of the range of services offered by us and by increasing the number of decision makers within a client's organization that are aware of the range of services offered by us. Our business development staff periodically conducts surveys of clients to assess their perception of the range and quality of our services and, after the completion of an assignment, clients are often asked to complete a quality control questionnaire.

     We do not believe that our business is seasonal, although historically the first quarter has been weaker than the other three.

COMPETITION

     We compete with local, regional, national and international firms, including investigative and security firms, guard companies and consultants in specialized areas such as kidnapping. We believe that we are one of the largest companies in the world, providing a broad array of corporate investigation, risk and crisis management and business intelligence services on a global basis, and that we enjoy strong name recognition in our industry.

     Nevertheless, the markets in which we do, and intend to do, business are highly competitive. In most individual service areas in which we operate, there is at least one competitor that is significantly larger or more established than us in the delivery of that individual service. In general, many of the national and international accounting firms, along with other companies such as Decision Strategies/ Fairfax International, LLC, Investigations Group, Inc. and ChoicePoint, Inc., provide consulting services similar to some of the services provided by KRCS. Some of these firms have indicated an interest in providing corporate investigation and business intelligence services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The accounting firms have significantly larger financial and other resources than us and have long-established relationships with their clients, which also are likely to be clients or prospective clients of KRCS. In addition, large multinational security service providers have indicated an interest in expanding their services to include value-added services such as some of the investigation and consulting services provided by us. Competitive conditions could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENT REGULATION

     Our services are subject to various federal, state, local and foreign laws, including laws designed to protect the privacy of persons. Subsidiaries of KRCS hold private investigative licenses from, and their investigative activities are subject to regulation by, the state and local licensing authorities in the locations where these subsidiaries do business. We also utilize data from outside sources, including data from third party vendors and various government and public record services, in performing our services. Use of this data is subject to compliance with applicable law. Additionally, our drug testing laboratory is certified on the federal level and licensed in a number of states. If the laboratory's certification were suspended or lost, it would have a material adverse effect on this aspect of our business. Foreign countries in which we do business have laws and regulations which may restrict our business. We believe that we currently conduct our activities and operations in substantial compliance with applicable governmental laws and regulations.

ENVIRONMENTAL MATTERS

     We and our operations are subject to a number of environmental laws, regulations and ordinances, both in the United States and various foreign countries, governing activities that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices for solid and hazardous materials. These laws also impose liability for the cost of remediating, and damages resulting from, sites of past releases of hazardous materials. We believe that we currently conduct our activities and operations in substantial compliance with applicable environmental laws.

EMPLOYEES

     As of June 30, 2000, we had a total of 2,014 full-time employees, of which 67 were in marketing and sales, 860 were in operations, 667 were in professional services and 416 performed general and administrative services. In addition, we had 158 part-time employees. Our employees in the United

States are not represented by any union and are not covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that our relationship with our employees is good.

PROPERTY

     We maintain our principal executive offices and a regional headquarters in New York, New York, and other regional headquarters in London, Toronto, Hong Kong, and Miami. In addition to these offices, we maintain 23 domestic offices or facilities in 13 states and 25 foreign offices or facilities in 13 foreign countries around the world. Our principal properties and facilities of over 15,000 square feet as of June 30, 2000 were as follows:

                   LOCATION                      TOTAL SQ. FOOTAGE    STATUS
                   --------                      -----------------    ------
New York, New York.............................       47,500          Leased
Philadelphia, Pennsylvania.....................       21,000          Leased
Toronto, Canada................................       20,274          Leased
Gretna, Louisiana..............................       20,000           Owned
Nashville, Tennessee...........................       15,939          Leased

     NEW YORK, NEW YORK. This facility contains our principal executive offices and serves as a regional headquarters for KRCS. The space is leased for a term expiring in December, 2007. For accounting purposes, this lease is treated as an operating lease. In addition, we lease a smaller office near the headquarters for administrative purposes. The total annual rent for these two offices in New York is $1,664,453.

     PHILADELPHIA, PENNSYLVANIA. This facility primarily houses the U.S. offices of Kroll Lindquist Avey, our forensic accounting, litigation consulting and business valuation services subsidiary. The total annual rent is $372,756.

     TORONTO, CANADA. This facility houses the headquarters of Kroll Lindquist Avey and Kroll Associates Canada. The total annual rent is $331,167.

     GRETNA, LOUISIANA. This facility houses our drug testing laboratory as well as serving as offices for our drug testing subsidiary, Laboratory Specialists of America, Inc.

     NASHVILLE, TENNESSEE. This facility serves as the headquarters of Kroll Background America, Inc., our background investigative services subsidiary. It consists of two office locations near each other and the total annual rent is $276,145.

TRADEMARKS AND PATENTS

     We have numerous federally registered trademarks and copyrights and have registered our trademarks in numerous foreign countries. Although we have taken steps to protect our proprietary rights to the extent that we believe appropriate, there can be no assurance that our protective measures will deter or prevent unauthorized use. In other countries, our proprietary rights may not be protected to the same extent as in the United States.

LEGAL PROCEEDINGS

     We are involved in litigation from time to time in the ordinary course of our business. However, we do not believe that there is any currently pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on our business, financial condition, results of operations or cash flows.

     KRCS may incur liability under some legal proceedings filed against Kroll-O'Gara. Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. Five lawsuits were filed in Ohio and three lawsuits were filed in New York; they were consolidated in each state at the end of November, 1999. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and its shareholders and seek class certification; they also seek damages and attorneys' fees in an unspecified amount. KRCS has agreed to indemnify The O'Gara Company for approximately 58% of any liability awarded and paid, and fees and expenses incurred, in these lawsuits. The O'Gara Company has agreed to indemnify KRCS for approximately 42% of any liability awarded and paid, and fees and expenses incurred, in these lawsuits.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of KRCS are as follows:

                    NAME                        AGE                      TITLE
                    ----                        ---                      -----
Jules B. Kroll...............................   58    Chairman of the Board
Michael G. Cherkasky.........................   50    President, Chief Executive Officer and
                                                      Director
Michael D. Shmerling.........................   45    Chief Operating Officer
Nazzareno E. Paciotti........................   54    Chief Financial Officer and Treasurer
Michael J. Slattery, Jr......................   49    Executive Vice President
Michael A. Beber.............................   40    Executive Vice President, Strategic
                                                      Development
Marc S. Curvin...............................   37    Chief Information Officer
Sabrina H. Perel.............................   38    Vice President, General Counsel and
                                                      Secretary
Michael A. Petrullo..........................   32    Vice President - Finance
Prior to the split-up, Michael D. Shmerling and the following individuals are expected to become directors of KRCS:
Thomas E. Constance..........................   63    Director
Marshall S. Cogan............................   63    Director
Raymond E. Mabus.............................   51    Director
J. Arthur Urciuoli...........................   62    Director

     JULES B. KROLL, age 58, has been Chairman of the Board of KRCS since August 2000. He has been Chairman of the Board of Kroll-O'Gara since December 1997 and was its Chief Executive Officer from December 1997 until April 2000. Since April 2000, Mr. Kroll has been Co-Chief Executive Officer of Kroll-O'Gara and Chief Executive Officer of Kroll-O'Gara's investigations and intelligence group. He founded Kroll Associates, Inc. in 1972 and was the Chairman of the Board and Chief Executive Officer of Kroll Associates from 1974 until August 2000. Mr. Kroll also is a director of Presidential Life Insurance Company. Upon consummation of the split-up, Mr. Kroll will resign from his positions with Kroll-O'Gara.

     MICHAEL G. CHERKASKY, age 50, has been President and Chief Executive Officer of KRCS since August 2000. He has been President and Chief Operating Officer of Kroll-O'Gara's investigations and intelligence group, and a director of Kroll-O'Gara, since December 1997. Prior to December 1997, he had been an Executive Managing Director of Kroll Associates since April 1997 and Chief Operating Officer of Kroll Associates since January 1997. From November 1995 to January 1997, he was the head of Kroll Associates' North American Region and from February 1994 to November 1995 he was the head of Kroll Associates' Monitoring Group. From June 1993 to November 1993, Mr. Cherkasky was a candidate for public office. From 1978 to June 1993, Mr. Cherkasky was with the District Attorney's office for New York County, his last position being Chief of the Investigation Division. Upon consummation of the split-up, Mr. Cherkasky will resign from his positions with Kroll-O'Gara.

     MICHAEL D. SHMERLING, age 45, has been Chief Operating Officer of KRCS since August 2000. He has been President of the Corporate Services Division of Kroll-O'Gara's investigations and intelligence group since June 1999 and has been involved in the criminal justice system for over 13 years. From September 1995 to June 1999, Mr. Shmerling was one of the founders of Background America, Inc., a company providing background investigations services to governments, corporations and other professional clients, which was acquired by Kroll-O'Gara in 1999. In 1989, he co-founded Transcor America, Inc., a nationwide prison transportation company. In 1990, he founded Correction Management Affiliates, Inc., a private correctional facility management company. He served as Chairman of the Board of Transcor America, Inc. until he resigned to dedicate his time to Correction Partners, Inc., a private prison management company majority-owned by Correction Management Affiliates, Inc. In 1994 and 1995, all of the above correctional management companies were sold to Corrections Corporation of America. Mr. Shmerling is also a Certified Public Accountant, although not currently active, and a member of the American Institute of Certified Public Accountants. He practiced as an accountant for more than 15 years. From 1977 to 1980, he was a member of the professional staff of certified public accountants at Ernst & Young.

     NAZZARENO E. PACIOTTI, age 54, has been Chief Financial Officer and Treasurer of KRCS since August 2000. He has been the Chief Financial Officer of Kroll-O'Gara since December 1997. From 1992 until December 1997 he was the Chief Financial Officer of Kroll Associates. From 1990 to 1992, he was a Managing Director and the Controller of the Henley Group (the parent of PneumoAbex Inc. and Fisher Scientific, a laboratory supply company) and from 1988 to 1990, he was a Vice President and the Controller of PneumoAbex Inc., an aerospace contractor specializing in the manufacture of landing gear and flight actuating systems. Upon consummation of the split-up, Mr. Paciotti will resign from his position with Kroll-O'Gara.

     MICHAEL J. SLATTERY, JR., age 49, has been Executive Vice President of KRCS since August 2000. He has been Executive Vice President of Corporate Operations and Administration for Kroll Associates since December 1997. For more than 13 years, Mr. Slattery has served in a variety of positions at Kroll Associates including Executive Managing Director for North American operations and Managing Director for Kroll Associates' Northeast Region of the United States. Prior to joining Kroll Associates in September of 1987, Mr. Slattery served for eleven years as Special Agent of the Federal Bureau of Investigation. He also served as a Special Investigator/Auditor for the Office of the New York State Prosecutor investigating corruption in New York City's Police Department and Criminal Justice System in the early 1970's.

     MICHAEL A. BEBER, age 40, has been Executive Vice President, Strategic Development of KRCS since August 2000. He has been the Executive Vice President of Strategic Development of Kroll-O'Gara's investigations and intelligence group since February 1999. Mr. Beber joined Kroll-O'Gara's investigations and intelligence group in June 1998 when Kroll-O'Gara acquired Lindquist Avey Macdonald Baskerville Inc. Mr. Beber is a chartered accountant and is a founding stockholder of Lindquist Avey. He has been a Principal with Lindquist Avey since its inception in 1991 and a member of its Executive Operating Committee since 1995.

     MARC S. CURVIN, age 37, has been Chief Information Officer of KRCS since August, 2000. He has been Chief Information Officer of Kroll-O'Gara since December 1999. He was the Executive Vice President and Chief Information Officer of Background America, Inc. from August 1995 to December 1999. Mr. Curvin was one of four original employees of Background America, Inc. Prior to Background America, Inc., Mr. Curvin served as Chief Information Officer of Amicus Staffing, Inc. from June 1994 to March 1997 and was Director of MIS of Corrections Partners, Inc. from May 1994 to August 1995, both of which were acquired by publicly traded companies. Upon consummation of the split-up, Mr. Curvin will resign from his position with Kroll-O'Gara.

     SABRINA H. PEREL, age 38, has been Vice President, General Counsel and Secretary of KRCS since August 2000. She has been Vice President, Deputy General Counsel and Managing Director of The Kroll-O'Gara Company since January 1998. From October 1996 until December 1997, she served as Deputy General Counsel of Kroll Associates. From 1988 until 1996, Ms. Perel was with the law firm of

Riker, Danzig, Scherer, Hyland & Perretti LLP in Morristown, New Jersey. She also served as a law clerk to a state appellate judge from 1987 to 1988. Upon consummation of the split-up, Ms. Perel will resign from her position with Kroll-O'Gara.

     MICHAEL A. PETRULLO, age 32 has been Vice President-Finance since August 2000. He has been Vice President-Finance of Kroll-O'Gara's investigations and intelligence group since February 1999. He was Controller of that group from February 1998 until February 1999. He served as Assistant Controller of Kroll Associates from April 1995 to February 1998. From 1990 until April 1995 he was with KPMG Peat Marwick LLP in the audit/assurance practice and in the forensic accounting group.

Prior to the split-up, Michael D. Shmerling and the following individuals are expected to become directors of KRCS:

     THOMAS E. CONSTANCE, age 63, has been a partner with the law firm of Kramer Levin Naftalis & Frankel LLP since 1994. From 1973 to 1994, Mr. Constance was Chairman and a partner with the law firm of Shea & Gould. He is a director of Uniroyal Technology Group and serves on the Advisory Board of Barington Capital Group L.P. , Atwood Richards Inc., and Lions Eye Bank of North Shore Hospital. He is a trustee of the M.D. Sass Foundation and St Vincent's Services for Children.

     MARSHALL S. COGAN, age 63, has been Chairman of Foamex International, Inc., a manufacturer of polyurethane foam products, since May 1997. Mr. Cogan was Chairman and Chief Executive Officer of United Auto Group, a franchisor of car and light truck dealerships, from 1997 to 1999. He was Chairman of the Executive Committee of Foamex International from 1993 until 1997 and was Chief Executive Officer of Foamex International from 1994 until 1997. Since 1974 he has been the principal shareholder, Chairman or Co-Chairman of the board of directors, and Chief Executive Officer or Co-Chief Executive Officer, of Trace International Holdings, Inc., a holding company operating businesses in the auto sales, foam, textile and publishing industries. Mr. Cogan is a director of United Auto Group. Mr. Cogan has been a director of Kroll-O'Gara since December 1997.

     RAYMOND E. MABUS, age 51, is President of Frontline Global Resources Development Group Ltd., a provider of workforce analysis, foreign investment planning and resource generation services, and of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell. He also manages a family timber business. He served as the United States Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus has been a director of Kroll-O'Gara since November 1996. He is also a director of Friede Goldman Halter which builds and repairs offshore oil platforms and boats.

     J. ARTHUR URCIUOLI, age 62, has been Chairman of Archer Corporation, a provider of private investment and consulting services, since 1999. Mr. Urciuoli served with Merrill Lynch & Company, Inc. from 1969 to 1999. He was Chairman of Merrill Lynch's International Private Client Group and was responsible for strategic development and acquisitions from 1997 to 1999. He was Director of the Marketing Group of Merrill Lynch Private Client Group from 1993 to 1997. He served as Chairman of the Mutual Fund Forum/Forum for Investor Advice from 1997 to 1998 and also as Chairman of Sales and Marketing for the Securities Industry Association from 1986 to 1989.

     Our bylaws provide that the number of KRCS directors will not be less than two nor more than 10, the exact number of which will be determined from time to time by the board of directors. Upon the effective time of the split-up, the directors will be classified regarding the term for which they severally hold office into three classes, each of which will be comprised of approximately the same number of directors. The current KRCS board will appoint the initial class I, II and III directors upon the effective time of the split-up. The initial class I directors will serve until the first annual meeting after the split-up. The initial class II directors shall serve until the second annual meeting after the split-up. The initial class III directors shall serve until the third annual meeting after the split-up. Directors in each class will remain directors until their successors are duly elected and qualified or until their earlier death, disqualification, resignation or removal. At each annual meeting, the successors of the class of directors whose term expires at that meeting will be elected by a plurality vote of all votes cast at that meeting to hold office for a term expiring at the annual meeting held three years after their election.

DIRECTORS' MEETINGS, FEES AND COMMITTEES

     The board of directors expects to hold regularly scheduled meetings, and will hold special meetings as it deems advisable to review significant matters affecting KRCS and to act upon matters requiring KRCS board approval. Non-employee directors will receive an annual retainer of $20,000, plus $2,000 for personally attending each regular or special KRCS board or committee meeting, and $750 for attending each meeting by telephone. KRCS also has a stock option plan for non-employee directors which will automatically grant to each non-employee director at every annual meeting options to purchase 3,600 shares of common stock at the fair market value of the common stock on the date of grant, which will vest in four equal quarterly installments beginning on the date of grant. See "Executive Compensation and Benefit Plans". Directors of KRCS who are also employees of KRCS will not be separately compensated for their services as directors.

     KRCS's board of directors has an audit committee and a compensation committee. The audit committee will be composed of Mr. Mabus as chairman and Messrs. Cogan, Constance and Urciuoli. The audit committee will recommend the appointment of independent accountants and review and discuss with the accountants the scope of their examination, their proposed fee and the overall approach to the audit. The audit committee also will review with the accountants and KRCS's financial management the annual financial statements and discuss the effectiveness of internal accounting controls. The compensation committee will be composed of Mr. Urciuoli as Chairman and Messrs. Cogan, Constance and Mabus. The compensation committee will have responsibility for establishing executive officers' compensation and fringe benefits. It will also administer the KRCS stock option and employee stock purchase plans and is authorized to grant options under these plans. See "Executive Compensation and Benefit Plans". The KRCS board will not have a nominating committee.

                    EXECUTIVE COMPENSATION AND BENEFIT PLANS

HISTORICAL COMPENSATION INFORMATION

     The following table describes the compensation paid by Kroll-O'Gara during the last three years to Mr. Cherkasky, KRCS's Chief Executive Officer, and to each of the other four individuals initially expected to be the most highly compensated executive officers of KRCS. These persons are sometimes referred to as the "named executive officers." The principal positions listed in the table are those which will be held by KRCS named executive officers following the split-up.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                                      AWARDS
                                           ANNUAL COMPENSATION             -----------------------------
                                 ---------------------------------------   RESTRICTED      SECURITIES
                                                            OTHER ANNUAL     STOCK      UNDERLYING STOCK    ALL OTHER
           NAME AND                     SALARY     BONUS    COMPENSATION     AWARDS      OPTION GRANTS     COMPENSATION
      PRINCIPAL POSITION         YEAR     ($)       ($)         ($)           ($)             (#)             ($)(1)
      ------------------         ----   -------   -------   ------------   ----------   ----------------   ------------
Jules B. Kroll.................  1999   375,000        --       --               --              --           14,661
  Chairman of the Board          1998   375,000        --       --               --              --           31,915
                                 1997   489,583        --       --               --              --           32,965
Michael G. Cherkasky...........  1999   400,000   100,000       --          155,628(2)       50,000           25,930
  President and Chief            1998   400,000        --       --               --              --           28,914
  Executive Officer              1997   400,000        --       --               --          25,000           26,767
Michael D. Shmerling...........  1999    87,500(3) 31,250       --               --              --               --
  Chief Operating Officer
Nazzareno E. Paciotti..........  1999   275,520    66,667       --               --          10,000            8,777
  Chief Financial Officer,       1998   275,520    66,667       --               --              --           19,813
  Treasurer                      1997   275,520    66,667       --               --          15,000           26,984
Michael Slattery, Jr...........  1999   292,500    66,666       --          139,500(2)           --               --
  Executive Vice President       1998   270,000    66,666       --               --          10,000               --
                                 1997   270,000    66,358       --               --          14,000               --
Michael A. Beber...............  1999   275,000    15,000       --               --          10,000               --
  Executive Vice President,      1998   103,000(4) 13,000       --               --              --               --
  Strategic Development

---------------
(1) Represents profit-sharing contributions of $2,400 for each person; supplemental disability plan benefits of $7,674 for Mr. Kroll, $4,639 for Mr. Cherkasky and $4,002 for Mr. Paciotti; and group term life insurance benefits of $4,567 for Mr. Kroll, $2,701 for Mr. Cherkasky and $2,375 for Mr. Paciotti.

(2) Represents 6,000 shares of restricted stock for Mr. Cherkasky and 4,000 shares of restricted stock for Mr. Slattery, awarded to Mr. Cherkasky on March 25, 1999 and to Mr. Slattery on January 4, 1999 under Kroll-O'Gara's 1998 Stock Incentive Plan and having an aggregate value at December 31, 1999 of $93,000 and $62,000, respectively. No other shares of restricted stock are held by Mr. Cherkasky or Mr. Slattery. The shares vest over a three year period, with 50% vesting ratably over the first 12 months after the date of grant and an additional 25% vesting ratably over each of the second and third 12 months after the date of grant. Until vested, the shares have no dividend rights.

(3) Represents compensation from June 1999 to December 1999. Mr. Shmerling joined KRCS in June 1999.

(4) Represents compensation from July 1998 to December 1998. Mr. Beber joined KRCS in July 1998.

     The following table presents information with respect to option grants to the named executive officers during 1999 pursuant to Kroll-O'Gara's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights.

                             OPTION GRANTS IN 1999

                                                   INDIVIDUAL GRANTS(1)
                                   ----------------------------------------------------    POTENTIAL REALIZABLE
                                   NUMBER OF                                                 VALUE AT ASSUMED
                                   SECURITIES    % OF TOTAL                                ANNUAL RATES OF STOCK
                                   UNDERLYING     OPTIONS                                 PRICE APPRECIATION FOR
                                    OPTIONS      GRANTED TO    EXERCISE OR                      OPTION TERM
                                    GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
              NAME                    (#)       FISCAL YEAR      ($/SH)         DATE        5%($)       10%($)
              ----                 ----------   ------------   -----------   ----------   ---------   -----------
Jules B. Kroll...................        --          --              --             --          --            --
Michael G. Cherkasky.............    50,000         7.7          26.938        3/25/09     847,121     2,146,771
Michael D. Shmerling.............        --          --              --             --          --            --
Nazzareno E. Paciotti............    10,000         1.5          26.938        3/25/09     169,424       429,354
Michael Slattery, Jr.............        --          --              --             --          --            --
Michael A. Beber.................    10,000         1.5          26.938        3/25/09     169,424       429,354

---------------

(1) All options vest in three equal annual installments beginning one year after the date of grant. The exercise price of all options may be paid in cash or by the transfer of shares of Kroll-O'Gara's common stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full after the execution of an agreement of merger, consolidation or reorganization pursuant to which Kroll-O'Gara is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of Kroll-O'Gara. The Kroll-O'Gara option plans terminate upon, among other events, the transfer by Kroll-O'Gara of all or substantially all of its assets, and thus all options will terminate upon the delivery of KRCS common stock and The O'Gara Company common stock to the distribution agent.

     With respect to each named executive officer, the following table sets forth information concerning stock options exercised during 1999 and unexercised stock options held at December 31, 1999.

                      AGGREGATED OPTION EXERCISES IN 1999
                   AND OPTION VALUES AS OF DECEMBER 31, 1999

                                                                        NUMBER OF
                                                                        SECURITIES       VALUE OF
                                                                        UNDERLYING      UNEXERCISED
                                                        VALUE          UNEXERCISED     IN-THE-MONEY
                                                     REALIZED($)        OPTIONS AT      OPTIONS AT
                                                   ----------------     FY-END(#)        FY-END($)
                                       SHARES      (MARKET PRICE ON   --------------   -------------
                                     ACQUIRED ON    EXERCISE LESS      EXERCISABLE/    EXERCISABLE/
               NAME                  EXERCISE(#)   EXERCISE PRICE)    UNEXERCISABLE    UNEXERCISABLE
               ----                  -----------   ----------------   --------------   -------------
Jules B. Kroll.....................      --              --                       --             --
Michael G. Cherkasky...............      --              --           109,445/62,084    1,188,931/0
Michael D. Shmerling...............      --              --                 0/14,000            0/0
Nazzareno E. Paciotti..............      --              --           100,529/15,000    1,188,931/0
Michael Slattery, Jr...............      --              --             17,333/6,667            0/0
Michael A. Beber...................      --              --                 0/10,000            0/0

EMPLOYMENT AGREEMENTS

     KRCS will enter into new employment agreements with each of the following executive officers providing for annual base salaries in the listed amounts:
Jules B. Kroll, $          , expiring on                , Nazzareno E. Paciotti,
$          , expiring on                , and Michael Shmerling, $300,000,
expiring on           . Each of these executive officers will also be entitled
to participate in an annual bonus plan established by the Compensation Committee of the board of directors of KRCS and to receive up to 50% of the bonus in shares of KRCS common stock. Under these employment agreements, KRCS can terminate their employment at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements will also provide that if KRCS does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement will restrict the executive officer from competing with KRCS during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. Mr. Kroll will be required by the employment agreement to agree that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "Kroll" as a business or trade name and competes with KRCS. See "-- Benefit Plans" under this section for information about options to be granted to the named executive officers under the KRCS 2000 stock incentive plan.

     KRCS will assume Mr. Cherkasky's employment agreement with Kroll-O'Gara. In May 1999 Mr. Cherkasky entered into an employment agreement with Kroll-O'Gara for an "evergreen" two year term. The agreement provides for a base salary of $400,000 for 1999 and for subsequent annual calendar year increases of at least 4%. Mr. Cherkasky also is entitled to participate in KRCS's annual bonus, stock option, stock incentive and other benefit plans. Under the agreement, he received a signing bonus of $140,000, payable $40,000 in May 1999 and $100,000 in January 2000. On each three-year anniversary of the agreement he will receive an additional $350,000. If the agreement is terminated due to Mr. Cherkasky's death or disability or by KRCS for other than cause or by Mr. Cherkasky for good reason, he is entitled to receive a lump sum payment equal to the value of his salary, annual bonus, the three-year anniversary payment, stock options and incentive stock for the remainder of the term. During his employment and for two years after his employment terminates, if the termination occurs during the first two years of the agreement and is by KRCS for cause or by him for other than good reason, Mr. Cherkasky is restricted from directly or indirectly engaging in the investigations and intelligence services business. For purposes of the agreement, "cause" means conviction of a felony and "good reason" includes a change in duties or responsibilities, a reduction in compensation or any person or group other than Jules Kroll becoming the beneficial owner of 35% or more of the voting power of KRCS's securities.

     Michael Slattery, Jr., has an employment agreement with Kroll Associates. In July 1999, Mr. Slattery entered into an employment contract with Kroll Associates for a term of not less than two years. The agreement provides for a base salary of not less than $350,000 and an annual increase of at least 4% or more, as determined by senior management or the board of directors. In addition to his base salary, Mr. Slattery is also entitled to receive a bonus of $250,000 if he remains employed by Kroll Associates on July 1, 2004. This bonus will be renewed every five years for as long as Mr. Slattery remains employed under this contract. If Kroll Associates terminates his employment at any time, with or without cause, or if Kroll Associates terminates his employment at the end of his term, Mr. Slattery will receive the $250,000 bonus. "Cause" means wilfulness or gross negligence by Mr. Slattery in the performance of his duties, if such conduct is not cured within 15 days after written notice; a wilful breach by him of any terms and conditions of his employment agreement after 15 days' opportunity to cure; grossly insubordinate conduct or conduct that would constitute a breach of loyalty as defined by New York law; or his pleading no contest or guilty to a felony charge or being convicted of a felony. If Mr. Slattery's employment is terminated at the end of his term, he will also be paid any accrued and unpaid base salary, and an amount equal to two year's base salary, payable at Kroll Associates' discretion either in a lump sum or in 24 equal monthly installments. Mr. Slattery must give Kroll Associates two years' prior notice before he resigns.

     Michael A. Beber has an employment agreement with Kroll Lindquist Avey. In June 1998, Mr. Beber entered into an employment agreement with Kroll Lindquist Avey which provides that he shall be employed until terminated by Kroll Lindquist Avey or until he voluntary resigns, for which he shall provide 3 months' notice. The agreement provides for an annual base salary of $300,000, in addition to stock options and an incentive compensation package as determined by the compensation committee of the board of directors. Once declared, the incentive compensation must be paid to Mr. Beber upon termination of his employment. Up to 50% of the incentive compensation may be in the form of shares of stock in KRCS, as determined by the compensation committee. For purposes of eligibility for membership and entitlement under the terms of KRCS's pension plan, Mr. Beber is deemed to have been employed by KRCS since August 1, 1991.

BENEFIT PLANS

     The plans below are administered by the compensation committee of the board of directors or any other committee of the board of directors that the board of directors may appoint.

  KRCS 2000 Stock Incentive Plan.

     The KRCS 2000 Stock Incentive Plan is designed primarily to provide key individuals, on whose initiative and efforts the successful conduct of the business of KRCS largely depends, and who are largely responsible for the management, growth and protection of the business of KRCS, with incentives and rewards to encourage them to continue their association with KRCS, and to maximize their performance and to provide "performance-based compensation" to these key individuals. The KRCS 2000 Stock Incentive Plan specifically provides for the grant of (i) non-qualified stock options, (ii) incentive stock options and (iii) shares of restricted stock which are known collectively as incentive awards. The KRCS 2000 Stock Incentive Plan also provides that the compensation committee may grant other types of stock-based awards in amounts, and on terms and conditions, as the compensation committee will in its discretion determine.

     The maximum number of shares of KRCS common stock for which incentive awards may be granted under the KRCS 2000 Stock Incentive Plan is 1,350,000. The maximum number of shares of KRCS common stock for which any individual may be granted incentive awards during any calendar year is 100,000. Key current employees of KRCS and its affiliates will be eligible to receive grants of incentive awards.

  KRCS 2000 Employee Stock Purchase Plan.

     The purpose of the 2000 Employee Stock Purchase Plan is to provide eligible employees of KRCS and its designated subsidiaries with an opportunity to purchase KRCS common stock and, therefore, to have an additional incentive to contribute to the prosperity of KRCS. The maximum number of shares of KRCS common stock for which awards may be granted under the Employee Stock Purchase Plan is 250,000 shares. Any employee of KRCS or any KRCS subsidiary designated by the compensation committee is eligible to participate in the Employee Stock Purchase Plan during the offering period beginning on an enrollment date established by the compensation committee. However, no employee is eligible to participate in the Employee Stock Purchase Plan if, immediately after the grant, the employee would have owned five percent of either the voting power or the value of KRCS's common stock, and no employee's rights to purchase KRCS's common stock pursuant to the Employee Stock Purchase Plan may accrue at a
rate that exceeds $25,000 per calendar year. As of                , 2000, all
employees of KRCS other than Jules B. Kroll were eligible to participate in the Employee Stock Purchase Plan.

     Shares of KRCS common stock may be purchased under the Employee Stock Purchase Plan at a price not less than 85% of the lesser of (1) the fair market value of the common stock on the enrollment date or (2) the fair market value of the common stock on the last trading day of the offering period. The length of the offering period will be established by the compensation committee but may not exceed two years.

  KRCS 2000 Non-Employee Director Plan.

     The KRCS 2000 Non-Employee Director Plan is designed primarily to increase the ownership interest in KRCS of non-employee directors whose services are considered essential to KRCS's continued progress, to align those interests with those of the stockholders of KRCS and to provide a further incentive to serve as a director of KRCS. The Non-Employee Director Plan specifically provides for the grant of non-qualified stock options only. The maximum number of shares of KRCS common stock for which awards may be granted under the Non-Employee Director Plan is 100,000 shares. The Non-Employee Director Plan will automatically grant to each non-employee director at every annual board meeting options to purchase 3,600 shares of common stock at the fair market value of the common stock on the date of grant, which will vest in four quarterly installments beginning on the date of grant. Options granted under the 2000 non-employee director plan terminate 10 years after the date of grant. All non-employee directors of KRCS will be eligible to receive grants of options. A "non-employee director" is a director of KRCS who is not an employee of KRCS or any of its subsidiaries. As
of              , 2000, four KRCS non-employee directors were eligible to
participate in the Non-Employee Director Plan.

                      RELATIONSHIP WITH THE O'GARA COMPANY

     KRCS, Kroll-O'Gara and The O'Gara Company have entered into an agreement and plan of reorganization and dissolution, which provides for the split-up of Kroll-O'Gara. As part of the split-up, KRCS, The O'Gara Company and Securify will enter into a tax sharing agreement and KRCS, Kroll-O'Gara and The O'Gara Company will enter into a cross-indemnification agreement. These agreements have been filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." As a result of these agreements, KRCS and The O'Gara Company will have an ongoing relationship after the split-up.

TAX SHARING AGREEMENT

     KRCS, The O'Gara Company and Securify will enter into a tax sharing agreement regarding the payment and refund of taxes that are attributable to periods beginning prior to and including the date of the distribution and any taxes resulting from the distribution. The agreement generally will provide that for any taxable period, KRCS and The O'Gara Company will make payments to each other so that, to the extent that either company or any of its subsidiaries is included in (1) Kroll-O'Gara's consolidated group for U.S. federal income tax purposes or (2) any consolidated, combined or unitary group which includes Kroll-O'Gara or any of its subsidiaries for state, local or foreign income tax purposes, that company will be responsible for only a portion of the taxes. Each company's portion will be based on that company's relative contribution to the group.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the agreement will allocate tax liabilities between KRCS and The O'Gara Company, for any period in which either company or any of its subsidiaries was included in Kroll-O'Gara's consolidated group, that company or any of its subsidiaries could be liable for any federal tax liability that was incurred, but not discharged, by the other. Under the agreement, each company will indemnify the other for those liabilities.

     The agreement will prohibit KRCS and The O'Gara Company from taking actions that could jeopardize the tax treatment of the distribution.

     For example, we will not take certain actions for two years following the distribution unless we obtain either an IRS ruling or an opinion of counsel (to be determined by The O'Gara Company in its reasonable discretion) to the effect that these actions will not affect the tax-free nature of the distribution. These actions include transactions with respect to:

     - some issuances of stock (in connection with acquisitions or otherwise), or any other instrument that could constitute equity for federal income tax purposes, of KRCS (or any instruments or contracts, including options, warrants, rights or securities exercisable for, or convertible into, stock, or any instrument that could constitute equity for federal income tax purposes, of KRCS);

     - some transactions with respect to the capital stock of, or other equity interest in, KRCS, including some redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of KRCS; and

     - some recapitalizations of KRCS, including some stock splits, reverse stock splits, stock dividends or other changes in capital structure.

     The agreement will allocate responsibility for any taxes arising from restructurings related to the split-up, and KRCS and The O'Gara Company will indemnify each other with respect to taxes allocated to it. In addition, the agreement will provide that KRCS and The O'Gara Company will indemnify each other for any taxes arising out of the failure of the split-up to qualify as tax-free as a result of actions taken, or the failure to take required actions, by it. The tax sharing agreement also will provide that KRCS and The O'Gara Company will cooperate in the preparation of tax returns and will exchange information and retain records which may affect their income tax liabilities.

CROSS-INDEMNIFICATION AGREEMENT

     KRCS, Kroll-O'Gara and The O'Gara Company will enter into a cross-indemnification agreement. Under the cross-indemnification agreement, KRCS will indemnify Kroll-O'Gara and The O'Gara Company against liabilities relating to the operation of the investigations and intelligence and voice and data communications businesses, whether those liabilities arise on, prior to or after the split-up. The O'Gara Company will indemnify Kroll-O'Gara and KRCS against liabilities relating to the operation of the security products and services business, whether those liabilities arise on, prior to or after the split-up and matters arising out of The O'Gara Company's financial information included in KRCS's registration statement. If a contingent liability does not exclusively relate to one business or the other, it will be considered a shared contingent liability, and The O'Gara Company will be responsible for approximately 41.5% and KRCS will be responsible for approximately 58.5% of that liability. The cross-indemnification agreement does not apply to tax claims or liabilities, which are covered by the tax sharing agreement described above.

VOICE AND DATA COMMUNICATIONS BUSINESS

     The KRCS subsidiaries that are involved in the voice and data communications business will enter into a license agreement for the use of the O'Gara name in its voice and data communications business and a strategic alliance agreement with The O'Gara Company's subsidiary, O'Gara-Hess & Eisenhardt Armoring Company, for the sale of its voice and data communications products and services in or with The O'Gara Company's products and services.

SECURIFY

     In the agreement and plan of reorganization and dissolution, KRCS and The O'Gara Company have entered into arrangements regarding the sale of their Securify common stock and their respective registration rights.

            PRINCIPAL STOCKHOLDERS AND STOCK HOLDINGS OF MANAGEMENT

     The following table sets forth the anticipated beneficial ownership of KRCS common stock after the split-up by (1) each beneficial owner of more than five percent of KRCS common stock, (2) each director and named executive officer individually and (3) all directors and executive officers of KRCS as a group. These anticipated holdings are based on some assumptions regarding the interests of Kroll-O'Gara's executive officers and exchanging shareholders in the split-up of Kroll-O'Gara that are described in the proxy statement. The actual holdings of KRCS common stock will vary based on the number of shares of Kroll-O'Gara common stock outstanding immediately prior to the split-up; however, the changes are not expected to be material. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to those shares.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
NAME                                                            NUMBER       PERCENT
----                                                          ----------    ---------
Jules B. Kroll(1)(2)........................................  1,851,449        21.8%
Michael G. Cherkasky(1).....................................     22,057            *
Michael D. Shmerling(1).....................................    282,861          3.3
Nazzareno E. Paciotti(1)....................................     10,264            *
Michael J. Slattery, Jr.(1).................................     20,195            *
Michael A. Beber(1).........................................     26,707            *
Thomas E. Constance.........................................         --           --
Marshall S. Cogan...........................................         --           --
Raymond E. Mabus............................................         --           --
J. Arthur Urciuoli..........................................      3,800            *
American International Group, Inc.(1).......................    548,800          6.5
All directors and executive officers as a group (12
  persons)(1)(2)............................................  2,772,605         26.2

---------------

 * Less than 1%.

(1) Messrs. Kroll, Cherkasky, Shmerling, Paciotti, Slattery and Beber's address is 900 Third Avenue, New York, New York 10022. AIG's address is 70 Pine Street, New York, New York 10270.

(2) Does not include 73,172 shares held by trusts for the benefit of Mr. Kroll's adult children, in which shares Mr. Kroll disclaims any beneficial interest.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Described below are some transactions and relationships between Kroll-O'Gara and KRCS officers, directors and stockholders that have occurred since January 1, 1997. Except for interest rates charged on some of the intercompany notes and accounts payable/receivable, KRCS believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

     Immediately prior to the merger into Kroll-O'Gara, Kroll Holdings owed $6,349,813 to Mr. Kroll, representing unpaid principal of $4,761,958 and accrued interest of $242,356 on open account advances and loans which had been made by him to Kroll Holdings from time to time since 1989. An additional $286,308 previously had been repaid. Also immediately prior to the merger, Mr. Kroll owed Kroll Holdings $1,420,756, representing aggregate borrowings from Kroll Holdings of $1,345,499 plus $75,257 in accrued interest. Of the outstanding principal amounts, $4,380,849 owed by Kroll Holdings to Mr. Kroll and $748,000 owed by Mr. Kroll to Kroll Holdings bore interest at an annual rate equal to the prime rate plus 1%, $1,129,109 owed by Kroll Holdings to Mr. Kroll bore interest at an annual rate equal to the brokers' loan rate (7.625% at December 1, 1997) and $597,499 owed by each of Kroll Holdings and Mr. Kroll to the other bore interest at an annual rate of 7% (equal to the prime rate at the date of the loan plus 1%). Immediately prior to the merger, the principal and accrued interest on all outstanding loans from Kroll Holdings to Mr. Kroll were repaid in full and loans (plus all accrued interest) from Mr. Kroll to Kroll Holdings were repaid to the extent of the amounts owed to Kroll Holdings by Mr. Kroll. Also upon consummation of the merger, all $6,040,313 of principal and accrued interest owed by Kroll Holdings to Mr. Kroll for open account advances were repaid. In 1998, Mr. Kroll was repaid $332,490 in principal and interest owed him on a promissory note issued by a subsidiary of Kroll Holdings at the time of the merger. There were no principal payments made with respect to this note prior to 1998.

     During 1998 and 1999, Kroll-O'Gara and Mr. Kroll agreed to reimburse Kroll-O'Gara for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred for the benefit of both Kroll-O'Gara and Mr. Kroll. Amounts due to Kroll-O'Gara at December 31, 1998 and 1999 pursuant to this agreement were $85,672 and $281,561, respectively.

     During 1997, 1998 and 1999, Kroll-O'Gara rendered risk management services, including marketing support, and claims investigations services to American International Group, Inc. and its subsidiaries. Kroll-O'Gara billed AIG and its subsidiaries $6,412,244 in 1997, $4,877,478 in 1998, and $4,779,449 in 1999 for
these services. The year-end accounts receivable balance for AIG was $897,361, $1,290,558 and $1,231,685 at December 31, 1997, 1998 and 1999, respectively.
Since 1995, Kroll-O'Gara has purchased some of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed Kroll-O'Gara $814,154, $474,800 and $361,320 for this insurance during 1997, 1998, and 1999, respectively. Kroll-O'Gara obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

     Kroll Background America leases office space in Nashville, Tennessee from companies controlled by Mr. Shmerling. For the year ended December 31, 1999, Kroll Background America leased 16,884 square feet of space and paid rent of $276,145. For the six months ended June 30, 2000, Kroll Background America leased 20,284 square feet of office space and paid rent of approximately $158,000. Kroll Background America subleases a portion of its Nashville office space to KRCS for its information technology department. For the year ended December 31, 1999, KRCS subleased 945 square feet of office space from Kroll Background America and paid rent of $17,484. For the six months ended June 30, 2000, KRCS subleased 2,668 square feet from Kroll Background America and paid rent of $25,343.

     Mr. Thomas Constance, who is expected to become a director of KRCS prior to the split-up, is a partner in the law firm of Kramer Levin Naftalis & Frankel LLP, which provides legal services to KRCS and its subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of KRCS consists of 25 million shares of common stock, par value $0.01 per share, and 2.5 million shares of preferred stock, par value $0.01 per share. Immediately following the split-up, we expect to have approximately 8.5 million shares of common stock outstanding. There will be no preferred stock outstanding. A description of the material provisions of our certificate of incorporation that affect the relative rights of the common stock is set forth below. The following description of the capital stock of KRCS is intended to be a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part and to the General Corporation Law of the State of Delaware.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held and shall be entitled to notice of any stockholders meeting and to vote upon any matters that properly come before a meeting as provided in the bylaws of KRCS or as may be provided by law. Except for and subject to those rights expressly granted to holders of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock will have all other rights of stockholders, including (1) the right to receive dividends, when, as and if declared by the board of directors, out of assets lawfully available therefor and (2) in the event of any distribution of assets upon a liquidation or winding up of KRCS, the right to receive all the assets and funds of KRCS remaining after the payment to the creditors of KRCS and the holders of the preferred stock, if any, of the specific amounts which they are entitled to receive upon that distribution. The common stock is not convertible or redeemable and there are no sinking fund provisions therefor. All shares of common stock to be distributed in the split-up will be fully paid and not liable for any call or assessment.

PREFERRED STOCK

     The board of directors may issue preferred stock from time to time, without the approval of our stockholders, in one or more series. Each series of preferred stock will have the voting powers, if any, designations and preferences that are stated in the resolutions adopted by the board of directors providing for its designation and issue. The board of directors is authorized by our certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, and may adversely affect the voting and other rights of the holders of our capital stock.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Our certificate of incorporation and bylaws contain several provisions which may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include: (1) the requirement that there shall be three classes of directors and that their terms be staggered; (2) the requirement that a stockholder comply with specified procedures, including advance written notice, before bringing matters, including the nomination of directors, before a stockholders' meeting; (3) the specific denial of stockholders' ability to take action by written consent, and (4) the restriction of the right to call special meetings to only the Chairman of the Board, the Chief Executive Officer or the board of directors pursuant to a board resolution.

     Any and all vacancies occurring on the board of directors may be filled by
(1) the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors constitute less than a quorum of the board of directors or (2) the KRCS stockholders if the vacancy is not filled by the remaining directors. See "Management" for more information.

LIMITATION ON DIRECTOR'S LIABILITY

     Our certificate of incorporation and bylaws contain provisions that allow for the indemnification of directors and officers (or any predecessor thereof) of KRCS to the fullest extent permitted under Delaware law, and for the indemnification, pursuant to the discretion of the board of directors, of employees and agents under the same terms. The certificate of incorporation and bylaws also provide that a director of KRCS shall not be personally liable to KRCS or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director shall remain liable for any breach of the director's duty of loyalty to KRCS or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of a dividend or an unlawful stock purchase or redemption (except that any director who may have been absent when those acts were performed may be exonerated from liability by causing his or her dissent to be entered in the minutes of KRCS at the time of the unlawful act, or immediately after the director received notice of that act), or for any transaction from which the director derived any improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is              .

                                 LEGAL MATTERS

     The legality of the KRCS common stock covered by this prospectus will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, in New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of The Kroll-O'Gara Company as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to a certain subsidiary its 1997 opinion is based on the report of other independent auditors, namely, Deloitte & Touche LLP. Reference is also made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs incurred in connection with business process reengineering activities in the fourth quarter of 1997 and the change in the method of accounting for costs of start-up activities in the first quarter of 1999, both as discussed in Note 2(r) to the consolidated financial statements.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Background America for the year ended December 31, 1997 (not incorporated by reference separately herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, which we refer to as the SEC, to register the KRCS common stock that Kroll-O'Gara shareholders will receive in the split-up. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For information relating to us, we refer you to the registration statement and its exhibits.

     Kroll-O'Gara has also filed a Schedule 14A proxy statement which provides more complete information about the split-up. For information regarding the reorganization and the split-up of Kroll-O'Gara, we refer you to the proxy statement.

     Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit. Each statement is qualified in all respects by the relevant reference.

     After the split-up, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement and the proxy statement are, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
THE KROLL-O'GARA COMPANY
Reports of Independent Public Accountants...................     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-6
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1997, 1998 and 1999..............     F-7
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-9
Notes to Consolidated Financial Statements..................    F-10
Consolidated Balance Sheets as of December 31, 1999 and June
  30, 2000 (unaudited)......................................    F-44
Consolidated Statements of Operations for the Six Months
  Ended June 30, 1999 and 2000 (unaudited)..................    F-46
Consolidated Statements of Shareholders' Equity for the Six
  Months Ended June 30, 2000 (unaudited)....................    F-47
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 1999 and 2000 (unaudited)..................    F-48
Notes to Consolidated Unaudited Financial Statements........    F-49

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE KROLL-O'GARA COMPANY:

     We have audited the accompanying consolidated balance sheets of THE KROLL-O'GARA COMPANY and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of Background America, Inc., a company acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 3. Such statements are included in the consolidated financial statements of The Kroll-O'Gara Company and reflect total revenues of 2 percent of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Background America, Inc., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Kroll-O'Gara Company and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2(r) to the consolidated financial statements, effective in the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities and, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

                                          Arthur Andersen LLP

Cincinnati, Ohio
  September 14, 2000

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Background America, Inc.
Nashville, Tennessee

     We have audited the consolidated statements of operations, redeemable preferred stock and other shareholders' equity (deficit) and cash flows for the year ended December 31, 1997 of Background America, Inc. and subsidiaries (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements (not presented separately herein) present fairly, in all material respects, the results of operations of Background America, Inc. and subsidiaries and their cash flows for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Nashville, Tennessee

December 18, 1998
(January 21, 1999 as to
first paragraph of Note 15)

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
ASSETS (NOTE 7)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 14,040,700    $ 13,834,560
  Marketable securities.....................................    13,285,322              --
  Trade accounts receivable, net of allowance for doubtful
     accounts of approximately $3,821,306 and $4,778,906 in
     1998 and 1999, respectively (Notes 2 and 4)............    56,960,753      68,017,062
  Unbilled revenues (Note 2)................................     7,766,015      18,033,811
  Related party receivables (Note 6)........................     2,763,108       2,095,810
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4).........................    26,408,097      24,159,724
  Inventories (Note 4)......................................    22,397,939      26,264,388
  Prepaid expenses and other................................     8,001,102      11,579,522
  Deferred tax asset (Note 5)...............................            --         823,831
                                                              ------------    ------------
          Total current assets..............................   151,623,036     164,808,708
                                                              ------------    ------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 8):
  Land......................................................     1,856,003       2,164,197
  Buildings and improvements................................     8,271,967       8,586,985
  Leasehold improvements....................................     6,344,398       7,451,655
  Furniture and fixtures....................................     6,013,679      10,131,191
  Machinery and equipment...................................    19,702,242      36,768,571
  Construction-in-progress..................................     2,915,135              --
                                                              ------------    ------------
                                                                45,103,424      65,102,599
  Less-accumulated depreciation.............................   (20,462,991)    (26,194,953)
                                                              ------------    ------------
                                                                24,640,433      38,907,646
                                                              ------------    ------------
DATABASES, net of accumulated amortization of $22,788,857
  and $26,187,348 in 1998 and 1999, respectively (Note 2)...     9,238,903       9,696,162
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $4,449,752 and
  $9,028,471 in 1998 and 1999, respectively (Notes 2 and
  3)........................................................    62,148,482      81,676,083
OTHER ASSETS:
  Other assets (Note 4).....................................     6,093,435       4,304,000
                                                              ------------    ------------
                                                                77,480,820      95,676,245
                                                              ------------    ------------
                                                              $253,744,289    $299,392,599
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 7)........................  $         --    $ 26,582,688
  Current portion of long-term debt (Note 8)................     2,000,299       3,737,227
  Trade accounts payable....................................    35,989,761      38,822,977
  Related party payables (Note 6)...........................       353,233              --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       182,656         360,725
  Accrued liabilities (Note 4)..............................    22,800,436      28,299,006
  Income taxes currently payable............................       760,340         768,105
  Deferred income taxes (Note 5)............................       781,575              --
  Customer deposits.........................................     3,865,219       4,195,762
                                                              ------------    ------------
          Total current liabilities.........................    66,733,519     102,766,490

OTHER LONG-TERM LIABILITIES.................................     1,542,588       2,673,092

DEFERRED INCOME TAXES (Note 5)..............................     1,625,363       1,820,815

LONG-TERM DEBT, net of current portion (Note 8).............    39,346,555      36,264,163
                                                              ------------    ------------
          Total liabilities.................................   109,248,025     143,524,560
                                                              ------------    ------------

COMMITMENTS AND CONTINGENCIES (Notes 9, 12 and 17)
SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized; none issued................................            --              --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 21,584,872 and 22,255,510 shares issued and
     outstanding in 1998 and 1999, respectively.............       215,848         222,555
  Additional paid-in-capital................................   157,229,936     170,101,929
  Retained deficit..........................................   (10,964,249)    (12,639,574)
  Deferred compensation.....................................    (1,113,936)     (1,629,893)
  Accumulated other comprehensive loss......................      (871,335)       (186,978)
                                                              ------------    ------------
          Total shareholders' equity........................   144,496,264     155,868,039
                                                              ------------    ------------
                                                              $253,744,289    $299,392,599
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                      1997            1998            1999
                                                  ------------    ------------    ------------
NET SALES.......................................  $210,323,664    $272,195,513    $321,937,532
COST OF SALES...................................   143,213,182     178,421,433     203,456,962
                                                  ------------    ------------    ------------
       Gross profit.............................    67,110,482      93,774,080     118,480,570
OPERATING EXPENSES:
  Selling and marketing.........................    15,532,029      22,332,090      27,470,879
  General and administrative....................    34,292,093      42,834,565      74,861,467
  Restructuring charge (Note 4).................            --              --       4,363,566
  Failed merger related costs (Note 17).........            --              --       1,562,331
  Merger related costs (Note 3).................     7,204,926       5,727,358       4,069,089
                                                  ------------    ------------    ------------
       Operating expenses.......................    57,029,048      70,894,013     112,327,332
                                                  ------------    ------------    ------------
       Operating income.........................    10,081,434      22,880,067       6,153,238
OTHER INCOME (EXPENSE):
  Interest expense..............................    (5,244,249)     (4,670,010)     (4,965,597)
  Interest income...............................       172,544       1,273,218         409,892
  Other, net....................................      (284,639)       (344,279)       (311,901)
                                                  ------------    ------------    ------------
       Income before minority interest,
          provision for income taxes,
          extraordinary item and cumulative
          effect of change in accounting
          principle.............................     4,725,090      19,138,996       1,285,632
  Minority interest.............................       156,223              --              --
                                                  ------------    ------------    ------------
       Income before provision for income taxes,
          extraordinary item and cumulative
          effect of change in accounting
          principle.............................     4,568,867      19,138,996       1,285,632
  Provision for income taxes....................     3,304,993       7,352,931       2,429,410
                                                  ------------    ------------    ------------
       Income (loss) before extraordinary item
          and cumulative effect of change in
          accounting principle..................     1,263,874      11,786,065      (1,143,778)
  Extraordinary loss, net of applicable tax
     benefit of $129,250 (Note 7)...............      (193,875)             --              --
                                                  ------------    ------------    ------------
       Income (loss) before cumulative effect of
          change in accounting principle........     1,069,999      11,786,065      (1,143,778)
  Cumulative effect of change in accounting
     principle, net of applicable tax benefit of
     $240,000 in 1997 and $408,000 in 1999 (Note
     2(r))......................................      (360,000)             --        (778,041)
                                                  ------------    ------------    ------------
       Net income (loss)........................  $    709,999    $ 11,786,065    $ (1,921,819)
                                                  ============    ============    ============
  Earnings (loss) per share (Note 2(o)):
     Basic......................................  $       0.05    $       0.61    $      (0.09)
                                                  ============    ============    ============
     Diluted....................................  $       0.05    $       0.59    $      (0.09)
                                                  ============    ============    ============
  Weighted average shares outstanding (Note
     2(o)):
     Basic......................................    14,750,676      19,336,580      22,005,632
                                                  ============    ============    ============
     Diluted....................................    15,560,050      19,908,206      22,005,632
                                                  ============    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                  COMPREHENSIVE    COMMON      ADDITIONAL        RETAINED       DEFERRED
                                       SHARES     INCOME (LOSS)    STOCK     PAID-IN CAPITAL     DEFICIT      COMPENSATION
                                     ----------   -------------   --------   ---------------   ------------   ------------
BALANCE, December 31, 1996.........  14,035,151                   $140,351    $ 44,143,424     $(21,266,057)  $        --
Issuances of stock under employee
  benefit plans, including related
  tax benefit (Note 11)............     750,725                      7,507       6,301,276               --            --
Issuance of stock in conjunction
  with the acquisition of
  businesses and minority interest
  (Note 3).........................     823,371                      8,234       9,695,009               --            --
Issuance of stock in conjunction
  with the settlement of a note
  payable..........................      21,721                        217         232,282               --            --
Private offering of common stock,
  net of issuance cost of
  $36,373..........................     307,613                      3,076       5,964,976               --            --
Purchase and retirement of common
  stock (Note 11 (c))..............    (259,036)                    (2,590)       (498,978)      (2,194,256)           --
Comprehensive income:
  Net income.......................          --    $   709,999          --              --          709,999            --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $157,000
      tax benefit..................          --       (236,393)         --              --               --            --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit...........          --         (3,698)         --              --               --            --
                                                   -----------
    Other comprehensive loss.......          --       (240,091)         --              --               --            --
                                                   -----------
      Comprehensive income.........          --    $   469,908          --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------
BALANCE, December 31, 1997.........  15,679,545                    156,795      65,837,989      (22,750,314)           --
Public and private offerings of
  common stock, net of issuance
  costs of approximately
  $1,431,000.......................   4,716,757                     47,168      68,289,755               --            --
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....     428,625                      4,286       4,473,859               --            --
Issuance of stock in conjunction
  with the acquisition of
  businesses (Note 3)..............     767,416                      7,674      17,602,830               --            --
Exercise of stock put option (Note
  3)...............................      (7,471)                       (75)       (166,593)              --            --
Deferred compensation related to
  stock options....................          --                         --       1,192,096               --    (1,113,936)
Comprehensive income:
  Net income.......................          --    $11,786,065          --              --       11,786,065            --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $318,000
      tax benefit..................          --       (476,956)         --              --               --            --
    Reclassification adjustment for
      gain on securities included
      in net income, net of $7,000
      tax benefit..................          --        (10,469)         --              --               --            --
                                                   -----------
    Other comprehensive loss.......          --       (487,425)         --              --               --            --
                                                   -----------
      Comprehensive income.........          --    $11,298,640          --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                     INCOME (LOSS)      TOTAL
                                     -------------   ------------
BALANCE, December 31, 1996.........    $(143,819)    $ 22,873,899
Issuances of stock under employee
  benefit plans, including related
  tax benefit (Note 11)............           --        6,308,783
Issuance of stock in conjunction
  with the acquisition of
  businesses and minority interest
  (Note 3).........................           --        9,703,243
Issuance of stock in conjunction
  with the settlement of a note
  payable..........................           --          232,499
Private offering of common stock,
  net of issuance cost of
  $36,373..........................           --        5,968,052
Purchase and retirement of common
  stock (Note 11 (c))..............           --       (2,695,824)
Comprehensive income:
  Net income.......................           --          709,999

  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $157,000
      tax benefit..................           --               --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit...........           --               --

    Other comprehensive loss.......     (240,091)        (240,091)

      Comprehensive income.........           --               --
                                       ---------     ------------
BALANCE, December 31, 1997.........     (383,910)      42,860,560
Public and private offerings of
  common stock, net of issuance
  costs of approximately
  $1,431,000.......................           --       68,336,923
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....           --        4,478,145
Issuance of stock in conjunction
  with the acquisition of
  businesses (Note 3)..............           --       17,610,504
Exercise of stock put option (Note
  3)...............................           --         (166,668)
Deferred compensation related to
  stock options....................           --           78,160
Comprehensive income:
  Net income.......................           --       11,786,065

  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $318,000
      tax benefit..................           --               --
    Reclassification adjustment for
      gain on securities included
      in net income, net of $7,000
      tax benefit..................           --               --

    Other comprehensive loss.......     (487,425)        (487,425)

      Comprehensive income.........           --               --
                                       ---------     ------------


                                                  COMPREHENSIVE    COMMON      ADDITIONAL        RETAINED       DEFERRED
                                       SHARES     INCOME (LOSS)    STOCK     PAID-IN CAPITAL     DEFICIT      COMPENSATION
                                     ----------   -------------   --------   ---------------   ------------   ------------
BALANCE, December 31, 1998.........  21,584,872                   $215,848    $157,229,936     $(10,964,249)  $(1,113,936)
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....     202,614                      2,026       3,293,084               --            --
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 3).........................     468,024                      4,681       8,007,248          246,494            --
Deferred compensation related to
  restricted stock and stock
  options (Note 11)................          --                         --       1,571,661               --      (515,957)
Comprehensive income (loss):
  Net loss.........................          --    $(1,921,819)         --              --       (1,921,819)           --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $456,000
      tax provision................          --        684,357          --              --               --            --
                                                   -----------
    Other comprehensive income.....          --        684,357          --              --               --            --
                                                   -----------
      Comprehensive income
        (loss).....................          --    $(1,237,462)         --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------
BALANCE, December 31, 1999.........  22,255,510                   $222,555    $170,101,929     $(12,639,574)  $(1,629,893)
                                     ==========                   ========    ============     ============   ===========

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                     INCOME (LOSS)      TOTAL
                                     -------------   ------------
BALANCE, December 31, 1998.........    $(871,335)    $144,496,264
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....           --        3,295,110
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 3).........................           --        8,258,423
Deferred compensation related to
  restricted stock and stock
  options (Note 11)................           --        1,055,704
Comprehensive income (loss):
  Net loss.........................           --       (1,921,819)
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $456,000
      tax provision................           --               --
    Other comprehensive income.....      684,357          684,357
      Comprehensive income
        (loss).....................           --               --
                                       ---------     ------------
BALANCE, December 31, 1999.........    $(186,978)    $155,868,039
                                       =========     ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 15)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                  1997           1998            1999
                                                              ------------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    709,999    $11,786,065    $ (1,921,819)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operations --
      Depreciation and amortization.........................     6,798,668      9,112,221      14,088,149
      Bad debt expense......................................     2,083,080      2,556,506       4,360,227
      Shareholder stock compensation........................     1,356,280             --              --
      Loss on write-off of notes receivable.................        35,434             --              --
      Share in net income of joint ventures.................      (121,650)            --              --
      Gain on sale of marketable securities.................       (14,503)       (10,469)             --
      Noncash compensation expense..........................            --        226,074       1,055,704
  Change in assets and liabilities, net of effects of
    acquisitions --
    Receivables -- trade and unbilled.......................   (10,410,824)   (13,668,954)    (19,094,085)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................     3,499,084    (14,329,633)      2,248,373
    Inventories, prepaid expenses and other assets..........    (7,226,253)    (4,100,776)     (5,189,742)
    Accounts payable and income taxes currently payable.....     8,058,527        608,102         966,965
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................    (1,009,740)      (138,006)        178,069
    Amounts due to/from related parties.....................       443,290     (2,623,651)        731,612
    Deferred taxes..........................................      (156,892)      (838,668)     (1,409,954)
    Accrued liabilities, long-term liabilities and customer
      deposits..............................................       667,999     (1,902,669)     (1,333,001)
                                                              ------------    -----------    ------------
         Net cash provided by (used in) operating
           activities.......................................     4,712,499    (13,323,858)     (5,319,502)
                                                              ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........    (6,016,619)    (7,329,376)    (19,198,147)
  Additions to databases....................................    (3,856,914)    (4,186,924)     (3,855,750)
  Acquisitions, net of cash acquired (Note 3)...............   (10,710,128)   (18,595,996)    (12,014,287)
  Sale (purchases) of marketable securities, net............        35,424    (13,262,353)     13,285,322
  Other.....................................................       266,004             --              --
                                                              ------------    -----------    ------------
         Net cash used in investing activities..............   (20,282,233)   (43,374,649)    (21,782,862)
                                                              ------------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan financing fees.......................................      (723,727)            --              --
  Net borrowings (repayments) under revolving lines of
    credit..................................................    (9,376,835)      (559,112)     24,262,221
  Proceeds from debt........................................    44,902,987        284,877              --
  Payments of long-term debt................................   (10,042,503)   (13,662,425)     (1,345,464)
  Proceeds from notes payable -- shareholder................     1,261,000             --              --
  Repayment of notes payable -- shareholder.................    (8,107,641)      (176,057)             --
  Net proceeds from issuance of common stock................     4,914,317     68,336,923              --
  Purchase and retirement of stock..........................    (2,695,824)      (166,668)             --
  Foreign currency translation..............................      (160,462)      (593,494)      1,096,137
  Proceeds from exercise of stock options and warrants......     2,780,966      4,478,145       3,295,110
                                                              ------------    -----------    ------------
         Net cash provided by financing activities..........    22,752,278     57,942,189      27,308,004
                                                              ------------    -----------    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     7,182,544      1,243,682         205,640
Effects of foreign currency exchange rates on cash and cash
  equivalents...............................................       (75,931)       106,049        (411,780)
CASH AND CASH EQUIVALENTS, beginning of year................     5,584,356     12,690,969      14,040,700
                                                              ------------    -----------    ------------
CASH AND CASH EQUIVALENTS, end of year......................  $ 12,690,969    $14,040,700    $ 13,834,560
                                                              ============    ===========    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION --

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively "Kroll-O'Gara"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Kroll-O'Gara's Security Products and Services Group markets ballistic and blast protected vehicles and security services. The Investigations and Intelligence Group offers business intelligence and investigation services. The Information Security Group offers information and computer security services, including network and system security review and repair. The Voice and Data Communications Group offers secure satellite communication equipment and satellite navigation systems.

     In December 1997, a wholly owned subsidiary of The O'Gara Company (O'Gara) was merged into Kroll Holdings, Inc. (Kroll). At the time of the merger, The O'Gara Company's name was changed to The Kroll-O'Gara Company. The consolidated financial statements include the historical consolidated financial statements of Kroll-O'Gara (and the businesses it has acquired, since their respective dates of acquisition, under the purchase method of accounting) and the financial position, results of operations and cash flows of entities which were merged with Kroll-O'Gara in connection with pooling of interests business combinations (See Note 3).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     (a) CONSOLIDATION -- The consolidated financial statements include the accounts of all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     (b) REVENUE RECOGNITION -- Revenue related to contracts for security products (both government and commercial) results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

         Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

         Revenue from intelligence and investigation services and information security services is recognized as the services are performed. Kroll-O'Gara records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

                            THE KROLL-O'GARA COMPANY

         Revenue related to voice and data communications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     (c) CASH AND CASH EQUIVALENTS -- Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. Kroll-O'Gara invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) MARKETABLE SECURITIES -- Pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115), Kroll-O'Gara must classify its debt and marketable securities as either trading, available-for-sale or held-to-maturity. Kroll-O'Gara's marketable security investments consist largely of available-for-sale municipal obligations. These securities are valued at current market value, which approximates cost.

         Unrealized holding gains and losses, net of the related income tax effect, on the available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Kroll-O'Gara recorded an unrealized net loss of $3,698 as of December 31, 1997. There were no such unrealized gains or losses as of December 31, 1998 and 1999.

     (e) CONCENTRATIONS OF CREDIT RISK -- Financial instruments that subject Kroll-O'Gara to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise Kroll-O'Gara's client base, along with the different industries and geographic regions in which Kroll-O'Gara's clients operate. Kroll-O'Gara does not generally require collateral or other security to support client receivables, although Kroll-O'Gara does require retainers, up-front deposits or irrevocable letters-of-credit in many situations. Kroll-O'Gara has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (f) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed on both straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Buildings and improvements...............................       5-40 years
Furniture and fixtures...................................       4-10 years
Machinery and equipment..................................       3-12 years
Leasehold improvements...................................    Life of lease

     (g) DATABASES -- Databases are capitalized costs incurred to obtain information from third party providers. Kroll-O'Gara relies on this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized

                            THE KROLL-O'GARA COMPANY
         and amortized over a five year period. Amortization of databases for the years ended December 31, 1997, 1998 and 1999 was $2,937,152, $3,283,232 and $3,520,624, respectively.

     (h) IMPAIRMENT OF LONG-LIVED ASSETS -- Pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, Kroll-O'Gara periodically reviews the carrying value of these assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, Kroll-O'Gara believes no impairment existed at December 31, 1999. However, it is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     (i) COSTS IN EXCESS OF ASSETS ACQUIRED -- Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 1998 and 1999 were $52,418,302 and $72,269,993, respectively. Amortization is recorded on a straight-line basis over periods ranging from 12 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1997, 1998 and 1999 were $828,913, $1,636,013 and $3,431,058, respectively.

     (j) OTHER INTANGIBLE ASSETS -- Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a fifteen year period and the non-compete agreements are amortized over the lives of the respective agreements, which range from 6 months to fifteen years. Other intangible assets, net of accumulated amortization, as of December 31, 1998 and 1999 were $9,730,180 and $9,406,090, respectively. Amortization of other intangible assets for the years ended December 31, 1997, 1998 and 1999 was $350,309, $972,489 and
         $1,147,660, respectively.

     (k) FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

         Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying consolidated statements of operations.

     (l) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            THE KROLL-O'GARA COMPANY

     (m) RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. Kroll-O'Gara incurred approximately $136,000, $537,000 and $297,000 for the years ended December 31, 1997, 1998 and 1999, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

     (n) ADVERTISING -- Kroll-O'Gara expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $1,542,996, $2,027,233 and $2,374,096, respectively.

     (o) EARNINGS PER SHARE -- In 1997, Kroll-O'Gara adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS
         128). In accordance with SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants, assumed issuance of restricted stock and assumed conversion of a convertible note payable.

         The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the years ended December 31, 1997, 1998 and 1999:

                                            YEAR ENDED DECEMBER 31, 1997
                                      -----------------------------------------
                                        INCOME          SHARES        PER SHARE
                                      (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                      -----------    -------------    ---------
Basic earnings per share............   $709,999       14,750,676        $0.05
                                                                        =====
Effect of dilutive securities:
  Options...........................         --          254,575
  Restricted stock..................         --          443,152
  Warrants..........................         --           97,425
  Convertible note payable..........         --           14,222
                                       --------       ----------
Diluted earnings per share..........   $709,999       15,560,050        $0.05
                                       ========       ==========        =====

                                           YEAR ENDED DECEMBER 31, 1998
                                     -----------------------------------------
                                       INCOME          SHARES        PER SHARE
                                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                     -----------    -------------    ---------
Basic earnings per share...........  $11,786,065     19,336,580        $0.61
                                                                       =====
Effect of dilutive securities:
  Options..........................           --        568,849
  Warrants.........................           --          2,777
                                     -----------     ----------
Diluted earnings per share.........  $11,786,065     19,908,206        $0.59
                                     ===========     ==========        =====

                            THE KROLL-O'GARA COMPANY

                                           YEAR ENDED DECEMBER 31, 1999
                                     -----------------------------------------
                                        LOSS           SHARES        PER SHARE
                                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                     -----------    -------------    ---------
Basic and diluted loss per share...  $(1,921,819)    22,005,632       $(0.09)
                                     ===========                      ======
Effect of anti-dilutive securities:
  Options..........................                     546,614
  Restricted stock.................                      42,974
  Warrants.........................                       1,188
                                                     ----------
Diluted shares.....................                  22,596,408
                                                     ==========

         As a result of the net loss recorded in 1999, basic and diluted earnings per share are identical as all options and warrants are anti-dilutive.

         Basic and diluted earnings per share based on income before extraordinary item and cumulative effect of change in accounting principle were $0.09 and $0.08, respectively, for the year ended December 31, 1997. The basic and diluted per share impact of the extraordinary item were $0.01 and the basic and diluted per share impact of the change in accounting principle were $0.03 and $0.02, respectively.

         Basic and diluted loss per share based on loss before cumulative effect of change in accounting principle were $0.05 for the year ended December 31, 1999. The basic and diluted per share impact of the change in accounting principle was $0.04.

         During 1997, 66,000 warrants to purchase a total of 27,746 shares of common stock of Kroll-O'Gara at $7.20 per warrant were outstanding but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares.

         During 1998, 11,666 warrants to purchase an equivalent amount of shares of common stock of Kroll-O'Gara at $25.69 per warrant were outstanding but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares.

         During 1999, 8,719 warrants and 597,155 options to purchase an equivalent amount of shares of common stock of Kroll-O'Gara at $25.69 per warrant and from $26.94 to $34.88 per option were outstanding but were not included in the computation of diluted weighted average shares because the warrants' and options' exercise prices were greater than the average market price of the common shares.

     (p) NEW ACCOUNTING PRONOUNCEMENTS -- In 1998, Kroll-O'Gara adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Kroll-O'Gara has chosen to disclose comprehensive income, which encompasses net income, foreign currency translation adjustments and unrealized holding gains of marketable securities, in the consolidated statements of shareholders' equity. Prior years have been restated to conform to the SFAS 130 requirements. The accumulated other comprehensive income (loss) balance of ($0.4) million at December 31, 1997 consisted of ($0.4) million of foreign currency translation adjustments and $0.01 million of unrealized appreciation of marketable securities.

                            THE KROLL-O'GARA COMPANY

         The accumulated other comprehensive income (loss) balance of ($0.9) million and ($0.2) million at December 31, 1998 and 1999, respectively, consisted entirely of foreign currency translation adjustments.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Kroll-O'Gara has several forward contracts in place in association with demand notes from certain subsidiaries. These instruments qualify for hedge accounting. Kroll-O'Gara has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

         In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 ("Interpretation No. 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically (a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management does not anticipate that the adoption of Interpretation No. 44 will have a material impact on Kroll-O'Gara's financial position or results of operations.

     (q) STOCK-BASED COMPENSATION -- Kroll-O'Gara has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 11(e).

     (r) CHANGES IN ACCOUNTING PRINCIPLE -- In the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation. Consistent with a consensus reached by the Emerging Issues Task Force (EITF) under Issue 97-13, in late November 1997, Kroll-O'Gara expensed costs previously capitalized in earlier quarters of 1997 (approximately $0.4 million, net of tax benefit of $0.2 million) as a cumulative effect of change in accounting principle.

                            THE KROLL-O'GARA COMPANY

         In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. Kroll-O'Gara's former practice was to capitalize certain of these expenses and amortize them over periods ranging from one to five years. Included in the accompanying December 31, 1998 consolidated balance sheet is approximately $1.2 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented. Kroll-O'Gara adopted the provisions of this statement in the first quarter of fiscal 1999 and recorded a cumulative effect of a change in accounting principle of $0.8 million, net of a tax benefit of $0.4 million.

     (s) DERIVATIVE FINANCIAL INSTRUMENTS -- Financial instruments in the form of foreign currency exchange contracts are utilized by Kroll-O'Gara to hedge its exposure to movements in foreign currency exchange rates. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the consolidated financial statements since they are accounted for as hedges.

     (t) RECLASSIFICATIONS -- Certain reclassifications have been reflected in 1997 and 1998 to conform with the current period presentation.

(3) MERGERS AND ACQUISITIONS --

     Kroll-O'Gara has completed numerous business combinations in the periods presented. The transactions were accounted for as both purchase business combinations and pooling of interests business combinations as follows:

     (a) POOLING OF INTERESTS TRANSACTIONS -- In December 1997, a wholly owned subsidiary of O'Gara was merged with and into Kroll. Effective upon the consummation of the merger with Kroll, each then issued and outstanding share of Kroll common stock, including shares subject to issuance under the Kroll restricted stock plan (See Note 11), were converted into
         62.52 shares of common stock of Kroll-O'Gara or 6,098,561 shares of Kroll-O'Gara's common stock in total. Outstanding employee stock options of Kroll were converted at the same exchange factor into options to purchase 551,492 shares of Kroll-O'Gara common stock (See
         Note 11).

         The merger constituted a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Kroll as though it had always been a part of Kroll-O'Gara.

         There were no transactions between O'Gara and Kroll prior to the combination, and immaterial adjustments were recorded to conform Kroll's accounting policies. Certain reclassifications were made to the Kroll financial statements to conform to Kroll-O'Gara's presentations. The results

                            THE KROLL-O'GARA COMPANY
         of operations for the separate companies and the combined amounts included in the consolidated financial statements follow:

                                   O'GARA          KROLL         COMBINED
                                 -----------    -----------    ------------
Nine months ended
  September 30, 1997
  (unaudited)
  Revenue......................  $82,567,200    $53,823,958    $136,391,158
  Extraordinary item...........     (193,875)            --        (193,875)
  Net income...................    4,181,387      1,796,124       5,977,511

         In connection with the Kroll merger, Kroll-O'Gara recorded, in the fourth quarter in 1997, a charge to operating expenses of approximately $7.2 million ($5.7 million after taxes, or $0.37 per diluted share) for direct and other merger-related costs pertaining to the transaction. Merger transaction costs are nonrecurring and included $0.8 million for stock based compensation costs triggered by the change in control of Kroll, $1.8 million for stay bonuses and severance and $4.6 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Laboratory Specialists of America, Inc. (LSAI). Effective upon the consummation of the merger, each then issued and outstanding share of LSAI common stock was converted into .2102 shares of common stock of Kroll-O'Gara or 1,209,053 shares of Kroll-O'Gara's common stock in total. Outstanding stock options and stock warrants of LSAI were converted at the same exchange factor into options to purchase 39,094 and 24,386 shares, respectively, of Kroll-O'Gara's common stock (See Note 11). The financial position and results of operations of LSAI are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Schiff & Associates, Inc. (Schiff). Effective upon the consummation of the merger, each then issued and outstanding share of Schiff common stock was converted into approximately 131.41 shares of common stock of Kroll-O'Gara or 169,521 shares of Kroll-O'Gara's common stock in total. The financial position and results of operations of Schiff are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Securify Inc. (Securify). Effective upon the consummation of the merger, all of the outstanding stock of Securify was converted to shares of Kroll-O'Gara's common stock at a rate of .110793 per share of Series A Preferred, .118273 per share of Series B Preferred and .0955252 per share of Securify common stock. In total, Kroll-O'Gara issued 1,430,936 shares of common stock. In addition, outstanding employee stock options of Securify were converted at the same exchange factor as Securify common stock into options to purchase 179,877 shares of Kroll-O'Gara's common stock. Effective with the consummation of the merger, Kroll-O'Gara created the Information Security Group and Securify's results of operations and financial position are reported in this group.

         The mergers with LSAI, Schiff and Securify constituted tax-free reorganizations and have been accounted for as pooling of interests transactions. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations,

                            THE KROLL-O'GARA COMPANY
         financial position and cash flows of LSAI, Schiff and Securify as though they had always been a part of Kroll-O'Gara.

         There were no transactions between Kroll-O'Gara and LSAI, Schiff and Securify prior to the combinations and immaterial adjustments were recorded to conform LSAI's, Schiff's and Securify's accounting policies. Certain reclassifications were made to Kroll-O'Gara's, LSAI's, Schiff's and Securify's financial statements to conform presentation. The results of operations for the separate companies and the combined amounts included in the consolidated financial statements follow:

                                   KROLL-O'GARA
                                    HISTORICAL       LSAI         SCHIFF     SECURIFY      COMBINED
                                   ------------   -----------   ----------   ---------   ------------
          Nine months ended
            September 30, 1998
            (unaudited)
            Revenue..............  $178,943,336   $12,039,154   $3,531,062   $  48,000   $194,561,552
            Net income (loss)....    11,559,576     1,440,725      582,254    (944,196)    12,638,359
          Year ended December 31,
            1997
            Revenue..............   190,413,349    12,836,953    2,852,303          --    206,102,605
            Extraordinary item...      (193,875)           --           --          --       (193,875)
            Cumulative effect of
               change in
               accounting
               principle.........      (360,000)           --           --          --       (360,000)
            Net income...........       709,866     1,329,103        7,674          --      2,046,643

         In 1998, Kroll-O'Gara recorded, in the fourth quarter, a charge to operating expenses of approximately $5.7 million ($4.1 million after taxes, or $0.21 per diluted share) for direct and other merger and integration related costs. Merger transaction costs are non-recurring and included $0.8 million for stay bonuses and $4.5 million, which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges. Integration costs related primarily to the merger with Kroll consummated in December 1997 and were approximately $0.4 million.

         In March 1999, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Financial Research, Inc. (FRI). Effective upon the consummation of the merger, each then issued and outstanding share of FRI common stock was converted into 101.555 shares of common stock of Kroll-O'Gara or 101,555 shares of Kroll-O'Gara's common stock in total. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. The prior period consolidated financial statements would not have been materially different from the reported results and accordingly have not been restated.

         In June 1999, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Background America, Inc. (BAI). Effective upon the consummation of the merger, each then issued and outstanding share of BAI common and preferred stock was converted into .2689628 shares of common stock of Kroll-O'Gara or 899,243 shares of Kroll-O'Gara's common stock in total. Outstanding stock options and stock warrants of BAI were converted at the same exchange factor into options to purchase 86,844 and 2,018 shares, respectively, of Kroll-

                            THE KROLL-O'GARA COMPANY

         O'Gara's common stock (see Note 11). The financial position and results of operations of BAI are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         The merger with BAI constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of BAI as though it had always been a part of Kroll-O'Gara.

         There were no transactions between Kroll-O'Gara and BAI prior to the combination. Immaterial adjustments were recorded to conform the accounting practices of Kroll-O'Gara and BAI and certain reclassifications were made to the BAI financial statements to conform to Kroll-O'Gara's presentation.

         The combined companies have recorded an income tax benefit of $113,533 in 1998 to reflect a reduction in a valuation allowance applicable to certain domestic net operating loss carryforwards. Included in the December 31, 1998 consolidated balance sheet is approximately $573,000 of merger costs incurred by Kroll-O'Gara which, along with other merger costs subsequently incurred, were expensed immediately upon consummation of the transaction on a pooling of interests basis in 1999. The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                              KROLL-O'GARA
                                               HISTORICAL        BAI       ADJUSTMENTS     COMBINED
                                              ------------   -----------   -----------   ------------
          Three months ended
            March 31, 1999 (unaudited)
            Revenue.........................  $ 69,007,000   $ 2,492,000    $     --     $ 71,499,000
            Cumulative effect of change in
               accounting principle.........      (778,041)           --          --         (778,041)
            Net income......................     2,418,000       110,000          --        2,528,000
          Year ended December 31, 1998
            Revenue.........................   264,844,847     7,350,666          --      272,195,513
            Net income (loss)...............    13,088,906    (1,416,374)    113,533       11,786,065
          Year ended December 31, 1997
            Revenue.........................   206,102,605     4,221,059          --      210,323,664
            Extraordinary item..............      (193,875)           --          --         (193,875)
            Cumulative effect of change in
               accounting principle.........      (360,000)           --          --         (360,000)
            Net income (loss)...............     2,046,643    (1,336,644)         --          709,999

         In 1999, Kroll-O'Gara recorded a charge to operating expenses of approximately $4.1 million ($3.2 million after taxes, or $0.14 per diluted share) for direct and other merger and integration related costs. Merger transaction costs are non-recurring and included $0.3 million for stay bonuses, $0.4 million for stock based compensation costs triggered by the change in control of BAI and $2.4 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges. Integration costs related primarily to the mergers and acquisitions completed in the fourth quarter of 1998 and were approximately $1.0 million.

                            THE KROLL-O'GARA COMPANY

     (b) PURCHASE TRANSACTIONS -- In addition to the merger with Kroll, Kroll-O'Gara completed six other acquisitions in 1997 which were accounted for as purchase business combinations. Three of the 1997 purchase acquisitions have been included in Kroll-O'Gara's Security Products and Services Group, two in the Investigations and Intelligence Group and one in the Voice and Data Communications Group. The aggregate purchase price of these six acquisitions amounted to approximately $26.0 million and consisted of $13.4 million in cash, $4.1 million in seller-provided financing and 753,806 shares of common stock (valued at approximately $8.5 million or an average of $11.28 per share). In connection with these acquisitions, Kroll-O'Gara entered into various employment and non-compete agreements with officers and key employees of the acquired companies with varying terms and conditions. The results of operations of the acquired businesses are included in the consolidated financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over periods ranging from fifteen to thirty years. In addition to these 1997 acquisitions, Kroll-O'Gara also exercised its option to acquire the minority interest in its O'Gara Brazilian subsidiary for approximately 69,565 shares of common stock valued at approximately $1.2 million.

         Kroll-O'Gara made one significant acquisition in 1997 which is included above. In February 1997, Labbe, S.A. (Labbe), a company located in France specializing in vehicle armoring systems, was acquired for approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of Kroll-O'Gara's common stock valued at approximately $3.5 million or $9.29 per share. For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

         In addition to the mergers with LSAI, Schiff and Securify, Kroll-O'Gara completed nine other acquisitions in 1998, all of which were accounted for as purchase business combinations. Eight of the 1998 purchase acquisitions have been included in Kroll-O'Gara's Investigations and Intelligence Group and the ninth has been included in the Security Products and Services Group. The aggregate purchase price of these nine acquisitions amounted to approximately $37.1 million and consisted of $19.5 million in cash and 767,416 shares of common stock (valued at approximately $17.6 million or an average of $22.93 per share). The $37.1 million aggregate purchase price for the 1998 acquisitions excludes a potential earnout of $3.25 million applicable to one of the acquired companies, which is payable over three years and is contingent upon the achievement of specified operating income targets. Approximately $1.1 million was earned and accrued at December 31, 1999 pursuant to this earnout agreement. In conjunction with one of the 1998 purchase acquisitions, the shareholders of the acquired entity had the option to put the shares of common stock received for cash of $22.31 per share for a certain defined period. The put option relating to 7,471 shares issued in connection with this acquisition was exercised for $166,668 in cash with the remaining put options expiring unexercised. In addition, in connection with several of these acquisitions, Kroll-O'Gara entered into various employment and non-compete agreements with officers and key employees of the acquired companies with varying terms and conditions. The results of operations of the acquired businesses are included in the consolidated financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over periods ranging from twelve to twenty-five years.

                            THE KROLL-O'GARA COMPANY

         Kroll-O'Gara made one significant acquisition in 1998 which is included above. In September 1998, Kizorek, Inc., now renamed InPhoto Surveillance, Inc. (InPhoto), a company located in Illinois specializing in video surveillance services, was acquired for approximately $9.1 million, consisting of $0.9 million in cash and 352,381 shares of Kroll-O'Gara's common stock valued at approximately $8.2 million or $23.35 per share. For accounting purposes, the acquisition was effective on July 1, 1998 and the results of operations of InPhoto are included in the consolidated results of operations of Kroll-O'Gara from that date forward. The following unaudited pro forma combined results of operations for the years ended December 31, 1997 and 1998 assumes the InPhoto acquisition occurred as of January 1, 1997 (in thousands, except per share data):

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1997          1998
                                                     ----------    ----------
Sales..............................................   $224,800      $278,581
Income before extraordinary item and cumulative
  effect of accounting change......................      1,716        11,680
Net income.........................................      1,162        11,680
Earnings per share:
  Basic............................................   $   0.08      $   0.60
  Diluted..........................................   $   0.07      $   0.58

         In addition to the mergers with BAI and FRI during 1999, Kroll-O'Gara completed an additional acquisition in 1999 which was accounted for as a purchase business combination. In June 1999 Kroll-O'Gara completed the acquisition of substantially all of the assets and liabilities of The Buchler Phillips Group (BP). BP provides financial recovery, restructuring, insolvency and turnaround services throughout the United Kingdom and Europe and has been included in the Investigations and Intelligence Group. The purchase price amounted to approximately $20.0 million and consisted of approximately $12.0 million in cash and 366,469 shares of Kroll-O'Gara's common stock (valued at approximately $8.0 million or an average of $21.86 per share). For accounting purposes, the acquisition was effective on April 1, 1999 and the results of operations of BP are included in the consolidated results of operations of Kroll-O'Gara from that date forward. The resulting goodwill from this acquisition is being amortized over 25 years.

                            THE KROLL-O'GARA COMPANY

         In connection with the 1997, 1998 and 1999 purchase acquisitions, assets were acquired and liabilities assumed were as follows (dollars in thousands):

                                                  OTHER 1997                 OTHER 1998        1999
                                      LABBE      ACQUISITIONS    INPHOTO    ACQUISITIONS    ACQUISITION
                                     --------    ------------    -------    ------------    -----------
          FAIR VALUE OF ASSETS
            ACQUIRED INCLUDING:
            Cash...................  $  3,501      $   125       $   192      $    701       $      4
            Accounts receivable....     4,689        2,072         1,743         5,300          1,174
            Inventories............     3,392        1,829            --            --             --
            Unbilled revenue.......        --           --           269         1,561          5,441
            Other current assets...       316           11           450           551            852
            Property, plant and
               equipment...........     3,360          378           955         1,243          1,233
            Other non-current
               assets..............     2,357            4            --           271            319
            Costs in excess of
               assets acquired and
               other intangible
               assets..............     7,802       11,727         9,790        28,874         20,835
                                     --------      -------       -------      --------       --------
                                       25,417       16,146        13,399        38,501         29,858
            Less: Cash paid for net
               assets..............   (10,730)      (2,700)         (854)      (18,689)       (12,018)
            Fair value of debt
               issued..............        --       (4,126)           --            --             --
            Fair value of stock
               issued..............    (3,431)      (5,029)       (8,228)       (9,381)        (8,012)
                                     --------      -------       -------      --------       --------
                                     $ 11,256      $ 4,291       $ 4,317      $ 10,431       $  9,828
                                     ========      =======       =======      ========       ========
          LIABILITIES ASSUMED
            INCLUDING:
            Liabilities assumed and
               acquisition costs...  $  9,287      $ 4,272       $ 4,117      $  9,583       $  7,508
            Debt...................     1,969           19           200           848          2,320
                                     --------      -------       -------      --------       --------
                                     $ 11,256      $ 4,291       $ 4,317      $ 10,431       $  9,828
                                     ========      =======       =======      ========       ========

(4) BALANCE SHEET ACCOUNTS --

     (a) TRADE ACCOUNTS RECEIVABLE AND COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
United States Military:
  Billed receivables..........................  $ 3,225,664    $ 4,877,570
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........   21,042,185     13,827,929
                                                -----------    -----------
          Total United States Military........  $24,267,849    $18,705,499
                                                ===========    ===========

                            THE KROLL-O'GARA COMPANY

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
Other contracts and receivables:
  Billed receivables..........................  $53,735,089    $63,139,492
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........    5,365,912     10,331,795
                                                -----------    -----------
          Total other contracts and
            receivables.......................  $59,101,001    $73,471,287
                                                ===========    ===========
Total trade accounts receivable, net..........  $56,960,753    $68,017,062
                                                ===========    ===========
Total costs and estimated earnings in excess
  of billings on uncompleted contracts........  $26,408,097    $24,159,724
                                                ===========    ===========

         Costs and estimated earnings in excess of billings on uncompleted contracts are net of $107,374,834 and $131,582,751 of progress billings to the United States Military at December 31, 1998 and 1999, respectively.

         Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days from the balance sheet date as the contract is substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

         The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                              ADDITIONS
                                                 BALANCE      CHARGED TO
                                               BEGINNING OF   COSTS AND                  BALANCE END
                                                  PERIOD       EXPENSES    DEDUCTIONS     OF PERIOD
                                               ------------   ----------   -----------   -----------
          Year ended December 31, 1997.......   $2,532,566    $2,083,080   $(1,506,900)  $3,108,746
          Year ended December 31, 1998.......    3,108,746     2,556,506    (1,843,946)   3,821,306
          Year ended December 31, 1999.......    3,821,306     4,360,227    (3,402,627)   4,778,906

     (b) INVENTORIES -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
Raw materials.................................  $ 8,148,000    $15,347,831
Vehicle costs and work-in-process.............   14,249,939     10,916,557
                                                -----------    -----------
                                                $22,397,939    $26,264,388
                                                ===========    ===========

                            THE KROLL-O'GARA COMPANY

         The following summarizes activity in valuation reserves for inventory obsolescence:

                                             ADDITIONS
                                BALANCE      CHARGED TO                 BALANCE
                              BEGINNING OF   COSTS AND                   END OF
                                 PERIOD       EXPENSES    DEDUCTIONS     PERIOD
                              ------------   ----------   ----------   ----------
Year ended December 31,
  1997......................    $264,114      $113,567     $(23,782)   $  353,899
Year ended December 31,
  1998......................     353,899         7,971           --       361,870
Year ended December 31,
  1999......................     361,870       804,960           --     1,166,830

     (c) OTHER ASSETS -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                          USEFUL           DECEMBER 31,
                                           LIFE       -----------------------
             DESCRIPTION                  (YEARS)        1998         1999
             -----------                -----------   ----------   ----------
Advance to vendor.....................       --       $1,130,361   $       --
Preoperating and start-up costs.......       --        1,185,574           --
Security deposits.....................       --        1,003,666      971,405
Pending acquisition costs.............       --          573,035           --
Long-term receivable..................       --          380,000    1,112,681
Non-refundable deposit on an equipment
  lease with a related party..........        5          537,784      537,784
Deferred financing fees...............     7-30          906,667      920,492
Investment in unconsolidated
  subsidiary..........................       --               --      520,695
Other long-term assets................       --          585,557      653,935
                                                      ----------   ----------
                                                       6,302,644    4,716,992
Less- accumulated amortization........                  (209,209)    (412,992)
                                                      ----------   ----------
                                                      $6,093,435   $4,304,000
                                                      ==========   ==========

         Preoperating and start-up costs in 1998 included costs applicable to bids in process which were deferred when management believed it was probable that future contracts would be obtained. These costs were transferred to contract costs when contracts were awarded or were expensed when the contract award was no longer considered probable. Preopening and start-up costs also included certain costs incurred in connection with establishing operations in new locations. In accordance with SOP 98-5, all such costs were expensed in the first quarter of fiscal 1999 (see Note 2(r)).

                            THE KROLL-O'GARA COMPANY

     (d) ACCRUED LIABILITIES -- Accrued liabilities consist of the following at December 31, 1998 and 1999:

                                                       DECEMBER 31,
                                                --------------------------
                 DESCRIPTION                       1998           1999
                 -----------                    -----------    -----------
Payroll and related benefits..................  $ 9,860,811    $11,019,288
Accrued professional fees.....................    3,993,486      2,113,264
Property, sales and other taxes payable.......    2,160,417      2,636,732
Accrued satellite time........................    1,948,557      1,619,204
Accrued hedge contract settlement.............      710,760             --
Accrued medical costs.........................      483,038        645,132
Accrued interest..............................      460,923        497,576
Accrued warranty reserve......................      451,773        442,597
Accrued payments to former owners of acquired
  businesses..................................      515,538      2,868,569
Accrued restructuring costs...................           --        664,900
Other accruals................................    2,215,133      5,791,744
                                                -----------    -----------
                                                $22,800,436    $28,299,006
                                                ===========    ===========

     (e) RESTRUCTURING OF OPERATIONS -- In the first quarter of 1999, Kroll-O'Gara began implementation of a restructuring plan (the "Plan") to reduce costs and improve operating efficiencies. The Plan was substantially completed by the end of the second quarter of 1999. The total non-recurring pre-tax restructuring charge recorded pursuant to the Plan was approximately $4.4 million. Total payments or writeoffs made pursuant to the Plan through December 31, 1999 were $3.1 million. Kroll-O'Gara does not expect to incur any other significant restructuring charges in future periods related to this Plan. The principal elements of the restructuring plan were the closure of two Investigations and Intelligence Group offices and the elimination of approximately 82 employees. The primary components of the restructuring charge, including accrued balances as of December 31, 1999, were as follows:

                  DESCRIPTION                      EXPENSE       ACCRUAL
                  -----------                     ----------    ----------
Severance and related costs.....................  $3,116,303    $  540,667
Writedown of property, plant and equipment......     150,166            --
Lease termination costs.........................   1,064,270       686,301
Other...........................................      32,827            --
                                                  ----------    ----------
                                                  $4,363,566     1,226,968
                                                  ==========
Less -- Current portion.........................                  (664,900)
                                                                ----------
                                                                $  562,068
                                                                ==========

(5) INCOME TAXES --

    Kroll-O'Gara accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability

                            THE KROLL-O'GARA COMPANY
    method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

    Kroll-O'Gara's provision (benefit) for income taxes, excluding extraordinary item and the cumulative effect of a change in accounting principle, for all periods is summarized as follows:

                                      1997           1998          1999
                                   -----------    ----------    -----------
Currently payable:
  Federal........................  $ 2,800,720    $5,530,085    $ 1,887,333
  State and local................      576,837       965,158        333,059
  Foreign........................    1,364,873     1,834,143      2,235,172
                                   -----------    ----------    -----------
                                     4,742,430     8,329,386      4,455,564
                                   -----------    ----------    -----------
Deferred:
  Federal........................   (1,213,147)     (847,018)    (1,352,885)
  State and local................     (224,290)     (129,437)      (238,745)
  Foreign........................           --            --       (434,524)
                                   -----------    ----------    -----------
                                    (1,437,437)     (976,455)    (2,026,154)
                                   -----------    ----------    -----------
                                   $ 3,304,993    $7,352,931    $ 2,429,410
                                   ===========    ==========    ===========

    A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                             1997                1998                 1999
                       -----------------   -----------------   ------------------
                         AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
                       ----------   ----   ----------   ----   ----------   -----
Provision for income
  taxes at the
  federal statutory
  rate...............  $1,553,415   34.0%  $6,583,815   34.4%  $  437,115    34.0%
State and local
  income taxes, net
  of federal
  benefit............     295,119    6.5      637,004    3.3       47,750     3.7
Nondeductible
  expenses...........   1,437,174   31.4      275,294    1.4    2,010,619   156.4
Change in valuation
  allowance..........    (319,283)  (7.0)      (1,035)    --     (119,704)   (9.3)
Effect of foreign
  (income) loss......     577,743   12.6      (47,924)  (0.2)    (187,783)  (14.6)
Other................    (239,175)  (5.2)     (94,223)  (0.5)     241,413    18.8
                       ----------   ----   ----------   ----   ----------   -----
  Provision for
     income taxes....  $3,304,993   72.3%  $7,352,931   38.4%  $2,429,410   189.0%
                       ==========   ====   ==========   ====   ==========   =====

                            THE KROLL-O'GARA COMPANY

    The components of Kroll-O'Gara's consolidated deferred income tax assets and liabilities as of December 31 are summarized below:

                                                   1998           1999
                                                -----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts.............  $   432,027    $ 1,051,436
  Depreciation and amortization...............      244,693        320,653
  Net operating loss carryforwards............    3,774,470      3,847,371
  Payroll and other benefits..................    1,721,081      1,452,718
  Restructuring...............................           --        658,246
  Other accruals..............................      707,708        961,809
  Acquisition costs...........................    1,697,885      1,694,866
  Other.......................................      512,382        779,765
                                                -----------    -----------
                                                  9,090,246     10,766,864
  Valuation allowance.........................   (3,303,683)    (3,183,979)
                                                -----------    -----------
     Net deferred tax assets..................    5,786,563      7,582,885
                                                -----------    -----------
Deferred tax liabilities:
  Nonaccrual service fee receivable...........     (156,804)      (181,579)
  Deferred revenue............................   (3,540,825)    (4,220,953)
  Database capitalization.....................   (2,951,351)    (3,107,610)
  Customer lists, net of amortization.........     (310,667)      (121,399)
  Percentage of completion on foreign
     subsidiaries.............................     (381,917)      (201,148)
  Foreign leasing transactions................     (125,827)      (147,146)
  Other.......................................     (726,110)      (600,034)
                                                -----------    -----------
                                                 (8,193,501)    (8,579,869)
                                                -----------    -----------
Net deferred tax liability....................  $(2,406,938)   $  (996,984)
                                                ===========    ===========

    Kroll-O'Gara has certain foreign and domestic net operating loss carryforwards, which approximated $3.8 million at December 31, 1998 and 1999, respectively. The foreign net operating loss carryforwards relate primarily to the United Kingdom, Mexico and the Philippines. The carryforwards expire beginning in 2001. A valuation allowance for the majority of all existing foreign carryforwards has been provided as it is not more likely than not that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

                            THE KROLL-O'GARA COMPANY

(6) RELATED PARTY TRANSACTIONS --

     (a) SUMMARY OF RELATED PARTY TRANSACTIONS -- The following summarizes transactions with related parties:

                                             YEARS ENDED DECEMBER 31,
                                       ------------------------------------
                                          1997         1998         1999
                                       ----------   ----------   ----------
Sales
  to Shareholder.....................  $6,412,244   $4,877,478   $4,779,449
  to affiliated entities.............   1,294,800      821,400       70,595
Purchases
  from Shareholder...................     814,154      474,800      361,320
  from affiliated entities...........     447,525    1,406,210      382,100
Lease expense to affiliated
  entities...........................     856,300      916,600      792,979
Legal services expense provided by
  former Director....................     170,000      190,000           --
Non-interest bearing advances to
  shareholders.......................     525,996      568,213      581,779
Air charter fees included in offering
  or merger costs....................     576,000      566,000           --
Interest on shareholder notes
  payable............................      78,950        1,100           --
Forgiveness of note payable to
  affiliated entity/shareholder......   1,053,735           --           --
Non-interest bearing advances to
  affiliates.........................     282,346      615,851      282,346
Trade accounts receivable due from
  shareholder........................     897,361    1,290,558    1,231,685

     (b) NOTES PAYABLE -- SHAREHOLDERS -- BAI had certain notes payable to shareholders. Interest expense associated with these obligations approximated $78,950 and $1,100 in 1997 and 1998, respectively. In June 1997, approximately $1,053,735 of the principal and accrued interest payable by BAI to certain shareholders was canceled in partial consideration for the issuance of stock. The remaining outstanding balance of $152,000 was paid in full during 1998.

     (c) SALES -- SHAREHOLDER -- During 1997, 1998 and 1999, Kroll-O'Gara rendered services to American International Group, Inc. and its subsidiaries (AIG) which is also a shareholder of Kroll-O'Gara. Total revenue recognized for the years ended December 31, 1997, 1998 and 1999 was $6,412,244, $4,877,478 and $4,779,449, respectively. Additionally,
         AIG provides certain services to Kroll-O'Gara which have been included in cost of sales and operating expenses in the accompanying consolidated statements of operations. These costs were approximately $814,154, $474,800 and $361,320 for the years ended December 31, 1997,
         1998 and 1999, respectively. The yearend accounts receivable balance for AIG was approximately $1,290,558 and $1,231,685 at December 31, 1998 and 1999, respectively.

     (d) BUILDING AND EQUIPMENT LEASES -- AFFILIATED ENTITIES -- Effective June 1, 1998, Kroll-O'Gara reached an agreement to terminate the corporate aircraft lease which originated in February 1995 with an affiliated entity. The terms of the aircraft lease addendum provide Kroll-O'Gara with a future hourly discount from the normal commercial hourly rate in order to

                            THE KROLL-O'GARA COMPANY
         amortize the remaining portion of existing lease deposits from the original aircraft lease. Rental expense, including amortization recognized, approximated $234,000, $292,000 and $82,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Kroll-O'Gara also paid this affiliated entity $576,000 in fiscal 1997 for usage of the aircraft to consummate the merger with Kroll and included such amount in merger-related costs. Kroll-O'Gara paid $296,000 in 1998 for usage of the aircraft during the roadshow for a stock offering and included such amount in stock issuance costs. Kroll-O'Gara also paid $270,000 in fiscal 1998 for usage of the aircraft to consummate the merger with Securify and included such amount in merger related costs. Management is of the opinion that the hourly rate paid by Kroll-O'Gara was equivalent to the rate charged by the affiliated entity to other unrelated companies for similar services and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft. As of December 31, 1998 and 1999, Kroll-O'Gara had approximately $484,371 and $402,801, respectively in unamortized lease deposits with this affiliated entity.

         Kroll-O'Gara is also currently leasing various equipment and office space from several affiliated entities under various three year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $622,000, $625,000 and $711,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(7) REVOLVING LINES OF CREDIT --

     On September 14, 2000, Kroll-O'Gara amended its existing credit agreement to extend its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. See Note 17 for additional discussion. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the revolving line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio. Average borrowings under the revolving line of credit and its predecessors were $4,568,994, $1,659,131 and $10,838,273 during 1997, 1998 and 1999, respectively, at approximate weighted average interest rates of 8.46%, 7.96% and 7.02%, respectively. The maximum borrowings outstanding during 1997, 1998, and 1999 were $11,600,000, $7,735,029 and $22,822,706, respectively. Borrowings under this line of credit were approximately $22.8 million at December 31, 1999. There were no outstanding borrowings pursuant to line of credit agreements at December 31, 1998.

     This credit agreement includes financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio and net worth minimum, and impose limitations on foreign investment, goodwill, additional indebtedness and capital expenditures. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999. All such events of non-compliance were subsequently waived or amended by the lender. Had the lender not provided a waiver or amendment, all amounts outstanding under the credit agreement would have been subject to acceleration by the lender.

     Effective June 3, 1999, with the acquisition of BP, Kroll-O'Gara acquired a demand note with maximum borrowings of L2.5 million. The demand note bears interest at the Bank of England's

                            THE KROLL-O'GARA COMPANY
     base rate plus 1.5%. Average borrowings during 1999 under the demand note were $2,836,905, as translated, at an approximate weighted average interest rate of 6.71%. The maximum borrowings outstanding during 1999 were $3,675,097, as translated. Maximum borrowings permitted and borrowings outstanding pursuant to this demand note were approximately $4.0 million and $3.4 million, respectively, as translated at December 31, 1999.

     Kroll-O'Gara also had borrowings of approximately $0.4 million outstanding as of December 31, 1999, pursuant to various overdraft facilities of certain subsidiaries.

     In connection with a refinancing in 1997, Kroll-O'Gara fully amortized the remaining deferred financing costs from a previous agreement, resulting in an extraordinary charge to Kroll-O'Gara's net income of $193,875, after income tax benefits of $129,250, or $0.01 per diluted share.

(8) LONG-TERM DEBT --

     The components of long-term debt are as follows at:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
Senior unsecured notes payable to various institutions,
  interest at 8.56% (9.56% prior to May 1998) payable
  semi-annually, principal payable at maturity in May 2004,
  subject to prepayment penalties...........................  $35,000,000   $35,000,000
Economic Development Revenue Bonds, variable interest rate
  approximating 85% of the bond equivalent yield of 13 week
  U.S. Treasury bills (not to exceed 12%), which
  approximated 5.17% at December 31, 1999, payable in
  scheduled installments through September 2016, subject to
  optional tender by the bondholders and a corresponding
  remarketing agreement, secured by certain property, plant
  and equipment and a bank letter of credit (Note 12).......    1,357,224     1,275,974
Notes payable to former shareholders of acquired companies,
  interest at fixed rates ranging from 6% to 10%, payable in scheduled installments through February 2000, certain
  notes secured by acquired assets..........................    2,526,361     1,994,414
Notes payable to banks, variable interest rate at prime plus
  1.5%, fixed rates ranging from 6.39% to 20.66%, payable in scheduled installments through December, 2010 with certain instruments subject to prepayment penalties,
  collateralized by certain real and personal property......    1,001,204       452,806
Other notes payable, interest at 7% to 10.9%, payable in
  scheduled installments through September 2007, certain
  notes secured by various equipment........................    1,462,065     1,278,196
                                                              -----------   -----------
Less -- current portion.....................................   41,346,854)   40,001,390)
                                                               (2,000,299    (3,737,227
                                                              -----------   -----------
                                                              $39,346,555   $36,264,163
                                                              ===========   ===========

     Kroll-O'Gara's $35.0 million of senior unsecured notes payable also contains financial covenants, which among other restrictions, requires the maintenance of a minimum level of net worth and a fixed charge coverage ratio.

                            THE KROLL-O'GARA COMPANY

     Scheduled maturities of long-term debt at December 31, 1999 are as follows:

2000......................................................    $ 3,737,227
2001......................................................        355,759
2002......................................................        180,031
2003......................................................        128,775
2004......................................................     35,134,848
Thereafter................................................        464,750
                                                              -----------
                                                              $40,001,390
                                                              ===========

(9) OPERATING LEASES --

     Kroll-O'Gara leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1999:

     Rental expense charged against current operations amounted to approximately $4,329,000, $6,691,000 and $10,204,000, for the years ended December 31,
     1997, 1998 and 1999, respectively.

2000......................................................    $ 9,250,804
2001......................................................      8,606,454
2002......................................................      6,029,952
2003......................................................      5,191,308
2004......................................................      4,057,019
Thereafter................................................     13,434,484
                                                              -----------
                                                              $46,570,021
                                                              ===========

(10) DEFINED CONTRIBUTION AND BONUS PLANS --

     As of December 31, 1999, Kroll-O'Gara had the following employee benefit plans in place:

     (a) DEFINED CONTRIBUTION PLANS -- Kroll-O'Gara and its subsidiaries have established various profit sharing/401(k) plans covering substantially all of Kroll-O'Gara's employees. Contributions to the plans are discretionary and are determined annually by Kroll-O'Gara's Board of Directors. Certain plans also offer a matching contribution whereby Kroll-O'Gara will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,211,140, $797,003 and $1,189,841, for the years ended December 31, 1997, 1998 and 1999, respectively.

     (b) PROFIT AND REVENUE SHARING PLANS -- Kroll-O'Gara and its subsidiaries have established various profit and revenue sharing plans covering substantially all of Kroll-O'Gara's employees. The plans were established to provide employees an annual cash incentive bonus based on various operating and non-operating criteria. Kroll-O'Gara may amend, modify or terminate these plans at any time.

                            THE KROLL-O'GARA COMPANY

         Kroll-O'Gara expensed approximately $516,000, $476,000 and $1,235,000 associated with the profit and revenue sharing plans in 1997, 1998 and 1999, respectively.

(11) EQUITY ARRANGEMENTS --

     (a) STOCK OPTION PLANS -- In 1996, Kroll-O'Gara adopted a stock option plan (the 1996 Plan) for employees, non-employee directors and consultants. Kroll-O'Gara may grant options for up to 1,757,000 shares under the 1996 Plan. Options for 482,050, 360,000 and 647,195 shares were granted during 1997, 1998 and 1999, respectively. Options granted under the plan have been granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. Additionally, effective with the mergers with Kroll, LSAI, Securify and BAI each outstanding stock option was converted at the respective exchange factor into options to purchase Kroll-O'Gara common stock. After conversion, total stock options granted under the previously existing Kroll, LSAI, Securify and BAI stock option plans in 1997 and 1998 were 174,887 and 248,497, respectively. No options were granted under previously existing stock option plans in 1999.

         In connection with stock options granted by Securify during the year ended December 31, 1998, Kroll-O'Gara recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable options. Approximately $78,000 and $298,000 was expensed in 1998 and 1999, respectively, with the balance to be expensed ratably over the next three years as the options vest.

         Effective May 12, 2000, Kroll-O'Gara established a new stock option plan (the 2000 Plan). Pursuant to this plan, employees were granted 879,400 stock options on May 12, 2000. Additionally, effective May 12, 2000, Kroll-O'Gara amended the 1996 Plan and granted options to certain employees for 118,000 shares of common stock under that plan.

     (b) RESTRICTED STOCK PLAN -- Effective June 14, 1993, Kroll replaced a previously existing long-term incentive plan with a restricted stock plan. The restricted stock plan provided for cliff vesting after a five-year period from the date the stock was awarded. Under the provisions of the plan, a participant had the ability to put the stock back to Kroll and receive cash for the then fair value of the stock. In addition, the plan included a provision which resulted in accelerated vesting of all shares in the event of a change in control of Kroll. Kroll-O'Gara has accounted for this plan as a fixed plan and, accordingly, compensation expense was based on the fair market value as determined by independent appraisal at the date of grant.

         Kroll also entered into other agreements with certain of its senior executives which provided additional grants. As a result of the Kroll merger in December 1997, all remaining shares associated with the restricted stock plan vested and all restrictions lapsed on the merger date. In connection with this accelerated vesting Kroll-O'Gara recognized compensation expense of approximately $800,000 in 1997, which is included with merger related costs in the accompanying consolidated statement of operations. In addition to the regular tax benefits based on compensation expense recognized, Kroll-O'Gara also realized a tax benefit for the fair market value of all restricted shares which became fully vested in 1997. This benefit of approximately $2.2 million has been recognized as an increase to additional paid in capital in

                            THE KROLL-O'GARA COMPANY
         the accompanying consolidated statement of shareholders' equity. This balance represents the spread between cumulative compensation expense recognized by Kroll-O'Gara for accounting purposes and the cumulative compensation expense recognized for tax purposes based on the fair market value of the shares. No shares were outstanding under the plan as of December 31, 1997 and effective January 2, 1998, further issuances under the plan were ceased by a board resolution.

         Effective August 12, 1998, Kroll-O'Gara adopted a stock incentive plan (the 1998 Stock Incentive Plan) for employees. Kroll-O'Gara may grant up to 500,000 shares under the 1998 Stock Incentive Plan. There were no shares granted under the plan during 1998; however, during fiscal 1999, 47,500 shares were granted under the plan. In connection with the shares granted under the Stock Incentive Plan in 1999, Kroll-O'Gara recorded deferred compensation of $1,571,661, representing the difference between the fair market value of Kroll-O'Gara common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable grants. Approximately $758,000 was expensed in 1999 and the balance will be expensed ratably over the next two years as the grants vest.

     (c) PURCHASE AND RETIREMENT OF COMMON STOCK -- In accordance with Kroll's historical bylaws, restricted stock and stock option agreements, Kroll acquired 259,036 shares (representing shares and shares under options) of a former director for approximately $2.7 million upon his leaving the employment of Kroll in January 1997.

     (d) COMMON STOCK WARRANTS -- In connection with LSAI's initial public offering on October 11, 1994, LSAI issued 660,000 warrants. No warrants had been exercised at December 31, 1996. Until April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock for $16.65 per share. After April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock for $9.51 per share. On September 3, 1997, LSAI gave notice to the holders of these warrants of LSAI's election to redeem the outstanding warrants at $0.01 each on October 14, 1997, unless extended, at the sole discretion of LSAI, to a date not later than November 7, 1997 (the "Warrant Redemption"). As a result, 658,290 of the warrants were exercised in September and October 1997, and the remaining 1,710 warrants were redeemed.

         As a portion of the public offering underwriting compensation, LSAI also issued warrants to purchase 66,000 units at $7.32 per unit, consisting of .4204 shares of common stock of Kroll-O'Gara and one warrant for .4204 additional shares of common stock of Kroll-O'Gara, exercisable during a four-year period commencing on October 11, 1995 (the "Underwriter Warrants"). The warrants included within each unit were exercisable under the same terms as the warrants issued in connection with the public offering as described above. As a result of the Warrant Redemption, 62,000 of these warrants were exercised for $0.12 per warrant plus $9.51 per share in September and October 1997, and the remaining 4,000 warrants were redeemed. After the Warrant Redemption, the holders of the Underwriter Warrants continue to have the right to exercise the Underwriter Warrants with respect to the .4204 shares of common stock of Kroll-O'Gara comprising the unit for $7.20. In November 1997, 30,000 of the Underwriter Warrants were exercised with respect to the .4204 shares of common stock of Kroll-O'Gara comprising the unit for $7.20. The remaining 36,000 of the Underwriter Warrants with respect to the .4204 shares of common stock had not been exercised and were outstanding at

                            THE KROLL-O'GARA COMPANY

         December 31, 1997. The proceeds from the exercise of all warrants during 1997 are included in net proceeds from exercise of stock options and warrants in the accompanying consolidated statement of cash flows and approximated $2.7 million, net of commissions and other offering expenses.

         In connection with the Warrant Redemption, LSAI issued warrants to purchase 30,281 shares of common stock of Kroll-O'Gara to various investment bankers as a portion of their compensation for serving as managers of the Warrant Redemption and certain other services. These warrants have an exercise price per share of $10.47 and expire on October 14, 2000. Both the number of shares and the exercise price per share are subject to adjustment under certain circumstances. The value of these warrants, recognized as compensation paid to the investment bankers for services provided, was treated as a reduction in the recognized net proceeds to LSAI from the Warrant Redemption. The value of the outstanding warrants is included in paid in capital in excess of par and entirely offsets the recognized compensatory value of the warrants, resulting in no net effect on shareholders' equity.

         As of December 31, 1999, 8,775 warrants granted by LSAI were still outstanding.

         As of December 31, 1999, BAI had outstanding warrants to purchase 135 shares of Kroll-O'Gara's common stock at $13.01 per share and 1,076 shares of Kroll-O'Gara's common stock at $4.65 per share. These warrants were issued in June and July of 1996 to certain consultants and other non-employees of BAI with exercise prices equal to or greater than the then fair value of BAI's common stock on those dates. Additionally, as of December 31, 1999, BAI also had outstanding warrants to purchase 807 shares of Kroll-O'Gara's common stock at $19.52 per share which were issued in January 1998.

         As of December 31, 1999, Kroll-O'Gara had a total of 10,793 warrants still outstanding.

     (e) STOCK BASED COMPENSATION DISCLOSURE -- SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. Had compensation cost for these plans been determined consistent with SFAS 123, Kroll-O'Gara's net income (loss) and diluted earnings (loss) per share for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                      1997          1998           1999
                                    ---------    -----------    -----------
Net income (loss):
  As reported.....................  $ 709,999    $11,786,065    $(1,921,819)
  Pro forma.......................  $(403,461)   $ 9,315,427    $(4,844,407)
Diluted earnings (loss) per share:
  As reported.....................  $     .05    $       .59    $      (.09)
  Pro forma.......................  $    (.03)   $       .47    $      (.22)

                            THE KROLL-O'GARA COMPANY

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1998 and 1999:

                                        YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------
                             1997                1998                 1999
                       -----------------    ---------------    ------------------
Dividend yield.......         --                  --                   --
Expected
  volatility.........     0% - 40.5%          40% - 41.4%            41.4%
Risk-free interest
  rate...............    5.8% - 6.76%         4.2% - 5.7%        5.29% - 5.44%
Expected lives.......    5 - 7.5 years      1.5 - 7.5 years        7.5 years

        Option grants by Kroll-O'Gara during 1997 have a weighted-average exercise price of $14.56, a weighted-average fair value of $7.28 and contractual lives, on a weighted-average basis, of 9.4 years. The 608,497 options granted by Kroll-O'Gara during 1998 have a weighted-average exercise price of $12.78, a weighted-average fair value of $9.35 and contractual lives, on a weighted-average basis, of 9.4 years. The 647,195 options granted by Kroll-O'Gara during 1999 have a weighted-average exercise price of $27.31, a weighted-average fair value of $15.49 and contractual lives, on a weighted-average basis, of 9.2 years.

        A summary of the status of Kroll-O'Gara's stock option plans at December 31, 1997, 1998 and 1999, and the change during the years then ended is presented in the table below:

                                          1997                   1998                   1999
                                  --------------------   --------------------   --------------------
                                              WEIGHTED               WEIGHTED               WEIGHTED
                                              AVERAGE                AVERAGE                AVERAGE
                                              EXERCISE               EXERCISE               EXERCISE
                                   SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                  ---------   --------   ---------   --------   ---------   --------
          Outstanding, beginning
            of year.............    812,749    $ 6.68    1,371,808    $10.11    1,459,990    $11.54
            Granted.............    656,937     14.56      608,497     12.78      647,195     27.31
            Exercised...........     (6,745)     8.50     (477,894)     8.52     (194,371)     9.11
            Forfeited/Expired/
               Cancelled........    (91,133)    11.74      (42,421)    17.05      (82,775)    23.06
                                  ---------    ------    ---------    ------    ---------    ------
          Outstanding, end of
            year................  1,371,808    $10.11    1,459,990    $11.54    1,830,039    $17.06
                                  =========    ======    =========    ======    =========    ======
          Exercisable, end of
            year................    761,825    $ 6.52      855,122    $ 8.31      983,510    $10.53
                                  =========    ======    =========    ======    =========    ======

        Of the options outstanding at December 31, 1999, 274,173 options are exercisable at prices per share ranging from $0.52 to $2.79 per share, 673,898 options are exercisable at prices per share ranging from $4.65 to $18.59 per share and 881,968 options are exercisable at prices per share ranging from $20.22 to $34.88 per share.

(12) COMMITMENTS AND CONTINGENCIES --

     (a) LETTERS OF CREDIT -- Under the terms of the Economic Development Revenue Bonds Agreement, Kroll-O'Gara is required to maintain a letter of credit supporting the debt. As of December 31, 1999, Kroll-O'Gara's lender was committed to providing this letter of credit through May 31, 2001. As of December 31, 1999, Kroll-O'Gara had an outstanding letter of credit in the amount of $1,437,625.

                            THE KROLL-O'GARA COMPANY

         At December 31, 1999, Kroll-O'Gara had standby and purchase letters of credit, issued by Kroll-O'Gara's lender, in the aggregate amount of $1,678,241.

     (b) EMPLOYMENT AGREEMENTS -- Kroll-O'Gara has employment agreements with its executive officers and management level personnel with annual compensation ranging in value from $55,000 to $486,000, over varying periods extending to April 2005. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and generally provide for one year's salary if the agreement is not renewed.

         As of December 31, 1999, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $22.9 million.

     (c) LEGAL MATTERS -- Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone). Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. In amended complaints, plaintiffs allege that Kroll-O'Gara's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and also seek class certification. On behalf of Kroll-O'Gara and putative plaintiff classes of shareholders, they seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. The defendants believe that the allegations in the complaints are wholly meritless and will defend the suits vigorously.

         Kroll-O'Gara has learned that an individual has filed a qui tam suit, which is under seal, against Kroll-O'Gara under the Civil False Claims Act, 31 U.S.C. sec. 3729, alleging that Kroll-O'Gara and three of its vendors knowingly violated their contractual requirements with the Army. On January 18, 2000, an attorney for the U.S. Department of Justice stated that it was his intention to recommend that the Government intervene and take over the suit and estimated Kroll-O'Gara's liability to be as high as $16,000,000 stemming from its vendors' alleged failure to have certified welders. Though Kroll-O'Gara strongly disputes the Government's contention and will vigorously contest the Government's claims, in September 2000, the Company began settlement negotiations with the U.S. Department of Justice. Management currently believes a settlement of this matter is possible for approximately $1.1 million and the Company will accrue this expense in the third quarter of fiscal 2000.

         In addition to the matters discussed above, Kroll-O'Gara is involved in litigation from time to time in the ordinary course of its business; however, Kroll-O'Gara does not believe that there is

                            THE KROLL-O'GARA COMPANY
         any currently pending or threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its financial position, results of operations or its cash flows.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS --

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

     Kroll-O'Gara has entered into nine foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on demand loans to two subsidiaries which are denominated in foreign currencies. By virtue of these contracts, Kroll-O'Gara has fixed the total dollar amount which it will receive under the aforementioned subsidiary loans through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. As of December 31, 1999, the total notional amount of the contracts, which mature between January 2000 and July 2001, was $18.1 million. Kroll-O'Gara's cumulative foreign currency translation adjustment component of shareholders' equity was decreased by $0.7 million in 1998 and increased by $1.9 million in 1999 as a result of these agreements.

     Kroll-O'Gara has estimated the fair value of their foreign exchange contracts based on information obtained from the counterparty of the amount Kroll-O'Gara would receive at December 31, 1999 in order to terminate the agreements. As of December 31, 1999, Kroll-O'Gara would have received approximately $1.1 million upon cancellation of all contracts.

(14) CUSTOMER AND SEGMENT DATA --

     (a) SEGMENT DATA -- During 1997, Kroll-O'Gara operated in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group, and the Voice and Data Communications Group. In 1998, Kroll-O'Gara created the Information Security Group in connection with the merger with Securify.

         The following summarizes information about Kroll-O'Gara's business segments:

                          SECURITY                                  VOICE AND
                          PRODUCTS   INVESTIGATIONS                   DATA
                            AND           AND         INFORMATION   COMMUNI-
                          SERVICES    INTELLIGENCE     SECURITY      CATIONS
                           GROUP         GROUP           GROUP        GROUP      OTHER     CONSOLIDATED
                          --------   --------------   -----------   ---------   --------   ------------
                                                     (DOLLARS IN THOUSANDS)
1997
Net sales to
  unaffiliated
  customers.............  $105,557      $ 87,329        $    --      $17,438    $     --     $210,324
                          ========      ========        =======      =======    ========     ========
Gross profit............  $ 30,006      $ 33,979        $    --      $ 3,125    $     --     $ 67,110
                          ========      ========        =======      =======    ========     ========
Operating income........  $  8,238      $  1,775        $    --      $    68    $     --     $ 10,081
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $ 74,283      $ 58,670        $    --      $13,449    $     --     $146,402
                          ========      ========        =======      =======    ========
Corporate assets........                                                                        9,284
                                                                                             --------
Total assets at
  year-end..............                                                                     $155,686
                                                                                             ========

                            THE KROLL-O'GARA COMPANY

                          SECURITY                                  VOICE AND
                          PRODUCTS   INVESTIGATIONS                   DATA
                            AND           AND         INFORMATION   COMMUNI-
                          SERVICES    INTELLIGENCE     SECURITY      CATIONS
                           GROUP         GROUP           GROUP        GROUP      OTHER     CONSOLIDATED
                          --------   --------------   -----------   ---------   --------   ------------
                                                     (DOLLARS IN THOUSANDS)
1998
Net sales to
  unaffiliated
  customers.............  $136,844      $117,583        $   116      $17,653    $     --     $272,196
                          ========      ========        =======      =======    ========     ========
Gross profit (loss).....  $ 39,345      $ 51,627        $  (395)     $ 3,522    $   (325)    $ 93,774
                          ========      ========        =======      =======    ========     ========
Operating income
  (loss)................  $ 22,822      $ 11,748        $(2,194)     $  (351)   $ (9,145)    $ 22,880
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $102,294      $108,303        $ 4,288      $16,488    $     --     $231,373
                          ========      ========        =======      =======    ========
Corporate assets........                                                                       22,371
                                                                                             --------
Total assets at
  year-end..............                                                                     $253,744
                                                                                             ========

1999
Net sales to
  unaffiliated
  customers.............  $120,824      $176,837        $ 4,345      $19,932    $     --     $321,938
                          ========      ========        =======      =======    ========     ========
Gross profit............  $ 35,004      $ 78,762        $ 2,300      $ 2,415    $     --     $118,481
                          ========      ========        =======      =======    ========     ========
Operating income
  (loss)................  $ 12,786      $ 13,167        $(1,764)     $(1,534)   $(16,502)    $  6,153
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $107,786      $155,534        $ 3,359      $17,791    $     --     $284,470
                          ========      ========        =======      =======    ========
Corporate assets........                                                                       14,923
                                                                                             --------
Total assets at
  year-end..............                                                                     $299,393
                                                                                             ========

         Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. The Other column includes Kroll-O'Gara's corporate headquarters costs. Depreciation expense and capital expenditures for each of Kroll-O'Gara's business segments for the years ended December 31, 1997, 1998 and 1999 are as follows:

                         SECURITY                                      VOICE AND
                         PRODUCTS                                        DATA
                           AND      INVESTIGATIONS AND   INFORMATION   COMMUNI-
                         SERVICES      INTELLIGENCE       SECURITY      CATIONS
                          GROUP           GROUP             GROUP        GROUP     OTHER    CONSOLIDATED
                         --------   ------------------   -----------   ---------   ------   ------------
1997
Depreciation expense...   $1,427          $1,373           $   --        $ 16      $   --     $ 2,816
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $3,149          $3,263           $   --        $ 43      $   --     $ 6,455
                          ======          ======           ======        ====      ======     =======

                            THE KROLL-O'GARA COMPANY

                         SECURITY                                      VOICE AND
                         PRODUCTS                                        DATA
                           AND      INVESTIGATIONS AND   INFORMATION   COMMUNI-
                         SERVICES      INTELLIGENCE       SECURITY      CATIONS
                          GROUP           GROUP             GROUP        GROUP     OTHER    CONSOLIDATED
                         --------   ------------------   -----------   ---------   ------   ------------
1998
Depreciation expense...   $1,282          $1,760           $   24        $ 24      $   13     $ 3,103
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $3,427          $3,001           $  186        $ 68      $  647     $ 7,329
                          ======          ======           ======        ====      ======     =======

1999
Depreciation expense...   $2,188          $3,400           $   93        $ 36      $  400     $ 6,117
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $5,969          $9,687           $1,673        $117      $1,752     $19,198
                          ======          ======           ======        ====      ======     =======

         Identifiable assets by segment are those assets that are used in Kroll-O'Gara's operations in each segment. Corporate assets are principally cash, marketable securities, computer software, certain intangible assets and certain prepaid expenses.

         The following summarizes information about Kroll-O'Gara's different geographic areas:

                                      UNITED               OTHER
                                      STATES    FRANCE    FOREIGN    ELIMINATIONS   CONSOLIDATED
                                     --------   -------   --------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
1997
Net sales to unaffiliated
  customers........................  $139,023   $24,004   $ 47,297     $     --       $210,324
Intercompany.......................     7,413       208      5,624      (13,245)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $146,436   $24,212   $ 52,921     $(13,245)      $210,324
                                     ========   =======   ========     ========       ========
Operating income...................  $  4,920   $ 1,382   $  3,779     $     --       $ 10,081
                                     ========   =======   ========     ========       ========
Identifiable assets................  $ 91,325   $23,706   $ 31,371     $     --       $146,402
                                     ========   =======   ========     ========
Corporate assets...................                                                      9,284
                                                                                      --------
          Total assets at
            year-end...............                                                   $155,686
                                                                                      ========

1998
Net sales to unaffiliated
  customers........................  $165,062   $28,458   $ 78,676     $     --       $272,196
Intercompany.......................     2,960       199      4,548       (7,707)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $168,022   $28,657   $ 83,224     $ (7,707)      $272,196
                                     ========   =======   ========     ========       ========
Operating income...................  $ 10,825   $ 2,251   $  9,804     $     --       $ 22,880
                                     ========   =======   ========     ========       ========
Identifiable assets................  $139,759   $29,047   $ 62,567     $     --       $231,373
                                     ========   =======   ========     ========
Corporate assets...................                                                     22,371
                                                                                      --------
          Total assets at
            year-end...............                                                   $253,744
                                                                                      ========

                            THE KROLL-O'GARA COMPANY

                                      UNITED               OTHER
                                      STATES    FRANCE    FOREIGN    ELIMINATIONS   CONSOLIDATED
                                     --------   -------   --------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
1999
Net sales to unaffiliated
  customers........................  $183,904   $27,483   $110,551     $     --       $321,938
Intercompany.......................     6,683     1,858      5,746      (14,287)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $190,587   $29,341   $116,297     $(14,287)      $321,938
                                     ========   =======   ========     ========       ========
Operating income (loss)............  $ (4,654)  $ 2,245   $  8,562     $     --       $  6,153
                                     ========   =======   ========     ========       ========
Identifiable assets................  $160,952   $26,784   $ 96,734     $     --       $284,470
                                     ========   =======   ========     ========
Corporate assets...................                                                     14,923
                                                                                      --------
          Total assets at
            year-end...............                                                   $299,393
                                                                                      ========

         Kroll-O'Gara accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

         The following summarizes Kroll-O'Gara's sales in the United States and foreign locations:

                                             YEARS ENDED DECEMBER 31,
                                         --------------------------------
                                           1997        1998        1999
                                         --------    --------    --------
                                              (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  U.S. Government......................  $ 43,719    $ 62,149    $ 54,953
  Other United States..................    78,068      97,204     126,212
  Middle East..........................     5,887       5,958       4,917
  Europe...............................    44,022      52,927      66,057
  Asia.................................    10,697      15,467      22,763
  Central & South America..............    20,123      25,850      33,428
  Other Foreign........................     7,808      12,641      13,608
                                         --------    --------    --------
                                         $210,324    $272,196    $321,938
                                         ========    ========    ========

         Export sales by Kroll-O'Gara's domestic operations were approximately 15%, 17% and 3% of net sales for the years ended December 31, 1997, 1998 and 1999, respectively.

         Kroll-O'Gara is subject to audit and investigation by various agencies which oversee contract performance in connection with Kroll-O'Gara's contracts with the U.S. Government. Additionally, Kroll-O'Gara's laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

         Kroll-O'Gara has foreign operations and assets in Argentina, Australia, Brazil, Canada, Chile, China, Colombia, France, Germany, India, Italy, Japan, Mexico, Russia, Singapore, South Africa, Switzerland, the Philippines and the United Kingdom. In addition, Kroll-O'Gara sells its products and services in other foreign countries and has continued to increase its level of international activity. Accordingly, Kroll-O'Gara is subject to various risks including, among

                            THE KROLL-O'GARA COMPANY
         others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) MAJOR CUSTOMERS -- During the years ended December 31, 1997, 1998 and 1999 sales in the Security Products and Services Group to the U.S. Government approximated 21%, 23% and 17% of Kroll-O'Gara's net sales, respectively.

(15) SUPPLEMENTAL CASH FLOWS DISCLOSURES --

     The following is a summary of cash paid related to certain items:

                                                           1997          1998           1999
                                                        ----------    -----------    ----------
          SUPPLEMENTAL DISCLOSURE OF CASH FLOW
            INFORMATION:
               Cash paid for interest.................  $4,960,504    $ 4,593,326    $4,581,720
                                                        ==========    ===========    ==========
               Cash paid for taxes....................  $3,468,474    $ 4,095,349    $6,055,244
                                                        ==========    ===========    ==========
          SUPPLEMENTAL DISCLOSURE OF NON-CASH
            ACTIVITIES:
               Issuance of restricted stock...........  $1,356,280    $        --    $       --
                                                        ==========    ===========    ==========
               Deferred compensation related to
                 options and restricted stock.........  $       --    $ 1,192,096    $1,571,661
                                                        ==========    ===========    ==========
               Accrued contingent consideration
                 incurred in connection with
                 acquisition of business..............  $       --    $        --    $1,071,688
                                                        ==========    ===========    ==========
               Fair value of stock issued in
                 connection with acquisition of
                 businesses...........................  $8,459,769    $17,610,504    $8,011,929
                                                        ==========    ===========    ==========
               Fair value of stock issued in
                 connection with acquisition of
                 minority interest....................  $1,243,474    $        --    $       --
                                                        ==========    ===========    ==========
               Notes issued in connection with
                 acquisition of businesses............  $2,906,513    $        --    $       --
                                                        ==========    ===========    ==========
               Tax benefit of restricted stock
                 vesting..............................  $2,160,341    $        --    $       --
                                                        ==========    ===========    ==========
               Cancellation of shareholder's note
                 payable obligation and issuance of
                 stock................................  $1,053,735    $        --    $       --
                                                        ==========    ===========    ==========
               Note issued in connection with
                 consulting agreement entered into
                 with former shareholder of an
                 acquired business....................  $       --    $   147,914    $       --
                                                        ==========    ===========    ==========

                            THE KROLL-O'GARA COMPANY

(16) QUARTERLY FINANCIAL DATA (UNAUDITED) --

                                           FIRST       SECOND      THIRD       FOURTH
                                          QUARTER     QUARTER     QUARTER     QUARTER
                                          --------    --------    --------    --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
  Net sales.............................  $ 71,499    $ 80,542    $ 87,547    $ 82,350
  Gross profit..........................    26,253      32,235      31,994      27,999
  Net income (loss).....................     2,528         265       3,654      (8,369)
  Earnings (loss) per share:
     Basic..............................  $   0.12    $   0.01    $   0.16    $  (0.38)
     Diluted............................  $   0.11    $   0.01    $   0.16    $  (0.38)
1998
  Net sales.............................  $ 58,476    $ 66,319    $ 74,794    $ 72,607
  Gross profit..........................    19,547      22,503      26,027      25,697
  Net income (loss).....................     2,792       3,955       5,293        (254)
  Earnings (loss) per share:
     Basic..............................  $   0.18    $   0.21    $   0.25    $  (0.01)
     Diluted............................  $   0.17    $   0.21    $   0.24    $  (0.01)

(17) SUBSEQUENT EVENTS --

     (a) FAILED MERGER WITH BLACKSTONE -- On November, 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone for $18.00 per share in cash. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Costs associated with the failed merger through December 31, 1999 were approximately $1.6 million ($0.9 million after taxes, or $0.04 per diluted share) and consisted primarily of fees for attorneys, accountants, travel and other related charges. Kroll-O'Gara anticipates additional expenses will be incurred in fiscal 2000.

     (b) PROPOSED PLAN OF REORGANIZATION AND DISSOLUTION -- In April 2000, subsequent to the terminated Blackstone transaction, Kroll-O'Gara decided to explore the split-up of its principal businesses into two independent public companies. On August 30, 2000, Kroll-O'Gara's Board of Directors approved an agreement and plan of reorganization and dissolution of Kroll-O'Gara (which was executed effective September 8, 2000), the completion of which is subject to a number of conditions including the receipt of a favorable tax ruling and the approval by Kroll-O'Gara's shareholders. Under this agreement, The O'Gara Company (O'Gara), a newly incorporated company, will receive substantially all of the assets and liabilities of Kroll-O'Gara's Security Products and Services Group, and 60% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising its Information Security Group, as well as a portion of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigations and Intelligence Group, the Voice and Data Communications Group and 40% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising the Information Security Group, as well as the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by another newly incorporated company, Kroll Risk Consulting Services, Inc. (KRCS). After these transfers, certain management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of O'Gara common

                            THE KROLL-O'GARA COMPANY
         stock and other management shareholders of Kroll-O'Gara will exchange all their shares of Kroll-O'Gara common stock for shares of KRCS common stock. Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of O'Gara common stock and KRCS common stock held by it to the remaining holders of Kroll-O'Gara common stock. The exchanging management shareholders will not participate in this distribution. Concurrent with the completion of these transactions, O'Gara and KRCS will become separate publicly-traded companies. Subsequent to the reorganization and split-up, Kroll-O'Gara will be dissolved.

         As part of the reorganization and split-up, Kroll-O'Gara will incur approximately $2.8 million (net of tax benefit of $1.9 million) of charges for the write-off of certain intangibles and unamortized financing fees, debt prepayment fees and compensation costs related to accelerated vesting of stock option plans. KRCS and O'Gara have agreed to split these charges on an agreed-upon basis. Also, as soon as possible following completion of this transaction, KRCS plans to sell the Voice and Data Communications Group.

     (c) FINANCING ARRANGEMENTS

         As described above, Kroll-O'Gara has entered into an agreement for the separation of its principal business groups into two public companies. Management of each of O'Gara and KRCS is currently in discussions with banks to provide financing for each company subsequent to the separation. Pending the separation, Kroll-O'Gara will require additional sources of capital to supplement operating cash flow, either through amending and increasing its credit facilities, through an equity offering of one of its subsidiaries or both. In the absence of the separation of the businesses, management is of the opinion that there will be sufficient liquidity available from existing operations and credit facilities, which can be supplemented, if necessary, with additional secured or unsecured financing, to finance the continuing operations of Kroll-O'Gara.

     (d) DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED

         On April 28, 1999, the Board of Directors approved a formal plan to discontinue operations of the Voice and Data Communications Group pursuant to several outside expressions of interest to purchase this business. In May 2000, Kroll-O'Gara terminated all then pending negotiations to sell this business to outside third parties. Accordingly, the results of operations of the Voice and Data Communications Group for all prior periods have been reclassified from discontinued operations to continuing operations.

     (e) ACQUISITIONS -- During fiscal 2000, Kroll-O'Gara has completed two acquisitions in the Investigations and Intelligence Group. The aggregate purchase price of these acquisitions amounted to $1.2 million and consisted of $0.7 million of cash and $0.5 million in seller provided financing. These acquisitions have been accounted for as purchase business acquisitions and the related goodwill from these acquisitions (approximately $1.0 million) is being amortized over twenty-five years.

                            THE KROLL-O'GARA COMPANY

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and equivalents (Note 7).............................    $ 13,835      $  6,260
  Trade accounts receivable, net of allowance for doubtful
     accounts of $4,779 and $4,370 at December 31, 1999 and
     June 30, 2000, respectively............................      68,017        68,683
  Unbilled revenues.........................................      18,034        22,548
  Related party receivables.................................       2,096         2,792
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      24,160        15,241
  Inventories (Note 8)......................................      26,264        30,587
  Prepaid expenses and other................................      11,579        10,201
  Deferred tax asset........................................         824           824
                                                                --------      --------
          Total current assets..............................     164,809       157,136
                                                                --------      --------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Land......................................................       2,164         2,140
  Buildings and improvements................................       8,587         8,379
  Leasehold improvements....................................       7,452         8,081
  Furniture and fixtures....................................      10,131        11,258
  Machinery and equipment...................................      36,769        39,699
                                                                --------      --------
                                                                  65,103        69,557
  Less: accumulated depreciation............................     (26,195)      (29,735)
                                                                --------      --------
                                                                  38,908        39,822
                                                                --------      --------
DATABASES, net of accumulated amortization of $26,187 and
  $27,853 at December 31, 1999 and June 30, 2000,
  respectively..............................................       9,696        10,083
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $9,028 and
  $10,798 at December 31, 1999 and June 30, 2000,
  respectively..............................................      81,676        79,077
OTHER ASSETS:
  Other assets..............................................       4,304         4,553
                                                                --------      --------
                                                                  95,676        93,713
                                                                --------      --------
                                                                $299,393      $290,671
                                                                ========      ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
                                                               (DOLLARS IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank lines of credit (Note 5).............................    $ 26,583      $ 37,422
  Current portion of long-term debt.........................       3,737         1,806
  Trade accounts payable....................................      38,823        34,099
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         361           486
  Accrued liabilities.......................................      28,299        23,137
  Customer deposits.........................................       4,196         4,586
  Income taxes currently payable............................         768         1,606
                                                                --------      --------
          Total current liabilities.........................     102,767       103,142
                                                                --------      --------

OTHER LONG-TERM LIABILITIES.................................       2,673         1,894

DEFERRED INCOME TAXES.......................................       1,821         1,821

LONG-TERM DEBT, net of current portion......................      36,264        36,580
                                                                --------      --------
          Total liabilities.................................     143,525       143,437
SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none issued................................          --            --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 22,255,510 and 22,309,610 shares issued and
     outstanding at December 31, 1999 and June 30, 2000,
     respectively...........................................         223           223
  Additional paid-in capital................................     170,102       170,026
  Retained deficit..........................................     (12,640)      (17,300)
  Deferred compensation.....................................      (1,630)       (1,218)
  Accumulated other comprehensive loss......................        (187)       (4,497)
                                                                --------      --------
          Total shareholders' equity........................     155,868       147,234
                                                                --------      --------
                                                                $299,393      $290,671
                                                                ========      ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1999           2000
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
NET SALES...................................................  $   152,041    $   163,049
COST OF SALES...............................................       93,553        104,711
                                                              -----------    -----------
       Gross profit.........................................       58,488         58,338
OPERATING EXPENSES:
  Selling and marketing expenses............................       13,302         14,624
  General and administrative expenses.......................       29,579         40,917
  Separation expenses (Note 12).............................           --            676
  Failed merger expenses (Note 12)..........................           --          2,000
  Merger expenses (Note 3)..................................        3,094            438
  Restructuring expense (Note 2)............................        4,364             --
                                                              -----------    -----------
       Operating income (loss)..............................        8,149           (317)
                                                              -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense..........................................       (1,875)        (2,872)
  Other, net................................................           70            (91)
                                                              -----------    -----------
       Income (loss) before provision for income taxes and
        cumulative effect of change in accounting
        principle...........................................        6,344         (3,280)
  Provision for income taxes................................        2,773          1,380
                                                              -----------    -----------
       Income (loss) before cumulative effect of change in
        accounting principle................................        3,571         (4,660)
  Cumulative effect of change in accounting principle, net
     of applicable tax benefit of $408 (Note 6).............         (778)            --
                                                              -----------    -----------
  Net income (loss).........................................  $     2,793    $    (4,660)
                                                              -----------    -----------
PER SHARE DATA:
BASIC EARNINGS (LOSS) PER SHARE (Note 4)
  Earnings (loss) per share.................................  $      0.13    $     (0.21)
                                                              ===========    ===========
  Weighted Average Shares Outstanding.......................   21,815,388     22,267,065
                                                              ===========    ===========
DILUTED EARNINGS (LOSS) PER SHARE (Note 4)
  Earnings (loss) per share.................................  $      0.12    $     (0.21)
                                                              ===========    ===========
  Weighted Average Shares Outstanding.......................   22,547,934     22,267,065
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                                           ACCUMULATED
                                                                                                              OTHER
                                     COMPREHENSIVE   COMMON     ADDITIONAL      RETAINED     DEFERRED     COMPREHENSIVE
                            SHARES   INCOME (LOSS)   STOCK    PAID-IN CAPITAL   DEFICIT    COMPENSATION   INCOME (LOSS)    TOTAL
                            ------   -------------   ------   ---------------   --------   ------------   -------------   --------
                                                                        (IN THOUSANDS)
BALANCE, December 31,
  1999....................  22,256                    $223       $170,102       $(12,640)    $(1,630)        $  (187)     $155,868
Net issuances of stock
  under employee benefit
  plans, including related
  tax benefit.............      10                      --             21             --          --              --            21
Issuance of restricted
  stock...................      44                      --             43             --          --              --            43
Deferred compensation
  related to restricted
  stock and stock
  options.................      --                      --           (140)            --         412              --           272
Comprehensive income
  (loss):
  Net loss................      --      $(4,660)        --             --         (4,660)         --              --        (4,660)
                                        -------
  Other comprehensive
    income (loss), net of
    tax:
    Foreign currency
      translation
      adjustment, net of
      $2,873 tax
      benefit.............      --       (4,310)        --             --             --          --              --            --
                                        -------
    Other comprehensive
      income..............      --       (4,310)        --             --             --          --          (4,310)       (4,310)
                                        -------
      Comprehensive income
        (loss)............      --      $(8,970)        --             --             --          --              --            --
                            ------      =======       ----       --------       --------     -------         -------      --------
BALANCE, June 30, 2000....  22,310                    $223       $170,026       $(17,300)    $(1,218)        $(4,497)     $147,234
                            ======                    ====       ========       ========     =======         =======      ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

           CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 7) (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $  2,793      $(4,660)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities--
       Depreciation and amortization........................      6,034        8,142
       Bad debt expense.....................................        806        2,222
       Noncash compensation expense.........................        514          273
  Change in assets and liabilities, net of effects of
     acquisitions--
     Receivables -- trade and unbilled......................    (12,098)      (7,266)
     Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................      2,976        8,919
     Income tax receivable..................................       (327)          --
     Inventories, prepaid expenses and other assets.........        217       (2,528)
     Accounts payable and income taxes currently payable....    (10,608)      (3,886)
     Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................        (94)         125
     Amounts due to/from related parties....................     (1,027)        (696)
     Customer deposits......................................     (1,024)         390
     Accrued liabilities....................................      6,374       (5,177)
     Long-term liabilities..................................      1,862         (779)
                                                               --------      -------
       Net cash used in operating activities................     (3,602)      (4,921)
                                                               --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........     (9,325)      (4,892)
  Additions to databases....................................     (1,843)      (2,249)
  Acquisitions, net of cash acquired........................    (12,015)        (263)
  Sale of marketable securities.............................     12,007           --
                                                               --------      -------
       Net cash used in investing activities................    (11,176)      (7,404)
                                                               --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under bank lines of credit.................     20,808       10,839
  Payments of long-term debt................................       (881)      (1,840)
  Proceeds from exercise of stock options...................        964           61
  Foreign currency translation..............................     (2,719)      (4,068)
                                                               --------      -------
       Net cash provided by financing activities............     18,172        4,992
                                                               --------      -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............      3,394       (7,333)
Effects of foreign currency exchange rates on cash..........       (450)        (242)
                                                               --------      -------
CASH AND EQUIVALENTS, BEGINNING OF PERIOD...................     14,041       13,835
                                                               --------      -------
CASH AND EQUIVALENTS, END OF PERIOD.........................   $ 16,985      $ 6,260
                                                               ========      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            THE KROLL-O'GARA COMPANY

              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

(1) GENERAL

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively "Kroll-O'Gara"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Kroll-O'Gara's Security Products and Services Group markets ballistic and blast protected vehicles and security services. The Investigations and Intelligence Group offers business intelligence and investigation services. The Voice and Data Communications Group offers secure satellite communication equipment and satellite navigation systems. The Information Security Group offers information and computer security services, including network and system security review and repair.

     The consolidated financial statements include all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for using the equity method. Affiliated entities are not included in the accompanying consolidated financial statements.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
     Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three and six month periods ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Kroll-O'Gara's annual report on Form 10-K for the year ended December 31, 1999.

(2) RESTRUCTURING OF OPERATIONS

     In the first quarter of 1999, Kroll-O'Gara began implementation of a restructuring plan (the "Plan") to reduce costs and improve operating efficiencies. The Plan was substantially completed by the end of the second quarter of 1999. Including the first quarter 1999 charge of $0.5 million, the total non-recurring, pre-tax restructuring charge associated with the Plan was $4.4 million. Total payments or write-offs made pursuant to the Plan through June 30, 2000 were $3.5 million. Kroll-O'Gara does not expect to incur any other significant restructuring charges in future periods related to this Plan. The principal elements of the restructuring plan are the closure of two Investigations and Intelligence Group offices and the elimination of approximately 82 employees. The primary

                            THE KROLL-O'GARA COMPANY
     components of the restructuring charge, including accrued balances, as of June 30, 2000 are as follows:

DESCRIPTION                                            EXPENSE       ACCRUAL
-----------                                            --------      --------
                                                       (DOLLARS IN THOUSANDS)
Severance and related costs..........................   $3,116         $369
Writedown of property, plant and equipment...........      150           --
Lease termination costs..............................    1,064          498
Other................................................       34           --
                                                        ------         ----
                                                        $4,364          867
                                                        ======         ====
Less -- Current portion..............................                   560
                                                                       ----
                                                                       $307
                                                                       ====

(3) ACQUISITIONS AND MERGERS

     Kroll-O'Gara has completed several business combinations in the periods presented. These transactions, accounted for as either purchase business combinations or pooling of interests business combinations were as follows:

     On June 16, 1999, Kroll-O'Gara acquired all of the outstanding capital stock of Background America, Inc. for approximately 989,000 shares of Kroll-O'Gara common stock, including approximately 90,000 shares reserved for issuance for outstanding common stock equivalents. Background America provides employment screening and compliance services to a variety of industries and is included in Kroll-O'Gara's Investigations and Intelligence Group.

     The merger with Background America constituted a tax-free reorganization and has been accounted for as a pooling of interests transaction. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Background America as though they had always been a part of Kroll-O'Gara.

     There were no transactions between Kroll-O'Gara and Background America prior to the combination and immaterial adjustments were recorded to conform Background America's accounting policies. Certain reclassifications were made to Kroll-O'Gara's and Background America's financial statements to conform presentation.

     In 2000, Kroll-O'Gara recorded a charge to operating expenses of approximately $0.4 million ($0.02 per diluted share) for integration related costs. These costs relate primarily to mergers and acquisitions completed in 1999.

     On May 16, 2000, Kroll-O'Gara acquired substantially all of the assets and assumed certain liabilities of The Search Is On, Inc., a corporation doing business in Nashville, Tennessee. The purchase price of $0.6 million was satisfied with cash of $0.4 million and a note payable of $0.2 million to the former owner. The acquisition has been accounted for as a purchase and was effective on May 16, 2000. Goodwill related to this transaction was approximately $0.4 million which is being amortized over 25 years. The Search Is On specializes in obtaining public records information for utilization in providing background investigation to clients. Its revenues are included in Kroll-O'Gara's Investigations and Intelligence Group.

                            THE KROLL-O'GARA COMPANY

     On June 3, 1999, Kroll-O'Gara acquired substantially all of the assets and assumed certain liabilities of The Buchler Phillips Group, a partnership headquartered in London, England. The purchase price of $20.0 million was satisfied with cash of $12.0 million and 366,469 shares of stock valued at $8.0 million, or $21.86 per share. The acquisition has been accounted for as a purchase and was effective on April 1, 1999. Goodwill related to this transaction was approximately $20.7 million which is being amortized over 25 years. Buchler Phillips specializes in corporate advisory practices which includes work related to corporate rescue, insolvency, financial consulting and corporate finance. Buchler Phillips' revenues are included in the Investigations and Intelligence Group.

     On March 1, 1999, Kroll-O'Gara acquired all of the capital stock of Financial Research, Inc. for approximately $3.3 million, consisting of 101,555 shares of common stock. Financial Research provides business valuation and economic damage analysis services and is included in Kroll-O'Gara's Investigations and Intelligence Group. The acquisition has been accounted for as a pooling of interests.

(4) EARNINGS PER SHARE --

     In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants and upon assumed issuance of restricted stock. The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the six months ended June 30, 1999 (in thousands, except per share data):

                                                 SIX MONTHS ENDED JUNE 30, 1999
                                             ---------------------------------------
                                               INCOME         SHARES       PER-SHARE
                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                             -----------   -------------   ---------
Basic EPS..................................    $2,793         21,815         $0.13
                                                                             =====
Effect of dilutive securities:
  Options..................................        --            708
  Warrants.................................        --              3
  Restricted Stock.........................        --             22
                                               ------         ------
Diluted EPS................................    $2,793         22,548         $0.12
                                               ======         ======         =====

     As a result of the net loss recorded for the six months ended June 30, 2000, basic and diluted earnings per share are identical as all options and warrants are anti-dilutive.

     Basic and diluted earnings per share based on income before cumulative effect of change in accounting principle were $0.16 for the six months ended June 30, 1999. The basic and diluted per share impact of the change in accounting principle was $0.03 and $0.04, respectively.

(5) DEBT --

     (a)AMENDMENT OF CREDIT FACILITY -- On September 14, 2000, Kroll-O'Gara amended its credit agreement to extend its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of

                            THE KROLL-O'GARA COMPANY
        credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio. Borrowings under this line of credit were approximately $22.8 million and $34.3 million at December 31, 1999 and June 30, 2000, respectively.

        This credit agreement includes financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio and net worth minimum, and impose limitations on foreign investment, goodwill, additional indebtedness and capital expenditures. Pursuant to the amended credit agreement, certain of these financial ratios were revised. Kroll-O'Gara was not in compliance with certain of these covenants at June 30, 2000. All such events of non-compliance were subsequently waived or amended by the lender.

     (b)SENIOR UNSECURED NOTES PAYABLE -- Kroll-O'Gara's $35.0 million of senior unsecured notes payable also contains financial covenants, which among other restrictions, require the maintenance of a minimum level of net worth and a fixed charge coverage ratio. Kroll-O'Gara was not in compliance with the fixed charge coverage ratio at June 30, 2000. This event of non-compliance was subsequently waived by the lenders.

(6) NEW PRONOUNCEMENTS --

     In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities". The SOP requires costs of start-up activities, including pre-operating costs, organization costs and start-up costs to be expensed as incurred. Kroll-O'Gara's practice was to capitalize these expenses and amortize them over periods ranging from one to five years. Kroll-O'Gara adopted SOP 98-5 in the first quarter of 1999 and recorded a cumulative effect of an accounting change of $0.8 million, net of a tax benefit of $0.4 million.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Kroll-O'Gara has nine forward contracts in place in association with demand notes from two subsidiaries. These instruments qualify for hedge accounting. Kroll-O'Gara has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

     In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 ("Interpretation No. 44"), "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 is effective July 1, 2000. Interpretation

                            THE KROLL-O'GARA COMPANY

     No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically (a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
     (d) the accounting for an exchange of stock compensation awards in a business combination. Management does not anticipate that the adoption of Interpretation No. 44 will have a material impact on financial position or the results of operations.

(7) SUPPLEMENTAL CASH FLOW DISCLOSURE --

     Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. Kroll-O'Gara invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                1999          2000
                                                              ---------     ---------
                                                              (DOLLARS IN THOUSANDS)
Cash paid for taxes.........................................   $3,680        $  991
Cash paid for interest......................................   $1,949        $2,708
Non-cash activity:
Fair value of stock issued in connection with acquisition of
  Buchler Phillips..........................................   $8,011        $   --
Deferred compensation related to options and restricted
  stock.....................................................   $1,572        $   --

(8) INVENTORIES --

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                              DECEMBER 31,    JUNE 30,
INVENTORY CATEGORY                                                1999          2000
------------------                                            ------------    --------
                                                               (DOLLARS IN THOUSANDS)
Raw materials...............................................    $14,495       $19,437
Vehicle costs and work-in-process...........................     11,769        11,150
                                                                -------       -------
     Total inventory........................................    $26,264       $30,587
                                                                =======       =======

(9) DERIVATIVE FINANCIAL INSTRUMENTS --

     Financial instruments in the form of foreign currency exchange contracts are utilized by Kroll-O'Gara to hedge its exposure to movements in foreign currency exchange rates. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards.

     Kroll-O'Gara has entered into nine foreign currency exchange contracts to hedge its exposure to certain foreign currency rate fluctuations on demand loans to two subsidiaries that are denominated in the foreign currencies. By virtue of these contracts, Kroll-O'Gara has fixed the total dollar amount that they will receive under the aforementioned subsidiary loans through the maturity dates

                            THE KROLL-O'GARA COMPANY
     of the contracts regardless of the fluctuations in the exchange rate. At June 30, 2000, the total notional amount of the contracts, which mature between July 2000 and January 2002, is $17.9 million. Kroll-O'Gara's foreign currency translation adjustment component of shareholder's equity was increased by $0.9 million in the six months ended June 30, 2000 as a result of these agreements.

     Kroll-O'Gara has estimated the fair value of the foreign exchange contracts based on information obtained from the counterparty of the amount Kroll-O'Gara would receive at June 30, 2000 in order to terminate the agreements. As of June 30, 2000, Kroll-O'Gara would have received approximately $1.8 million upon cancellation of all contracts.

(10) SEGMENT DATA --

     During 1999 and 2000, Kroll-O'Gara operated in four business segments, the Security Products and Services Group, the Investigations and Intelligence Group, the Voice and Data Communications Group and the Information Security Group.

     The following summarizes information about the Company's business segments:

                             SECURITY     INVESTIGATIONS
                           PRODUCTS AND        AND         VOICE AND DATA   INFORMATION
                             SERVICES      INTELLIGENCE    COMMUNICATIONS    SECURITY
                              GROUP           GROUP            GROUP           GROUP       OTHER    CONSOLIDATED
                           ------------   --------------   --------------   -----------   -------   ------------
SIX MONTHS ENDED JUNE 30,
  1999
Net sales to unaffiliated
  customers..............    $57,475         $ 84,623         $ 7,463         $ 2,480     $    --     $152,041
                             =======         ========         =======         =======     =======     ========
Gross profit.............    $18,576         $ 37,822         $   823         $ 1,267     $    --     $ 58,488
                             =======         ========         =======         =======     =======     ========
Operating income
  (loss).................    $ 9,544         $  5,818         $  (633)        $   123     $(6,703)    $  8,149
                             =======         ========         =======         =======     =======     ========
SIX MONTHS ENDED JUNE 30,
  2000
Net sales to unaffiliated
  customers..............    $54,650         $ 98,001         $ 8,588         $ 1,810     $    --     $163,049
                             =======         ========         =======         =======     =======     ========
Gross profit.............    $14,184         $ 43,023         $ 1,372         $  (241)    $    --     $ 58,338
                             =======         ========         =======         =======     =======     ========
Operating income
  (loss).................    $ 5,191         $  8,925         $  (122)        $(4,704)    $(9,607)    $   (317)
                             =======         ========         =======         =======     =======     ========
Identifiable assets at
  June 30, 2000..........    $99,783         $159,300         $10,762         $ 4,907     $    --     $274,752
                             =======         ========         =======         =======     =======     ========
Corporate assets.........                                                                               15,919
                                                                                                      --------
     Total assets at June
       30, 2000..........                                                                             $290,671
                                                                                                      ========

(11) DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED --

     On April 28, 1999, the Board of Directors approved a formal plan to discontinue operations of the Voice and Data Communications Group pursuant to several outside expressions of interest to purchase this business. In May 2000, Kroll-O'Gara terminated all then pending negotiations to sell this business due to an inability to agree to terms of a sale with outside third parties. Accordingly,

                            THE KROLL-O'GARA COMPANY
     the results of operations of the Voice and Data Communications Group for all prior periods have been reclassified from discontinued operations to continuing operations.

     Kroll-O'Gara had not anticipated a loss on disposal of the Voice and Data Communications Group and, accordingly, had not recorded any estimated loss on disposal. Kroll-O'Gara continues to monitor the potential for impairment of the net assets of this Group and will record impairment reserves as facts and circumstances warrant. Based on its most recent analysis, Kroll-O'Gara believes that no impairment existed at June 30, 2000.

(12) SUBSEQUENT EVENTS --

     (a)FAILED MERGER WITH BLACKSTONE -- On November 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone) pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone for $18.00 per share in cash. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Costs associated with the failed recapitalization merger in the six months ended June 30, 2000 were approximately $2.0 million ($0.09 per diluted share) and consisted primarily of fees for attorneys, accountants, travel and other related charges.

     (b)PROPOSED PLAN OF REORGANIZATION AND DISSOLUTION -- In April 2000, subsequent to the terminated Blackstone transaction, Kroll-O'Gara decided to explore the split-up of its principal businesses into two independent public companies. On August 30, 2000, Kroll-O'Gara's Board of Directors approved an agreement and plan of reorganization and dissolution of Kroll-O'Gara (which was executed effective September 8, 2000), the completion of which is subject to a number of conditions including the receipt of a favorable tax ruling and the approval by Kroll-O'Gara's shareholders. Under this agreement, The O'Gara Company (O'Gara), a newly incorporated company, will receive substantially all of the assets and liabilities of Kroll-O'Gara's Security Products and Services Group, and 60% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising its Information Security Group, as well as a portion of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigations and Intelligence Group, the Voice and Data Communications Group and 40% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising the Information Security Group, as well as the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by another newly incorporated company, Kroll Risk Consulting Services, Inc. (KRCS). After these transfers, certain management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of O'Gara common stock and other management shareholders of Kroll-O'Gara will exchange all their shares of Kroll-O'Gara common stock for shares of KRCS common stock. Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of O'Gara common stock and KRCS common stock held by it to the remaining holders of Kroll-O'Gara common stock. The exchanging management shareholders will not participate in this distribution. Concurrent with the completion of these transactions, O'Gara and KRCS will become separate publicly-traded companies. Subsequent to the reorganization and split-up, Kroll-O'Gara will be dissolved.

                            THE KROLL-O'GARA COMPANY

        As part of the reorganization and split-up, Kroll-O'Gara will incur approximately $2.8 million (net of tax benefit of $1.9 million) of charges for the write-off of certain intangibles and unamortized financing fees, debt prepayment fees and compensation costs related to accelerated vesting of stock option plans. KRCS and O'Gara have agreed to split these charges on an agreed-upon basis. Also, as soon as possible following completion of this transaction, KRCS plans to sell the Voice and Data Communications Group.

     (c)FINANCING ARRANGEMENTS

        On September 14, 2000, Kroll-O'Gara amended its existing credit agreement, extending its $15.0 million temporary increase in the revolving line of credit until January 1, 2001 (see Note 5). Interest rates on the components of the revolving line of credit were increased 0.75%. Pursuant to this most recent amendment, certain of the financial covenants and ratios in the credit agreement were waived or amended as Kroll-O'Gara had not been in compliance with certain of these prior covenants at June 30, 2000.

        As described above, Kroll-O'Gara has entered into an agreement for the separation of its principal business groups into two public companies. Management of each of O'Gara and KRCS is currently in discussions with banks to provide financing for each company subsequent to the separation. Pending the separation, Kroll-O'Gara will require additional sources of capital to supplement operating cash flow, either through amending and increasing its credit facilities, through an equity offering of one of its subsidiaries or both. In the absence of the separation of the businesses, management is of the opinion that there will be sufficient liquidity available from existing operations and credit facilities, which can be supplemented, if necessary, with additional secured or unsecured financing, to finance the continuing operations of Kroll-O'Gara.

                                8,500,000 SHARES

                                     [LOGO]

                      KROLL RISK CONSULTING SERVICES, INC.

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                            , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, AMONG OTHER THINGS, MAY HAVE CHANGED SINCE THAT DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND SPLIT-UP.

     The following table sets forth the various expenses in connection with the issuance and split-up of the securities registered hereby. There are no underwriting commissions or fees in connection with the split-up. All of such amounts (except the SEC registration fee and the Nasdaq National Market listing fee) are estimated.

SEC registration fee........................................  $   26,725
Accounting fees and expenses................................
Nasdaq National Market listing fee..........................
Legal fees and expenses.....................................
Printing and engraving expenses.............................
Blue Sky fees and expenses..................................
Directors and officers' insurance...........................
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
                                                              ----------
     Total..................................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), indemnify all directors and officers whom we may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant issued ten shares of its common stock to the Kroll-O'Gara Company on July 20, 2000. The securities were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of the Act. No underwriting commission was paid in connection with the issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.1    Agreement and Plan of Reorganization and Dissolution among
         The Kroll-O'Gara Company, the Registrant, The O'Gara
         Company, Jules B. Kroll and Thomas M. O'Gara(1)
  3.1    Amended and Restated Certificate of Incorporation of the
         Registrant
  3.2    Bylaws of the Registrant
  4.1    Form of Stock Certificate for the common stock of the
         Registrant*
  5.1    Opinion of Kramer Levin Naftalis & Frankel LLP regarding the legality of the securities being registered*
 10.1    Form of Employment Agreement between the Registrant and
         Jules B. Kroll*
 10.2    Employment Agreement dated May 1999 between Kroll
         Associates, Inc., The Kroll-O'Gara Company and Michael G.
         Cherkasky(2)
 10.3    Form of Employment Agreement between the Registrant and
         Michael D. Shmerling*
 10.4    Form of Employment Agreement between the Registrant and
         Nazzareno E. Paciotti*
 10.5    Employment Agreement dated July 1, 1999 between Kroll
         Associates, Inc. and Michael Slattery, Jr.*
 10.6    Employment Agreement dated June 1, 1998 between Kroll
         Lindquist Avey Co. and Michael A. Beber*
 10.7    KRCS 2000 Employee Stock Purchase Plan*
 10.8    KRCS 2000 Non-Employee Director Plan*
 10.9    KRCS 2000 Stock Incentive Plan*
10.10    Form of Cross-Indemnification Agreement among Kroll-O'Gara, the Registrant, and The O'Gara Company(1)
10.11    Form of Tax Sharing Agreement among the Registrant, The
         O'Gara Company and Securify, Inc.(1)
 21.1    Subsidiaries of the Registrant
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Deloitte & Touche LLP
 23.3    Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5)*
 24.1    Powers of Attorney (included as part of the signature page hereto)
 27.1    Financial Data Schedule
 27.2    Financial Data Schedule
 99.1    Consent of Director Nominee - Marshall S. Cogan*
 99.2    Consent of Director Nominee - Thomas E. Constance*
 99.3    Consent of Director Nominee - Raymond E. Mabus*
 99.4    Consent of Director Nominee - Michael D. Shmerling*
 99.5    Consent of Director Nominee - J. Arthur Urciuoli*

---------------

 * To be filed by amendment

(1) Filed as Appendix A to The Kroll-O'Gara Company's Preliminary Proxy Statement on Schedule 14A and incorporated herein by reference

(2) Filed as an exhibit to The Kroll-O'Gara Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(B) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because they are either not applicable or not required or the information has been furnished in the consolidated financial statements.

ITEM 17. UNDERTAKINGS.

     The registrant hereby undertakes to provide to the Distribution Agent, at the time of the split-up, certificates in such denominations and registered in such names as required to permit prompt delivery to each recipient.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Kroll Risk Consulting Services, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 20th day of September, 2000.

                                      Kroll Risk Consulting Services, Inc.

                                      By: /s/ MICHAEL G. CHERKASKY
                                         ---------------------------------------
                                          Name: Michael G. Cherkasky
                                          Title: President and Chief Executive
                                          Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jules B. Kroll and Michael G. Cherkasky, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                 TITLE                            DATE
            ---------                                 -----                            ----

/s/ JULES B. KROLL                    Chairman of the Board                     September 20, 2000
  --------------------------------
  Jules B. Kroll

/s/ MICHAEL G. CHERKASKY              President, Chief Executive Officer and    September 20, 2000
  --------------------------------    Director (principal executive officer)
  Michael G. Cherkasky

/s/ NAZZARENO E. PACIOTTI             Chief Financial Officer, Treasurer        September 20, 2000
  --------------------------------    (principal financial and accounting
  Nazzareno E. Paciotti               officer)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------

  2.1    Agreement and Plan of Reorganization and Dissolution among
         The Kroll-O'Gara Company, the Registrant, The O'Gara
         Company, Jules B. Kroll and Thomas M. O'Gara(1)
  3.1    Amended and Restated Certificate of Incorporation of the
         Registrant
  3.2    Bylaws of the Registrant
  4.1 Form of Stock Certificate for the common stock of the Registrant*
  5.1 Opinion of Kramer Levin Naftalis & Frankel LLP regarding the legality of the securities being registered*
 10.1    Form of Employment Agreement between the Registrant and
         Jules B. Kroll*
 10.2    Employment Agreement dated May 1999 between Kroll
         Associates, Inc., The Kroll-O'Gara Company and Michael G.
         Cherkasky(2)
 10.3    Form of Employment Agreement between the Registrant and
         Michael D. Shmerling*
 10.4    Form of Employment Agreement between the Registrant and
         Nazzareno E. Paciotti*
 10.5    Employment Agreement dated July 1, 1999 between Kroll
         Associates, Inc. and Michael Slattery, Jr.*
 10.6    Employment Agreement dated June 1, 1998 between Kroll
         Lindquist Avey Co. and Michael A. Beber*
 10.7    KRCS 2000 Employee Stock Purchase Plan*
 10.8    KRCS 2000 Non-Employee Director Plan*
 10.9    KRCS 2000 Stock Incentive Plan*
10.10 Form of Cross-Indemnification Agreement among Kroll-O'Gara, the Registrant, and The O'Gara Company(1)
10.11    Form of Tax Sharing Agreement among the Registrant, The
         O'Gara Company and Securify, Inc.(1)
 21.1    Subsidiaries of the Registrant
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Deloitte & Touche LLP
 23.3 Consent of Kramer Levin Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5)*
 24.1 Powers of Attorney (included as part of the signature page hereto)
 27.1    Financial Data Schedule
 27.2    Financial Data Schedule
 99.1    Consent of Director Nominee - Marshall S. Cogan*
 99.2    Consent of Director Nominee - Thomas E. Constance*
 99.3    Consent of Director Nominee - Raymond E. Mabus*
 99.4    Consent of Director Nominee - Michael D. Shmerling*
 99.5    Consent of Director Nominee - J. Arthur Urciuoli*

---------------

 * To be filed by amendment

(1) Filed as Appendix A to The Kroll-O'Gara Company's Preliminary Proxy Statement on Schedule 14A and incorporated herein by reference

(2) Filed as an exhibit to The Kroll-O'Gara Company's Quarterly Reported on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference